SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U5S

ANNUAL REPORT

For the year ended December 31, 2001

Filed pursuant to the
Public Utility Holding Company Act of 1935 by

ALLEGHENY ENERGY, INC.

10435 Downsville Pike

Hagerstown, Maryland 21740-1766

ITEM I. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2001

Name of Company

Allegheny Energy, Inc. (AYE)
    Allegheny Energy Service Corporation (AESC)
    Monongahela Power Company (MP)
        Mountaineer Gas Company (MGC)
             Mountaineer Gas Services (MGS)
                  Universal Coil, LLC (UC)
             Mapcom Systems, Inc. (MSI)
    The Potomac Edison Company(PE)
         PE Transferring Agent (PETA)
    West Penn Power Company (1) (WPP)
        West Virginia Power & Transmission Company*
             West Penn West Virginia Water Power Company*
                  Unsecured debt
          West Penn Funding Corporation (WPFC)
              West Penn Funding LLC (WPFLLC)
          West Penn Transferring Agent LLC (WPTA)
     Allegheny Energy Supply Company, LLC (AES)
          Allegheny Energy Supply Capital, LLC (AESCAP)
          Allegheny Energy Supply Conemaugh, LLC (AESCON)
          Allegheny Energy Global Markets, LLC (AEGM)
          Allegheny Energy Supply Gleason Generating Facility, LLC (AESGGF)
          Allegheny Energy Supply Lincoln Generating Facility, LLC (AESLGF)
          Allegheny Energy Supply Wheatland Generating Facility, LLC (AESWGF)
          Energy Financing Company, L.L.C. (EFC)
          Lake Acquisition Company, L.L.C. (LAC)
          Allegheny Energy Supply Development Services, LLC (AESD)
          Acadia Bay Energy Company, LLC (ABEC)
     Allegheny Energy Supply Hunlock Creek, LLC (AESHC)
              Hunlock Creek Energy Ventures (HCEV)
     Allegheny Ventures, Inc. (AV)
          AYP Energy, Inc.
          Allegheny Communications Connect, Inc. (ACC)
              Allegheny Communications Connect of Virginia, Inc. (ACCVA)
              Allegheny Communications Connect of Pennsylvania, LLC (ACCPA)
              Allegheny Communications Connect of Ohio, LLC (ACCOH)
              Allegheny Communications Connect of West Virginia, LLC (ACCWV)
              AFN Finance Company No. 2, LLC (AFN)
              Odyssey Communications, LLC (ODC)
              AFN, LLC (AFNL)
          Allegheny Energy Solutions, Inc. (AESOL)
               MABCO Steam Company, LLC (MABCO)
              APS Cogenex, L.L.C. (APSCO)
          Utility Associates, Inc. (UAI)
          Fellon-McCord Associates, Inc. (FMA)
          Alliance Gas Services, Inc. (AGS)
     Allegheny Energy Unit 1 and Unit 2, L.L.C.
     Ohio Valley Electric Corporation (OVEC)
          Indiana-Kentucky Electric Corporation (IKEC)
     Green Valley Hydro, LLC (GVH)

Subsidiaries of More Than One System Company

Allegheny Generating Company (AGC)
   Owners:
        Monongahela Power Company
        Allegheny Energy Supply Company, LLC
Allegheny Pittsburgh Coal Company* (APC)
   Owners:
       Monongahela Power Company
            Unsecured debt
       The Potomac Edison Company
            Unsecured debt
       West Penn Power Company
            Unsecured debt
Alliance Energy Services Partnership (AESP)
   Owners:
        Allegheny Ventures, Inc.
        Alliance Gas Services, Inc.

Holding
Service
Electric
Gas
Gas
(5)
(12)
Electric
(5)
Electric
(2)
(3)

(4)
(4) (5)
(5)
(6)
(5)
(5)
(18)
(5)
(5)
(5)
(5)
(5)
(5)
(5)
(5)
(13)
(6)
(7)
(8)
(8)
(5) (8)
(5) (8)
(5) (8)
(5)
(5) (8)
(5) (8)
(9)
(5)
(5)
(14)
(15)
(16)
(19)
(1) (10)
(10)
(5)

Generating

(11)

(17)

Common
Shares Owned

5,000
5,891,000
1,831,687
100
None
60,150
22,385,000
None
24,361,586
30,000
5

100
None
None
None
None
None
None
None
None
None
None
None
None
None
None
None
100
100
100
100
None
None
None
None
None
None
100
None
None
111
200
200
None
12,500
17,000
None

229.7160
770.2840

2,500

2,500

5,000

None
None

Percentage of
Voting Power

100
100
100
100
50
100
100
None
100
100
100

100
100
100
98.033
100
100
100
100
100
100
100
100
100
100
100
50
100
100
100
100
100
100
100
100
40
15.85
100
19.968
50
10
100
100
100
12-1/2
100
100

22.97
77.03

25

25

50

50
50

Issuer's
Book Value

50
629,594
239,222
9,612
None
110
383,257
3,140
423,313
2,091
2
7
240,376
4,818
100
1,524,686
1,054,357
1
None
345,212
254,958
299,324
159,627
666
6,889
5
20,416
18,047
124,755
1,662
72,922
1
568
None
None
1
533
8,655
8656
2,992
1,456
472
8,419
8,863
None
1,250
3,400
2,196

30,476
102,194

(3,416)
3,495
(3,416)
3,616
(6,832)
7,061

14,953
14,640

Owner's
Book Value

50
646,185
239,222
9,612
None
110
384,722
3,140
436,925
2,093
1
7
240,376
4,818
100
1,500,788
1,054,357
1
None
345,212
254,958
299,324
159,627
666
6,889
5
20,416
18,047
124,755
1,662
72,922
1
568
None
None
1
533
8,655
8656
2,992
1,456
472
8,419
8,863
None
1,250
3,400
2,196

30,476
102,194

(3,416)
3,495
(3,416)
3,616
(6,832)
7,061

14,953
14,640

* Inactive

(1)       Exempt from registration as a holding company under Section 3 (a) pursuant to Rule 2.
(2)       Owns land for power development.
(3)       Owns land for water power development.
(4)       See notes below.
(5)       Limited liability company. An LLC has no common stock. The percentage of voting power represents the percent of
                 Ownership interest in the LLC owned by the system company. Also see notes below.
(6)       Unregulated nonutility. See notes below.
(7)       Bulk power marketer.
(8)       Exempt telecommunications company.
(9)       Unregulated marketer of electric energy and other energy related services. See paragraph below.
(10)     Allegheny Energy, Inc. owns 12-1/2% of the capital stock of the Ohio Valley Electric Corporation, the balance owned by unaffiliated companies. OhioValley Electric Corporation owns 100% of the capital stock of Indiana-Kentucky Electric Corporation. These companies were formed October 1,
                  1952, to build electric generating facilities to supply power under a long-term contract to the
                  Energy Research and Development Administration's (formerly Atomic Energy Commission) uranium diffusion project at Portsmouth, Ohio. See Holding Company Act Release No. 11578.
(11)     Owns coal reserves as a long-term resource.
(12)     Software Developer. Mapcom Systems, Inc. was dissolved on June 11, 2001.
(13)     General Partnership engaged in owning, operating, and marketing of the output of its facilities at wholesale only.
(14)     Develops and implements field data collection solutions exclusively for the utility industry.
(15)     Energy procurement and management services.
(16)     Provides administrative and support services to Fellon-McCord Associates, Inc.
(17)     General Partnership engaged in purchasing, selling, and marketing of natural gas and other energy related services largely to commercial and industrial end use customers.
(18)     Allegheny Energy Global Markets, LLC was merged into Allegheny Energy Supply Company, LLC on December 31, 2001.
(19)     Allegheny Energy Unit 1 and Unit 2, L.L.C. was merged into Allegheny Energy Supply Company, LLC on June 1, 2001.

1A

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF December 31, 2001 (Continued)

NOTES

In 1999, West Penn Funding Corporation (WPFC) and West Penn Funding LLC (WPFLLC) were formed. WPFC is the sole member of WPFLLC. WPFLLC was formed for the sole purpose of purchasing and owning Intangible Transition Property (ITP), pledging its interest in ITP and other collateral to bond trustee, and performing activities that are necessary, suitable or convenient to accomplish these purposes.

In 2001, AESUPPLY formed Allegheny Energy Supply Development Services, LLC (AESD). AESD, incorporated in Delaware, is a wholly owned subsidiary of AESUPPLY.

In 2001, AESUPPLY acquired Acadia Bay Energy Company, LLC (ABEC). ABEC, incorporated in Delaware, is a wholly owned subsidiary of AESUPPLY.

In 2000, AESHC and a non-system company formed a partnership called Hunlock Creek Energy Ventures (HCEV). HCEV, partnership formed in Pennsylvania, has a 50% partnership interest owned by AESHC.

In 2000, ACC acquired a 40% ownership interest in Odyssey Communications, LLC (ODC), incorporated in Pennsylvania.

In 2000, AV and several non-system companies formed AFN, LLC (AFNL). AV owns 15.85% of AFNL, incorporated in Delaware.

In 2001, AESOL and several non-system companies formed MABCO Steam Company, LLC (MABCO). AESOL owns 19.968% of MABCO, incorporated in Delaware.

In 2001, AESOL and a non-system company formed APS Cogenex, L.L.C. (APSCO). AESOL owns 50% of APSCO, incorporated in Delaware.

In 2001, AV acquired an ownership interest in Utility Associates, Inc. (UAI). AV owns 10% of UAI, incorporated in Georgia.

In 2001, AV acquired Fellon-McCord Associates, Inc. (FMA). FMA, incorporated in Kentucky, is a wholly owned subsidiary of AV.

In 2001, AV acquired Alliance Gas Services, Inc. (AGS). AGS, incorporated in Kentucky, is a wholly owned subsidiary of AV.

In 2001, AV acquired an ownership interest in Alliance Energy Services Partnership (AESP). AV owns 50% of AESP, a partnership formed in Kentucky. The other 50% is owned by AGS.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS.

In the first quarter, Allegheny Energy, Inc. acquired, and assigned to Allegheny Energy Supply Company, LLC, 50% of Potomac Electric Power Company's 166 MW interest ("Pepco's Interest") in the 1,711 MW generating capacity of the Conemaugh Generating Station. The total purchase price for Pepco's Interest was $152.5 million, subject to adjustment for storeroom and coal pile inventories. The purchase price and any adjustment were split equally between Allegheny Energy Supply Company, LLC and PPL Global, Inc. Allegheny Energy Supply Company, LLC and PPL Global, Inc. each paid approximately $76.25 million for their respective shares of Pepco's Interest, or approximately $918 per kW, - a price consistent with other recent auctions of utility assets.

Also in the first quarter, Allegheny Energy Supply Company, LLC acquired outstanding membership interests in five (5) limited liability companies for the sum of $1,028,000,000.00 (one billion twenty-eight million dollars), pursuant to a Purchase and Sale Agreement between Allegheny Energy Supply Company, LLC and Enron North America Corp. ("Enron"), a Delaware corporation, dated November 13, 2000 (the "Agreement"). Under the Agreement, Allegheny Energy Supply Company, LLC agreed to purchase and Enron agreed to sell the outstanding membership interests in five (5) limited liability companies. Three (3) of these limited liability companies are exempt wholesale generators ("EWGs"): Des Plaines Green Land Development, L.L.C.; Gleason Power I, L.L.C.; and West Fork Land Development Company, L.L.C. (collectively the "EWGs"). Two (2) are not EWGs: Energy Financing Company, L.L.C.; and Lake Acquisition Company, L.L.C. (the "Non-EWG LLC's", and, together with the EWGs, the "LLCs"). The acquisition netted 1,710 megawatts (MW) of natural gas-fired merchant generating capacity. Allegheny Energy, Inc. and Allegheny Energy Supply Company, LLC financed the acquisition with a combination of debt and equity securities. The transaction closed in the first quarter of 2001.

Otherwise, none, except as reported in certificates filed pursuant to Rule 24 for the year ended December 31, 2001.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

On May 2, 2001, Allegheny Energy, Inc. completed a public offering of its common stock, selling a total of 14.3 million shares priced at $48.25 per share. A portion of the net proceeds of approximately $667 million was used to partially fund Allegheny Energy Supply Company, LLC's acquisition of generating facilities located in the Midwest and for other corporate purposes.

Otherwise, none, except as reported in certificates filed pursuant to Rule 24, Form U-6B-2, Form 10-K/A for the year ended December 31, 2001 and Schedules IX for Allegheny Energy Supply, LLC, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company.

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

Calendar Year 2001
(Dollar Amounts in Thousands)

	Name of
	Company
	Acquiring,
	Redeeming,
	or Retiring	Number of Shares or Principal Amount				Commission
Name of Issuer and Title of Issue	Securities	Acquired	Redeemed	Retired	Consideration	Authorization

Monongahela Power Co.
8.00% QUIDS Series A	Monongahela Power Co.		$40,000		$40,000	Rule 42
8 5/8% First Mortgage Bonds	Monongahela Power Co.		$50,000		$52,095	Rule 42
Bank Senior Secured Credit Facility	Monongahela Power Co.		$100,000		$100,000	Rule 42

The Potomac Edison Co.
8.00% First Mortgage Bonds	The Potomac Edison Co.		$50,000		$50,000	Rule 42
8.00% QUIDS Series A	The Potomac Edison Co.		$45,457		$45,457	Rule 42

West Penn Funding, LLC
6.32% Transition Bonds -
Class A-1	West Penn Funding, LLC		$27,167		$27,167	Rule 42
6.63% Transition Bonds -
Class A-2	West Penn Funding, LLC		$33,017		$33,017	Rule 42

Mountaineer Gas Co.
7.00% Property Mortgage	Mountaineer Gas Co.		$15		$15	Rule 42
7.59% Unsecured Note	Mountaineer Gas Co.		$3,333		$3,333	Rule 42

Allegheny Energy Supply Co., LLC
	Allegheny Energy
8.13% Medium-Term Note (1)	Supply Co., LLC		$7,187		$7,187	Rule 42

		$0	$356,176	$0	$358,271

(1) $380 million was borrowed in November 2001 with a maturity date of November 2007. Repayment of the loan occurs during the construction period of a leased facility based on project cost funding requirements.
ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES 1. Three investments aggregating $30,101.00. 2. None

ITEM 6.     OFFICERS AND DIRECTORS

Part I.     Names, principal business addresses, and positions of executives, officers and directors of all system companies as of December 31, 2001.

The following symbols are used in the tabulation:

CH	Chairman	X	Member of Executive Committee
GC	General Counsel	A	Member of Audit Committee
P	President	F	Member of Finance Committee
SVP	Senior Vice President	O	Member of Operating Committee
VP	Vice President	M	Member of Management Review and Director Affairs Committee
T	Treasurer	NB	Member of New Business Committee
S	Secretary	S	Member of Strategic Affairs Committee
C	Controller	VPO	Vice President-Operations
D	Director	VPAP	Vice President & Assistant to President
CA	Chief Accountant	GA	General Auditor
df	Director's fees	s	Salary
VC	Vice Chairman	EVP	Executive Vice President

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD	VP	s VP	D P	EVP	EVP	EVP
David C. Benson 800 Cabin Hill Drive Greensburg, PA 15601		s VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	s VP T	VP T	T	T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	s S	S	S	S	S
Peter J. Dailey 800 Cabin Hill Drive Greensburg, PA 15601		s VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP	s VP	D VP
James R. Haney 800 Cabin Hill Drive Greensburg, PA 15601		s VP		VP	VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP GC	s VP	D VP	VP	VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	s VP C	VP C	C	C	C
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA 15601		s VP		VP	VP	VP
Bryan G. Moorhouse 10435 Downsville Pike Hagerstown, MD		s VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	SVP	s SVP		D VP O	D VP O	D VP O
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH P X F NB	s D CH P X	D CH O	D CH X O	D CH X O	D CH X O
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA		s VP		VP	VP	VP
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	SVP	s SVP	D VC O	D P O	D P O	D P O
Victoria V. Schaff 10435 Downsville Pike Hagerstown, MD	VP	s VP		D VP	D VP	D VP
Cynthia A. Shoop 10435 Downsville Pike Hagerstown, MD		s VP
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	SVP	s SVP	D	D VP	VP D	D VP
Robert R. Winter 800 Cabin Hill Drive Greensburg, PA 15601		s		VP	VP	VP
ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Eleanor Baum 51 Astor Pl. NY, NY	df D F M	D
James J. Hoecker 3000 K Street NW, Ste 300 Washington, DC	df D	D
Wendell F. Holland 1025 Laurel Oak Road Voorhees, NY	df D A NB	D
Ted J. Kleisner The Greenbrier 300 West Main Street White Sulphur Springs, WV	df D	D
Frank A. Metz, Jr. P.O.Box 26 Sloatsburg, NY	df D F M X S	D X
Steven H. Rice 438 Guard Hill Road Bedford, NY 10506	df D X F M S	D X
Gunnar E. Sarsten 11436 Scarborough's Neck Road P.O. Box 459 Belle Haven, VA	df D NB M S	D
Louis B. Campbell 40 Westminister Street Providence, RI	df D M	D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana- Kentucky Electric Corporation
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD			D P	D P
David C. Benson 800 Cabin Hill Drive Greensburg, PA	VP				D X
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T	VP T	VP T
Gus H. Boswell 10435 Downsville Pike Hagerstown, MD			VP	VP
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D VP	D VP	D VP	D VP
James P. Garlick 800 Cabin Hill Drive Greensburg, PA	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP	D VP	D VP	D VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	VP C	VP GA	VP GA
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D P	D P			D	D X
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH	D CH	D CH	D CH	D
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA			VP	VP
Victoria V. Schaff 10435 Downsville Pike Hagerstown, MD	D
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	VP	D VP	D VP	D VP

ITEM 6. OFFICERS AND DIRECTORS continued PART I Continued
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana- Kentucky Electric Corporation
Paul D. Addis 1 Riverside Plaza Columbus, OH					D
John D. Brodt P. O. Box 468 Piketon, OH					s S T	S T
H. Peter Burg 76 S. Main Street Akron, OH					D
E. Linn Draper, Jr. 1 Riverside Plaza Columbus, OH					D X P	D X P
Henry W. Fayne 1 Riverside Plaza Columbus, OH					D
Arthur R. Garfield 76 S. Main Street Akron, OH					D X	D X
Andrew E. Goebel 20 NW Fourth Street Evansville, IN					D	D
David L. Hart 1 Riverside Plaza Columbus, OH					VPAP	VPAP
Ronald G. Jochum 20 NW Fourth Street Evansville, IN						D
David E. Jones P. O.. Box 468 Piketon, OH					VPO s	VPO
William J. Lhota 1 Riverside Plaza Columbus, OH					D
Armando A. Pena 1 Riverside Plaza Columbus, OH					VP	VP
Guy L. Pipitone 76 S. Main Street Akron, OH					D
John C. Procario 139 East Fourth Street Cincinnati, OH					D X

ITEM 6. OFFICERS AND DIRECTORS continued PART I Continued
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana- Kentucky Electric Corporation
John R. Sampson 101 West Ohio Street Suite 1320 Indianapolis, IN						D
H. Ted Santo 1065 Woodman Drive Dayton, OH					D	D X
Thomas V. Shockley, III 1 Riverside Plaza Columbus, OH					D
A. Roger Smith 220 W. Main Street Louisville, KY					D X
Paul W. Thompson 220 W. Main Street Louisville, KY					D
William E. Walters 110 E. Wayne Street South Bend, IN						D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding, LLC	Energy Financing Company, LLC	Allegheny Energy Supply Capital, LLC
Flavio C. Bartmann 1030 Fifth Avenue, Apt. 2W New York, NY		D
David C. Benson 4350 Northern Pike Monroeville, PA	VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T			P	P
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S	S	S
Terence A. Burke 10435 Downsville Pike Hagerstown, MD			D	D	D	D
Kristin W. Eppes 23258-2 Renaissance Drive Las Vegas, NV 87119			VP	VP	VP	VP
Mark A. Ferrucci 23258-2 Renaissance Drive Las Vegas, NV 87119				D
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		D
James P. Garlick 800 Cabin Hill Drive Greensburg, PA	VP	VP
Robert W. Grier 23258-2 Renaissance Drive Las Vegas, NV 87119			D VP	VP	D VP	D VP
David R. Hancock 23258-2 Renaissance Drive Las Vegas, NV 87119					C	C
Bryan H. Hanks 800 Cabin Hill Drive Greensburg, PA	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP	D VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	C	C
Kim E. Lutthans 23258-2 Renaissance Drive Las Vegas, NV 87119				D
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	P	D P	P	P
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH	D CH
Jay S. Pifer 800 Cabin Hill Dr Greensburg, PA		D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding, LLC	Energy Financing Company, LLC	Allegheny Energy Supply Capital, LLC
Victoria V. Schaff 10435 Downsville Pike Hagerstown, MD		D
Bruce M. Sedlock 800 Cabin Hill Drive Greensburg, PA			D CH	D CH	D	D
Thomas C. Sheppard, Jr. 1310 Fairmont Avenue Fairmont, WV				D
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD		D VP
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD			T	VP T	T	T
Anthony Wilson 10435 Downsville Pike Hagerstown, MD			VP	VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy Solutions, Inc.	West Penn Transferring Agent LLC	Allegheny Communications Connect, Inc.	AYP Energy, Inc.	Allegheny Energy Global Markets, LLC
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD	D P		D P	D P
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	T	VP T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S	S
Kenneth J. Blasko 10435 Downsville Pike Hagerstown, MD					VP
Terence A. Burke 10435 Downsville Pike Hagerstown, MD		VP
Ron E. Cardwell, II 10435 Downsville Pike Hagerstown, MD	VP
John W. Flinko 100 Brush Run Road Greensburg, PA			VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D VP		D VP	D VP
James P. Garlick 800 Cabin Hill Drive Greensburg, PA	VP	VP
Daniel L. Gordon 909 Third Avenue, 33rd Floor New York, NY					D VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP		D VP	D VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C		VP C	VP C
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD					D VC
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH	D CH	D CH	D CH	D CH
Jay S. Pifer 800 Cabin Hill Dr Greensburg, PA	D VC		D VC	D VC	D
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	D VP	D P	D VP	D VP	D VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	PE Transferring Agent, LLC	Allegheny Communications Connect of Virginia, Inc.	Mountaineer Gas Company	Mountaineer Gas Services, Inc.
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD		P D	D VP	D VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
Terry A. Burke 10435 Downsville Pike Hagerstown, MD	VP
John W. Flinko 100 Brush Run Road Greensburg, PA		VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		D VP	D VP	D VP
James R. Haney 800 Cabin Hill Driva Greensburg, PA			VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD		D VP	D VP	D VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD		VP C	VP C	VP C
Ronald A. Magnuson 800 Cabin Hill DrivE Greensburg, PA			VP	VP
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH	D CH	D CH	D CH
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA			VP	VP
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA		D VC	P D	P D
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	D P	D VP	D VP	D VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Mapcom Systems, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Communications Connect of Pennsylvania, LLC	Allegheny Energy Supply Conemaugh, LLC
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD			P
David C. Benson 4350 Northern Pike Monroeville, PA		VP		VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	T	VP T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
John W. Flinko 100 Brush Run Road Greensburg, PA			VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D VP		VP	D
James P. Garlick 800 Cabin Hill Drive Greensburg, PA		VP		VP
James R. Haney 800 Cabin Hill Driva Greensburg, PA	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP	VP	VP	D VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	C	VP C	C
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA	VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	VP	D P	VP	D P
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH	D CH	D CH	D CH
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA	VP
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	D P		VC
Victoria V. Schaff 10435 Downsville Pike Hagerstown, MD		D
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD				VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Lake Acquisition Company, LLC
David C. Benson 4350 Northern Pike Monroeville, PA	VP	VP	VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T	T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
James P. Garlick 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP	VP	VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	C	C	C	C
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	P	P	P	P
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH	CH	CH	CH
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	VP	VP	VP	VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy Supply Development Services, LLC	Allegheny Communications Connect of West Virginia, LLC	AFN Finance Company No. 2, LLC	Acadia Bay Energy Company, LLC
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD		P	P
David C. Benson 4350 Northern Pike Monroeville, PA	VP			VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
John W. Flinko 100 Brush Run Road Greensburg, PA		VP	VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D	VP	VP
James P. Garlick 800 Cabin Hill Drive Greensburg, PA	VP			VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP	VP	VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	C	VP C	VP C	C
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D P	VP		P
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH	CH	CH	CH
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	D	VC	VC
Victoria V. Schaff 10435 Downsville Pike Hagerstown, MD	D
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	D VP		VP	VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Communications Connect of Ohio, LLC	Fellon - McCord Associates, Inc.	Alliance Gas Services, Inc.	Alliance Energy Services Partnership
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD	P	D	D P	P
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
Ron E. Cardwell, II 10435 Downsville Pike Hagerstown, MD		VP	VP	VP
Andrew R. Fellon 9960 Corporate Campus Drive Louisville, KY		P	VP	VP
John W. Flinko 100 Brush Run Road Greensburg, PA	VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP	D VP	VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP	D VP	D VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	VP C	VP C	VP C
John C. McCord 9960 Corporate Campus Drive Louisville, KY		VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	VP
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH	D CH	D CH	CH
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	VC	D VC	D VC	VC
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD		D VP	D VP	VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Utility Associates, Inc	AFN, LLC	Odyssey Communications, LLC
David W. Arneson 2 West Second Street Tower II, 16th Floor Tulsa, OK		S
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD		D
John D. Biery 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Brian L. Cantrell 2 West Second Street Tower II, 16th Floor Tulsa, OK		P
Patrick J. Carey 7 Piedmont Ctr Ste 330 Atlanta, GA	D S T
Ted M. Davis 7 Piedmont Ctr Ste 330 Atlanta, GA	D P
John W. Flinko 100 Brush Run Road Greensburg, PA			D
Michael P. Friloux 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Bill C. Hampton 2 West Second Street Tower II, 16th Floor Tulsa, OK		EVP
Kevin Keough 76 South Main Street Akron, OH		D
Holly Koeppel 1 Riverside Plaza Columbus, OH		D
J. B. Manley 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Robert S. McKeeman 7 Piedmont Ctr Ste 330 Atlanta, GA	D
Charles R. Nevins, II 7 Piedmont Ctr Ste 330 Atlanta, GA	D
Joseph M. Opferman 100 Brush Run Road Greensburg, PA			D S T

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Utility Associates, Inc	AFN, LLC	Odyssey Communications, LLC
Jim Quarforth 401 Spring Lane Suite 300 Waynesboro, VA		D
Joe Warnement 5400 Legacy Drive Plano, TX		D
Alex P. Yawny 100 Brush Run Road Greensburg, PA			D P

ITEM 6.   OFFICERS AND DIRECTORS (Continued)
PART II.   Financial connections of officers and directors as of December 31, 2001
Name of Office or Director (1)	Name and Locations of Financial Institution (2)	Positions Held in Financial Institution (3)	Applicable Exemption Rule (4)
Eleanor Baum Wendell Holland W. J. Lhota A. E. Goebel

United States Trust Company
114 West 47th Street
New York, NY 10036

Bryn Mawr Bank Corporation
801 Lancaster Avenue
Bryn Mawr, PA 19010

Huntington Bancshares, Inc.
Huntington Center, 41 S. High St.
Columbus, OH 43215

Old National Bank
Evansville, IN

		Director Director Director Director	Title 17, Reg. 250.70(b) Title 17, Reg. 250.70(b) Rule 70 (c) . (f) No interlocking authority required
ITEM 6. PART III. Disclosures for Allegheny companies are as follows:

(1)  Allegheny Energy, Inc. (AE), Allegheny Energy Service Corporation (AESC), Monongahela Power Company (Monongahela and M), The Potomac Edison Company (Potomac Edison and PE), West Penn Power Company (West Penn and WP), Allegheny Energy Supply Company, LLC (Supply), and Allegheny Generating Company (AGC) sections of the combined Annual Report on Form 10-K/A for 2001 of AE, M, PE, WP, Supply and AGC on pages 90 through 96 and of the AE Proxy Statement on pages 20 through 23. The executive officers of AE are also executive officers of AESC and receive their compensation from AESC as shown on page 26 of this U-5-S, and together with the directors owned beneficially 221,408 shares of common stock of AE. AESC does not file a proxy statement or Form 10-K.

(2)  Allegheny Pittsburgh Coal Company, West Virginia Power and Transmission Company, West Penn West Virginia Water Power Company, Acadia Bay Energy Company, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC, Fellon-McCord Associates, Inc., Alliance Gas Services, Inc., Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Energy Financing Company, L.L.C., Lake Acquisition Company, L.L.C., Allegheny Communications Connect of Ohio, LLC, Allegheny Communications Connect of West Virginia, LLC, Allegheny Energy Supply Capital, LLC, Green Valley Hydro, LLC, AFN Finance Company No. 2, LLC, Allegheny Energy Supply Development Services, LLC, West Penn Funding Corporation, Allegheny Energy Solutions, Inc., West Penn Transferring Agent, LLC, Allegheny Communications Connect, Inc., AYP Energy, Inc., Mountaineer Gas Company, Mountaineer Gas Services, Universal Coil, LLC, PE Transferring Agent, LLC, Allegheny Energy Supply Hunlock Creek, LLC, Allegheny Energy Supply Conemaugh, LLC, Allegheny Communications Connect of Virginia, Inc., and Allegheny Communications Connect of Pennsylvania, LLC do not file proxy statements or Form 10-K's. Their directors and executive officers do not receive any compensation from these companies, but receive compensation as employees of certain of the companies as reported in (1) above. West Penn Funding, LLC files a 10-K. Its officers and directors do not receive any compensation from this company, but receive compensation as employees of certain of the companies reported in (1) above.

(3)  Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation do not file proxy statements or Form 10-K's. These companies are not wholly owned by Allegheny Energy, Inc., or its subsidiaries (see page 1 of this Form U5S) and none of their executive officers are employees of the Allegheny Energy companies. Except for two executive officers whose compensation was $256,122, directors and executive officers do not receive any compensation from these companies. The compensation and interest in system securities of directors who are employees of the Allegheny Energy companies are reported in (1) above.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)

ITEM 11.     EXECUTIVE COMPENSATION

For Monongahela, Potomac Edison, West Penn and AGC, this item is omitted pursuant to Instruction I of Form 10-K.

During 2001, and for 2000 and 1999, the annual compensation paid by AE and AE Supply directly or indirectly to the Chief Executive Officer and each of the four most highly paid executive officers of Allegheny whose cash compensation exceeded $100,000 for services in all capacities to Allegheny was as follows:

Name and Principal Position (b)	Year	Salary ($)	Annual Incentive ($) (c)	No. of Options (d)	Long-Term Performance Plan Payout ($) (d)	All Other Compensation ($) (e)

Alan J. Noia
Chairman, President &
Chief Executive Officer
Michael P. Morrell
Senior Vice President
Supply
Jay S. Pifer
Senior Vice President
Delivery
Richard J. Gagliardi
Vice President
Administration
Thomas K. Henderson
Vice President &
General Counsel

	2001 2000 1999 2001 2000 1999 2001 2000 1999 2001 2000 1999 2001 2000 1999	700,000 600,000 575,000 300,000 270,000 260,000 285,000 270,000 255,000 255,000 225,000 210,000 245,000 225,000 210,000	562,500 600,000 312,500 170,700 304,400 156,000 191,300 185,900 146,400 138,400 166,100 113,400 123,500 140,500 104,400	- 100,000 190,000 - 50,000 66,000 - 50,000 66,000 - 30,000 52,000 - 30,000 52,000	256,636 729,810 260,183 106,761 278,022 96,154 98,548 264,121 96,154 73,911 222,418 79,186 73,911 194,615 67,874	11,371 10,861 112,350 7,358 25,345 27,592 7,640 9,221 7,073 7,151 7,007 14,713 7,284 6,931 10,060

(a)     The individuals appearing in this chart perform policy-making functions for AE and AE Supply. The compensation shown is for all services in all capacities to AE and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by AESC.

(b) See Executive Officers of the Registrants for all positions held.

(c)     Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 2002.

(d)     In 1994, the Board of Directors of AE implemented a Performance Share Plan (the "Plan") for senior officers of AE and its subsidiaries, which was approved by the shareholders of AE at the annual meeting in May 1994. A fourth Plan cycle began on January 1, 1997, and ended on December 31, 1999. The figure shown for 1999 represents the dollar value paid in 2000 to each of the named executive officers who participated in Cycle IV. In 1998, the Board of Directors of AE implemented a new Long-Term Incentive Plan, which was approved by the shareholders of AE at the AE annual meeting in May 1998. A fifth cycle (the first three-year performance period of this new Plan) began on January 1, 1998, and ended on December 31, 2000. The figure shown for 2000 represents the dollar value paid in 2001 to each of the named executive officers who participated in Cycle V. A sixth cycle began on January 1, 1999, and ended on December 31, 2001. The figure shown for 2001 represents the dollar value paid in 2002 to each of the named executive officers who participated in Cycle VI. A seventh cycle began on January 1, 2000, and will end on December 31, 2002. An eighth cycle began on January 1, 2001 and will end on December 31, 2003. After completion of each cycle, AE stock may be paid if performance criteria have been met.

(e)     The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for Executive Life Insurance Plan (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)

     Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (SERP). To do this, during 1993 Allegheny purchased life insurance on the lives of some of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 2001, all eligible employees may elect to have from 2% to 12% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of eleven available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of AE. For 2001, the maximum amount of any employee's compensation that may be used in these computations is $170,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 2001 the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Plan, and (b) ESOSP contributions, respectively, as follows: Mr. Noia $6,784 and $4,587; Mr. Morrell $2,682 and $4,676; Mr. Pifer $2,540 and $5,100; Mr. Gagliardi $2,634 and $4,517 and Mr. Henderson $2,184 and $5,100.

ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN SHARES AWARDED IN LAST FISCAL YEAR (CYCLE VIII)
Estimated Future Payout
Name	Number of Shares	Performance Period Until Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares

Alan J. Noia
Chief Executive Officer

Michael P. Morrell
Senior Vice President

Jay S. Pifer
Senior Vice President

Richard J. Gagliardi
Vice President

Thomas K. Henderson
Vice President & General
Counsel

	10,376 3,321 3,113 2,491 2,491	2001 - 2003 2001 - 2003 2001 - 2003 2001 - 2003 2001 - 2003	6,226 1,942 1,868 1,494 1,494	10,376 3,321 3,113 2,491 2,491	20,752 6,641 6,226 4,981 4,981

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)

     The named executives were awarded the above number of performance shares for Cycle VIII. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 2001-2003 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of AE common stock based on the price of such stock on December 31, 2000. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of AE common stock on December 31, 2003, and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of Allegheny prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2004.

     The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile-ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

Retirement Plan

     Allegheny maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (SERP).

     Pursuant to the SERP, senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning January 1, 1999, the earnings include 100% of the actual award paid under the Annual Incentive Plan. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993, Allegheny purchased insurance on the lives of some of the participants in the SERP. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, Allegheny will recover all premium payments, plus a factor for the use of Allegheny's money. The portion of the premiums required to be deemed "compensation" by the Securities and Exchange Commission for this insurance is included in the "All Other Compensation" column of the Executive Compensation chart. All executive officers are participants in the SERP. The Plan also provides for use of Average Compensation in excess of Code maximums.

     The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as 12 times the highest average monthly earnings including overtime and other salary payments actually earned, whether or not payment is deferred, for any 36 consecutive calendar months), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)
PENSION PLAN TABLE
Years of Credited Service
Average Compensation (a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$200,000 300,000 400,000 500,000 600,000 700,000 800,000 900,000 1,000,000 1,100,000 1,200,000	$60,000 90,000 120,000 150,000 180,000 210,000 240,000 270,000 300,000 330,000 360,000	$80,000 120,000 160,000 200,000 240,000 280,000 320,000 360,000 400,000 440,000 480,000	$100,000 150,000 200,000 250,000 300,000 350,000 400,000 450,000 500,000 550,000 600,000	$110,000 165,000 220,000 275,000 330,000 385,000 440,000 495,000 550,000 605,000 660,000	115,000 172,500 230,000 287,500 345,000 402,500 460,000 517,000 575,000 632,500 690,000	$120,000 180,000 240,000 300,000 360,000 420,000 480,000 540,000 600,000 660,000 720,000

(a)     The earnings of Messrs. Noia, Pifer, Morrell, Gagliardi and Henderson covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 2001 they had accrued 32, 38, 5, 23 and 33 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with Allegheny, Mr. Morrell will be credited with an additional eight years of service.

Change In Control Contracts

     AE has entered into Change in Control contracts with the named and certain other Allegheny executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of AE (as defined in the Agreements), and (ii) the employee's obligation to continue his or her employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by AE for Cause, Disability or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with AE maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001, but is automatically extended for one-year periods thereafter unless either AE or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

Employment Contracts

     AE has entered into Employment Contracts with the named and certain other executive officers. (Contracts). Each Contract provides for a two-year initial term and has a one-year renewal provision. The Contracts provide for specified levels of severance protection based on the reason for termination, irrespective of the remaining term of the Contracts. The Contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Allegheny's executive compensation and benefit plans during the term of the Contracts.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)

Compensation of Directors

     Until December 6, 2001, each of the outside directors was also a director of the following subsidiaries of AE: Monongahela, Potomac Edison, West Penn, and AESC (Allegheny companies). On December 6, 2001, Mrs. Baum and Messrs. Campbell, Hoecker, Holland, Kleisner, Metz, Rice and Sarsten resigned as directors of Monongahela, Potomac Edison, and West Penn. In 2001, directors who were not officers or employees (outside directors) received for all services to AE and its subsidiaries: (a) $22,000 in retainer fees, (b) $1,000 for each committee meeting attended, and (c) $250 for attendance at each Board meeting of AE, Monongahela, Potomac Edison, and West Penn. In 2002, following the resignation on December 6, 2001 of the outside directors from the Boards of Monongahela, Potomac Edison and West Penn, the meeting fee will increase from $250 to $1000 for each meeting of the Board of Directors of AE.

     The Chairperson of each committee, other than the Executive Committee, receives an additional fee of $4,000 per year. Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, the outside directors of AE receive an annual retainer of $12,000 worth of common stock. Further, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of AE's common stock. Outside directors who serve at least five years on the Board and leave at or after age 65, or upon death, or disability, or as otherwise directed by the Board, will receive such payments. In 2001, AE credited each outside director's account with 350 deferred stock units; the number will increase to 375 in 2002.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of shares of AE common stock that are beneficially owned, directly or indirectly, by each director and named executive officer of AE, Monongahela, Potomac Edison, West Penn, AGC and AE Supply and by all directors and executive officers of each such company as a group as of December 31, 2001. To the best of the knowledge of AE, there is no person who is a beneficial owner of more than 5% of the voting securities of AE.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)
Name	Named Executive Officer or Director of	Shares of AE Common Stock	Percent of Class

Eleanor Baum (a)
Lewis B. Campbell (a)
Richard J. Gagliardi
Thomas K. Henderson
James J. Hoecker (a)
Wendell F. Holland (a)
Ted J. Kleisner (a)
Frank A. Metz, Jr. (a)
Michael P. Morrell
Alan J. Noia
Jay S. Pifer
Steven H. Rice (a)
Gunnar E. Sarsten (a)
Victoria V. Schaff
Bruce E. Walenczyk

AE,MP,PE,WP
AE,MP,PE,WP
AE, AGC, AE Supply
AGC, AE Supply
AE,MP,PE,WP
AE,MP,PE,WP
AE,MP,PE,WP
AE,MP,PE,WP
AE,MP,PE,WP,AGC, AE Supply
AE,MP,PE,WP,AGC, AE Supply
AE,MP,PE,WP, AE Supply
AE,MP,PE,WP
AE,MP,PE,WP
MP,PE,WP,AGC, AE Supply
AE,MP,PE,WP, AE Supply

		4,087 2,006 22,432 17,945 0 2,606 0 5,290 23,712 71,649 31,143 5,579 8,087 8,865 1,400	.05% or less ..05% or less ..05% or less ..05% or less ..05% or less ..05% or less ..05% or less ..05% or less ..05% or less ..06% ..05% or less ..05% or less ..05% or less ..05% or less ..05% or less
(a) Mrs. Baum and Messrs. Campbell, Hoecker, Holland, Kleisner, Metz, Rice and Sarsten resigned as directors of MP, PE and WP effective December 6, 2001.

All directors and executive officers
of AE as a group (19 persons)

All directors and executive officers
of MP as a group (19 persons)

All directors and executive officers
of PE as a group (19 persons)

All directors and executive officers
of WP as a group (19 persons)

All directors and executive officers
of AGC as a group (7 persons)

All directors and executive officers
of AE Supply as a group (7 persons)

	221,408 192,264 192,264 192,264 167,907 199,049	0.18 or less 0.16 or less 0.16 or less 0.16 or less 0.14 or less 0.16 or less

*Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, at March 1, 2002, were valued at the number of shares shown: Baum 5,079; Campbell 704; Hoecker 358, Holland 2,889; Kleisner 354, Metz 5,391; Rice 3,693; and Sarsten 4,726.

All of the shares of common stock of Monongahela (5,891,000), Potomac Edison (22,385,000), and West Penn (24,361,586) are owned by AE. All of the common stock of AGC is owned by Monongahela (22.97%) and Allegheny Energy Supply Company, LLC (77.03%). ML IBK Positions, Inc. owns 1.967% of the ownership interest in Allegheny Energy Supply, LLC and Allegheny Energy, Inc. owns the rest.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Form 10-K/A)

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2001, the law firm Swidler Berlin Shereff Friedman, LLP performed legal services for AE and its subsidiaries. Mr. Hoecker, a Director of AE, is a partner at Swidler Berlin Shereff Friedman, LLP.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Proxy Statement)

MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

          The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

          The Committee continues to believe that with the advent of competition to this industry, a large portion of compensation should be included in incentive plans. For 2002, a substantial portion of total compensation will continue to be linked to corporate and business performance.

The executive compensation program is intended to meet three objectives:

- Create a strong link between executive compensation and total return to stockholders.

                -   Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

- Ensure internal compensation equity - maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

          In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted in 1999 for the executive officers. The guidelines require the Chief Executive Officer (CEO) to own stock valued at 3.5 times base salary; the business unit Presidents and Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have five years from the date of their initial appointment to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

The Company's executive compensation program has four components: base salary, short-term and long-term incentive awards, and stock options.

          The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

          To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable energy companies - 25 for 2001. The survey companies are part of an energy services industry database.

          In 2001, more than 60% of these survey companies are included in the Dow Jones U.S. Electric Utilities Index, to which the Company's performance is compared on page 28 of this proxy statement. This comparison involves matching Company positions, including that of the CEO, with those in the survey companies that have comparable duties and responsibilities. For 2001, the survey again indicated that the Company's executive compensation structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

ITEM 6. PART III (1) AE, AGC, M, PE, WPP (from 2001 Proxy Statement)
Base salary:

          The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-term Incentive Awards:

          The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers, selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on corporate performance. Corporate performance measures are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), and Company performance, including competitive position. In addition, individual and departmental performance goals are set on a position specific basis for participants.

          Operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 2001 Incentive Plan were determined by the Committee, and participants could earn from zero to 1 1/2 times the target award. For the 2001 Incentive Plan, the targets were $500,000 for Mr. Noia and from $120,000 to $180,000 for the other named officers. Targets for other participants were from $170,000 and lower, which are approximately 50% or less of 2001 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1999, 2000 and 2001 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

Long-term Incentive Awards: Performance Shares and Stock Options

          The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) is designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned are based on performance over 3-year "cycles." Fourteen executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle VI (1999-2001), 15 in Cycle VII (2000-2002) and 17 in Cycle VIII (2001-2003). All of these cycles provide for the establishment of corporate incentive awards based on meeting specific stockholder rankings (total stockholder return ranking in the Dow Jones U.S. Electric Utilities Index).

          The Cycle VI target awards under the Performance Share Plan range from $45,000 for the named officers to $156,250 for Mr. Noia, which equate to 1,488 to 5,165 shares of stock as of January 1, 1999, the start of the performance cycle. The actual award calculated under the Plan equaled 135% of the target amount. The dollar value of such shares calculated as of December 31, 2001, including reinvested dividends, is included in the compensation table on page 24 .

ITEM 6 PART III (1) AE, AGC, M, PE, WPP (from 2001 Proxy Statement)

          The Cycle VII target awards under the Incentive Plan range from $100,000 for the named officers to $400,000 for Mr. Noia, which equate to 3,712 to 14,849 shares of stock as of January 1, 2000, the start of the performance cycle. The Cycle VIII target awards under the Incentive Plan range from $120,000 for the named officers to $500,000 for Mr. Noia, which equate to 2,490 to 10,376 shares of stock as of January 1, 2001, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle VIII are listed in the Long-term Incentive Plan Table on page 26.

          The actual payouts will be determined in 2003 for Cycle VII and in 2004 for Cycle VIII, after completion of each cycle and determination of the actual stockholder rankings. The actual awards are paid in Company stock and can range from 0 to 200% of the targeted shares noted above.

          During 1999 and 2000, as approved by stockholders during 1998, the executive officers were granted stock options, based upon surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of Allegheny Energy, Inc. common stock on the day of the grant, become exercisable after the expiration of a period of time (typically three years), and generally continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Allegheny Energy, Inc. common stock occurs over a specified number of years.

          For Mr. Noia, the Committee developed salary and Annual Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 2001 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality of service rendered to customers; and overall Allegheny Energy performance, including competitive position. Mr. Noia's 2001 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results. .

          Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the proxy statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162 (m). The Committee intends to take actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

No current member of the Management Review and Director Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

FRANK A. METZ, JR., Chairman ELEANOR BAUM LEWIS B. CAMPBELL GUNNAR E. SARSTEN

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

     (a)     Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefor (or any officer or employee acting as such).

     None.

     (b)     Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens' group, taxpayers' group, or public relations counsel (or any officer or employee acting as such).

     None

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Calendar Year 2001

Part I.	Between System Companies				In effect
				Date of	on Dec. 31
Transaction	Serving Company	Receiving Company	Compensation	Contract	(Yes or No)

Operating, maintenance,	Monongahela Power Company	The Potomac Edison Company	$85,494	5/29/73	Yes
accounting, supervisory,				effective
and other administrative				05/31/74
or other services

West Penn Power Company has an Operational Service Contract with The Potomac Edison Company (effective 12/23/77) for which the compensation was $116,483 in 2001

West Penn Power Company tests meters for The Potomac Edison Company. The compensation for this service was $38,754 in 2001

Part II.	Between System Companies and others				In effect
				Date of	on Dec. 31
Transaction	Serving Company	Receiving Company	Compensation	Contract	(Yes or No)

Engineering, drafting and	American Electric Power	Ohio Valley Electric	$4,174,012	12/27/56	Yes
other technicial and	Service Corporation	Corporation
administrative services

Engineering, drafting and	American Electric Power	Indiana-Kentucky	$6,630,401	12/27/56	Yes
other technicial and	Service Corporation	Electric Corporation
administrative services

Maintenance Services	Appalachian Power	Ohio Valley Electric	$375,016	01/01/79	Yes
	Company	Corporation

Maintenance Services	Appalachian Power	Indiana-Kentucky	$24,550	01/01/79	Yes
	Company	Electric Corporation

Part III
None.
ITEM 9. Exempt Wholesale Generators & Foreign Utility Companies A. EXEMPT WHOLESALE GENERATORS Part I.

           (1)     Allegheny Energy Supply Hunlock Creek, LLC

                    (a)  Allegheny Energy Supply Hunlock Creek, LLC
                          4350 Northern Pike
                          Monroeville, PA 15146-2841

                          During the fourth quarter of 2000, Allegheny Energy, Inc. acquired from UGI Development, a subsidiary of UGI Corporation, a 50% share of its 48 megawatt coal fired generation located near Wilkes-Barre in eastern Pennsylvania.

                    (b)  Allegheny Energy, Inc. has invested $20,519,810 in Allegheny Energy Supply Hunlock Creek, LLC as of December 31, 2001.

                          Allegheny Energy, Inc.'s Equity in Undistributed Earnings of Allegheny Energy Supply Hunlock Creek, LLC totaled ($104,005) as of December 31, 2001.

                          None.

                          No assets have been transferred from other system companies to Allegheny Energy Supply Hunlock Creek, LLC.

                    (c)  Not applicable.

                    (d)  (1)  A Service agreement was created, dated as of July 27, 2000, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Hunlock Creek, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                          The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                    (d)  (2)  This Agreement was created on the 13th day of November 2000, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Hunlock Creek, LLC ("Allegheny Energy LLC") in consideration of the mutual covenants and agreements herein. Buyer and Allegheny (the "Party(ies)") hereby agree as follows:

                    1.1  Allegheny Energy Supply Hunlock Creek, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer, and Buyer agrees to pay for such sale in accordance with the Allegheny Market Rate Tariff on file with the Federal Energy
                           Regulatory Commission ("FERC").

           (2)  Allegheny Energy Supply Conemaugh, LLC

                   (a)  Allegheny Energy Supply Conemaugh, LLC
                         4350 Northern Pike
                         Monroeville, PA 15146-2841

                                             As of May 1, 2001, Allegheny Energy, Inc. relinquished EWG status for Allegheny Energy Supply Conemaugh, LLC. Allegheny Energy, Inc. contributed its interest in Allegheny Energy Supply Conemaugh, LLC to Allegheny Energy Supply Company, LLC in June 2001.

           (3)  Allegheny Energy Supply Gleason Generating Facility, LLC

                  (a)  Allegheny Energy Supply Gleason Generating Facility, LLC
                        4350 Northern Pike
                        Monroeville, PA 15146-2841

                       On May 3, 2001, Allegheny Energy Supply Company, LLC , Allegheny Energy, Inc.'s nonutility subsidiary, completed the acquisition of Allegheny Energy Supply Gleason Generating Facility, LLC from Enron North America representing 546 MW of natural gas-fired generating capacity in the Midwest.

                  (b)  Allegheny Energy Supply Company, LLC has invested $345,211,924 in Allegheny Energy Supply Gleason Generating Facility, LLC as of December 31, 2001.

                       Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Allegheny Energy Supply Gleason Generating Facility, LLC totaled $0 as of December 31, 2001.

                       None.

                      No assets have been transferred from other system companies to Allegheny Energy Supply Gleason Generating Facility, LLC.

                  (c)  Not applicable.

                  (d)  (1)  A Service agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Gleason Generating Facility, LLC a limited liability company formed under the laws of the State of Delaware (the "company").

                             The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                  (d)  (2)  This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Gleason Generating Facility, LLC in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Gleason Generating Facility, LLC, (the "Party(ies)") hereby agree as follows:

                            1.1  Allegheny Energy Supply Gleason Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Gleason Generating Facility's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

          (4)  Allegheny Energy Supply Lincoln Generating Facility, LLC

                (a)  Allegheny Energy Supply Lincoln Generating Facility, LLC
                      4350 Northern Pike
                      Monroeville, PA 15146-2841

                      On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.'s nonutility subsidiary completed the acquisition of Allegheny Energy Supply Lincoln Generating Facility, LLC from Enron North America representing 656 MW of natural gas-fired generating capacity in the Midwest.

                (b)  Allegheny Energy Supply Company, LLC has invested $254,957,662 in Allegheny Energy Supply Lincoln Generating Facility, LLC as of December 31, 2001.

                       Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Allegheny Energy Supply Lincoln Generating Facility, LLC totaled $0 as of December 31, 2001.

                       None.

                      No assets have been transferred from other system companies to Allegheny Energy Supply Lincoln Generating Facility, LLC.

                (c)  Not applicable.

                (d)  (1)  A Service agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Lincoln Generating Facility, LLC a limited liability company formed under the laws of the State of Delaware (the "company").

                             The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                (d)  (2)  This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Lincoln Generating Facility, LLC in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Lincoln Generating Facility, LLC, (the "Party(ies)") hereby agree as follows:

                             1.1  Allegheny Energy Supply Lincoln Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Lincoln Generating Facility's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

          (5)  Allegheny Energy Supply Wheatland Generating Facility, LLC

                (a)  Allegheny Energy Supply Wheatland Generating Facility, LLC
                      4350 Northern Pike
                      Monroeville, PA 15146-2841

                      On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.'s nonutility subsidiary, completed the acquisition of Allegheny Energy Supply Wheatland Generating Facility, LLC from Enron North America representing 508 MW of natural gas-fired generating capacity in the Midwest.

                (b) Allegheny Energy Supply Company, LLC has invested $299,324,046 in Allegheny Energy Supply Wheatland Generating Facility, LLC as of December 31, 2001.

                      Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Allegheny Energy Supply Wheatland Generating Facility, LLC totaled $0 as of December 31, 2001.

                      None.

                      No assets have been transferred from other system companies to Allegheny Energy Supply Wheatland Generating Facility, LLC.

                (c)  Not applicable.

                (d)  (1)  A Service agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Wheatland Generating Facility, LLC a limited liability company formed under the laws of the State of Delaware (the "company").

                             The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                (d)  (2)  This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Wheatland Generating Facility, LLC in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Wheatland Generating Facility, LLC, (the "Party(ies)") hereby agree as follows:

                            1.1  Allegheny Energy Supply Wheatland Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Wheatland Generating Facility's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

Part II.    See Exhibit G. See also Exhibit H for additional information on Allegheny Energy Supply Hunlock Creek, LLC.

Part III
                       The registered holding company's (Allegheny Energy, Inc.) investment in exempt wholesale generators as of 12/31/01 is as follows:

Allegheny Energy Supply Gleason Generating Facility, LLC
Allegheny Energy Supply Lincoln Generating Facility, LLC
Allegheny Energy Supply Wheatland Generating Facility, LLC
 Allegheny Energy Supply Hunlock Creek, LLC
                    Total Investment:

($000's) $345,212 $254,958 $299,324 $20,415 $919,909
The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary Companies as of 12/31/01 is as follows:
Monongahela Power Company (MP). The Potomac Edison Company (PE) West Penn Power Company (WPP). Total Investment in domestic public utility subsidiary companies.	$ 646,185 384,722 436,925 $1,467,832
Ratio of investment in wholesale generators to total invested by Allegheny Energy, Inc., in domestic public utility subsidiary companies:

Allegheny Energy Supply Gleason Generating Facility, LLC                                                                              23.52%
Allegheny Energy Supply Lincoln Generating Facility, LLC                                                                              17.37%
Allegheny Energy Supply Wheatland Generating Facility, LLC                                                                         20.39%
Allegheny Energy Supply Hunlock Creek, LLC                                                                                                    1.39%
                     Total Percentage                                                                                                                              62.67%

B.  FOREIGN UTILITY COMPANIES

     Part I.

                    (1)  LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

                    (a)  Latin America Energy and Electricity Fund I, L.P.
                           P.O.Box 309
                           Ugland House
                           George Town, Grand Cayman
                           Cayman Island, British West Indies

                           Latin America Energy and Electricity Fund I, L.P. (LAEEP) is a limited partnership which invests in entities involved in new or existing electric power projects in Latin America and the Caribbean.

                           Allegheny Ventures, Inc., the nonutility subsidiary of Allegheny Energy, Inc. owns a 8.25% interest in LAEEP.

                    (b)  Allegheny Ventures, Inc., has invested $3,662,153 in LAEEP as of December 31, 2001. Allegheny Ventures's Equity in Undistributed Earnings of LAEEP totaled ($499,866) as of December 31,2001.

                    None.

                    No assets have been transferred from other system companies to LAEEP.

                    (c)  Not applicable.

                    (d)  None.

                    (2)  FONDELEC GENERAL PARTNER, LP

                    (a)  FondElec General Partner, LP
                           P.O.Box 309
                           Ugland House
                           George Town, Grand Cayman
                           Cayman Island, British West Indies

                    Fondelec General Partner, LP is a limited partnership organized for the purpose of acting as the general partner of the Latin America Energy and Electricity Fund I, LP.

                    Allegheny Ventures, Inc., the nonutility subsidiary of Allegheny Energy, Inc., owns a 4.145% interest in Fondelec.

                    (b)  Allegheny Ventures, Inc., has invested $22,667 in Fondelec as of December 31, 2001. Allegheny Ventures' Equity in Undistributed Earnings of Fondelec totaled ($2,718) as of December 31, 2001.

                    (c)  Not applicable.

                    (d)  None.

          Part II.

                    Latin America Energy and Electricity Fund I, L.P. is an investment on the books of Allegheny Ventures, Inc.

                    Fondelec is an investment on the books of Allegheny Ventures, Inc.

Part III	($ 000's)
The registered holding company's (Allegheny Energy, Inc.) investment in foreign utility companies as of 12/31/01 is as follows:
Latin America Energy and Electricity Fund I L.P. Fondelec General Partner, LP Total Investment	$3,162 $ 20 $3,182
The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary companies is as follows:
Monongahela Power Company (MP). The Potomac Edison Company (PE) West Penn Power Company (WPP). Total Investment in domestic public utility subsidiary companies.	$ 646,185 384,722 436,925 $1,467,832
Ratio of investment in foreign utility companies to total invested by Allegheny Energy, Inc., in domestic public utility subsidiary companies:
Latin America Energy and Electricity Fund I L.P. Fondelec General Partner, LP Total Percentage	0.22% 0.00% 0.22%
ITEM 10 - EXHIBIT B CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS OF EQUITY SECURITIES OF SYSTEM COMPANIES
	ALLEGHENY ENERGY, INC.:	INCORPORATED BY REFERENCE
3.1	Charter of the Company, as amended, September 16, 1997	Form 10-K of the Company (1-267), December 31, 1997, exh. 3.1
3.1a	Articles Supplementary dated July 15, 1999 and filed July 20, 1999	Form 8-K of the Company (1-267), July 20, 1999, exh. 3.1
3.2	By-laws of the Company, as amended February 3, 2000	Form 10-K of the Company (1-267), December 31, 1999, exh. 3.2
ALLEGHENY ENERGY SERVICE CORPORATION
3.1	Charter, effective November 22, 1963	Form U5S, 1964, exh. B-2
3.2	By-laws, as amended November 1, 1996	Form U5S, 1983, exh. B-1Form U5S, 1990, exh. B-2
MONONGAHELA POWER COMPANY
3.1	Charter of the Company, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(i)
3.2	Code of Regulations, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(ii)
THE POTOMAC EDISON COMPANY
3.1	Charter of the Company, as amended	Form 8-K of the Company (1-3376-2), April 26, 200 exh. (a)(3)(i)
3.2	By-laws of the Company	Form 10-Q of the Company (1-3376-2), September 1995, exh. (a)(3)(ii)
WEST PENN POWER COMPANY:
3.1	Charter of the Company, as amended, July 16, 1999	Form 10-Q of the Company (1-255-2), June 30, 1999, exh. (a)(3)(i)
3.2	By-laws of the Company, as amended	Form 10-Q of the Company (1-255-2), September 1995, exh. (a)(3)(ii)
ALLEGHENY PITTSBURGH COAL COMPANY
3.1	Charter, effective October 1, 1918	Form U5B, File 30-75, exh. B-2
3.1(a)	Amendment to Charter, effective
	October 5, 1918	Form U5B, File 30-75, exh. B-2
3.1(b)	January 21 1956	Form U5S, 1964, exh. B-7
3.2	By-laws, as amended	Form U5S, 1996, exh. B-1
ALLEGHENY GENERATING COMPANY
3.1(a)	Charter of the Company, as amended	Designated exhibit to requisition statement, Form 10, (0-14688)
3.1(b)	Certificate of Amendment to Charter, effective July 14, 1989	Form 10-Q (0-14688), June 1989, exh. (a)
3.2	By-laws of the Company, as amended, effective December 23 1996	Form 10-K of the Company (0-14688), December 31, 1996

WEST VIRGINIA POWER & TRANSMISSION COMPANY:
3.1	Charter, effective April 3, 1912 and Amendments to March 22, 1934	Form U5B, File 30-75, ex. B-38
3.1(a)	Amendments to Charter effective
	January 28, 1956	Form U5S, 1964, exh. B-10
3.1(b)	February 7, 1961	Form U5S, 1964, exh. B-11
3.2	By-laws, as amended	Form U5S, 1996, exh. B-2
WEST PENN WEST VIRGINIA WATER POWER COMPANY
3.1	Charter, effective January 25, 1924	Form U5B, File 30-75, exh. B-39
3.1(a)	Amendment to Charter, effective
	January 21, 1956	Form U5S, 1964, exh. B-12
3.2	By-laws, as amended	Form U5S, 1996, exh. B-3
ALLEGHENY ENERGY UNIT No. 1 AND UNIT No. 2, LLC
3.1	Certificate of Formation dated May 12, 1999	Form U5S, 1999, exh. 3.1
3.2	Limited Liability Agreement dated May 12, 1999	Form U5S, 1999, exh. 3.2
ALLEGHENY ENERGY SUPPLY COMPANY, LLC
3.1	Certificate of Formation dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	Third Amended and Restated Limited Liability Company Agreement dated November 18, 1999	Form U5S, 1999, exh. 3.2
WEST PENN FUNDING CORPORATION
3.1	Certificate of Incorporation dated October 20, 1999	Form U5S, 1999, exh. 3.1
3.2	By-laws	Form U5S, 1999, exh. 3.2
WEST PENN FUNDING LLC
3.1	Certificate of Formation dated May 26, 1999	Form U5S, 1999, exh. 3.1
3.2	Amended and Restated Limited Liability Company Agreement dated November 3, 1999	Form U5S, 1999, exh. 3.2
ALLEGHENY ENERGY SOLUTIONS, INC.
3.1	Certificate of Incorporation dated July 22, 1997	Form U5S, 1999, exh. 3.1
3.2	By-laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2
WEST PENN TRANSFERRING AGENT LLC
3.1	Certificate of Organization dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	First Amended and Restated Limited Liability Company Agreement dated November 17, 1999	Form U5S, 1999, exh. 3.2
ALLEGHENY COMMUNICATIONS CONNECT, INC.
3.1	Certificate of Incorporation dated April 11, 1996	Form U5S, 1999, exh. 3.1
3.2	By-laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

AYP ENERGY, INC.
3.1	Amendment to Certification of Incorporation, May 14, 1996; Certification of Incorporation dated January 3, 1996	Form U5S, 1999, exh. 3.1
3.2	By-laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2
MOUNTAINEER GAS COMPANY
3.1	Agreement of Incorporation dated 4/18/57	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment of Certificate of Incorporation dated 8/10/70	Form U5S, 2000, exh. 3.1(a)
3.1(b)	Certificate of Amendment of Certificate of Incorporation dated 3/17/71	Form U5S, 2000, exh. 3.1(b)
3.1(c)	Articles of Amendment to Articles of Incorporation dated 6/21/84	Form U5S, 2000, exh. 3.1(c)
3.2	By-laws	Form U5S 2000, exh. 3.2
MOUNTAINEER GAS SERVICES, INC.
3.1	Articles of Incorporation dated 11/19/92	Form U5S, 2000, exh. 3.1
3.2	Amended and Restated By-laws dated 12/9/93	Form U5S, 2000, exh. 3.2
MAPCOM SYSTEMS, INC.
3.1	Articles of Incorporation dated 11/14/91	Form U5S, 2000, exh. 3.1
3.1(a)	Commonwealth of Virginia approval of merger dated 1/2/92	Form U5S, 2000, exh. 3.1(a)
3.1(b)	Consent of Sole Shareholder dated 11/15/91	Form U5S, 2000, exh. 3.1(b)
3.2	By-laws dated 11/15/91	Form U5S, 2000, exh. 3.2
ALLEGHENY VENTURES, INC.
3.1	Certificate of Formation dated 8/18/94	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment dated 9/24/99	Form U5S, 2000, exh. 3.1(a)
3.2	By-laws as amended to 8/5/97	Form U5S, 2000, exh. 3.2
ALLEGHENY COMMUNICATIONS CONNECT OF VIRGINIA, INC.
3.1	Articles of Incorporation dated 3/3/2000	Form U5S, 2000, exh. 3.1
3.2	By-laws	Form U5S, 2000, exh. 3.2
ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC
3.1	Certificate of Organization filed 11/8/2000	Form U5S, 2000, exh. 3.1
3.2	Operating Agreement dated 12/31/2000	Form U5S, 2000, exh. 3.2
ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC
3.1	Certificate of Formation dated 7/27/2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement dated 7/27/2000	Form U5S, 2000, exh. 3.2
ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC
3.1	Certificate of Formation dated 12/22/2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement dated 12/22/2000	Form U5S, 2000, exh. 3.2

ACADIA BAY ENERGY COMPANY, LLC
3.1	Certificate of Formation dated May 22, 1996
3.2	First Amended and Restated LLC Agreement dated December 7, 2001
ALLEGHENY COMMUNICATIONS CONNECT OF OHIO, LLC
3.1	Articles of Organization, filed February 6, 2001
ALLEGHENY COMMUNICATIONS CONNECT OF WEST VIRGINIA, LLC
3.1	Articles of Organization, filed March 9, 2001
ALLEGHENY ENERGY SUPPLY CAPITAL, LLC
3.1	Certificate of Formation dated April 11, 2001
3.2	LLC Agreement dated April 12, 2001
ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC
3.1	Certificate of Formation dated October 11, 2001
3.2	LLC Agreement dated October 11,2001
AFN FINANCE COMPANY NO. 2, LLC
3.1	Certificate of Formation dated May 31, 2001
3.2	LLC Agreement dated May 31, 2001
ENERGY FINANCING COMPANY, L.L.C.
3.2	Second Amended and Restated LLC Agreement dated July 19, 2001
ALLEGHENY ENERGY SUPPLY GLEASON GENERATING FACILITY, LLC
3.1	Certificate of Amendment dated May 17, 2001
3.2	Second Amended and Restated LLC Agreement dated August 7, 2001
FELLON-MCCORD ASSOCIATES, INC.
3.1	Articles of Incorporation dated September 16, 1992
3.1(a)	Amendment to Articles of Incorporation dated September 29, 1992
3.1(b)	Amendment to Articles of Incorporation dated May 3, 1995
3.2	Bylaws
3.2(a)	Amendment to Bylaws, adopted January 26, 1993
3.2(b)	Amendment to Bylaws, adopted January 3, 1996
3.2(c)	Amendment to Bylaws, adopted September 15, 1997
GREEN VALLEY HYDRO, LLC
3.1	Articles of Organization dated May 23, 2001
3.2	First Amended and Restated LLC Agreement dated June 1, 2001

LAKE ACQUISITION COMPANY, L.L.C.
3.2	Third Amended and Restated LLC Agreement dated May 1, 2002
ALLEGHENY ENERGY SUPPLY LINCOLN GENERATING FACILITY, LLC
3.1	Certificate of Amendment dated May 17, 2001
3.2	First Amended and Restated LLC Agreement dated May 4, 2001
MABCO Steam Company, LLC
3.1	Certificate of Formation dated October 12, 2001
3.2	LLC Operating Agreement dated October 31, 2001
ALLEGHENY ENERGY SUPPLY WHEATLAND GENERATING FACILITY, LLC
3.1	Certificate of Amendment dated May 17, 2001
3.2	Second Amended and Restated LLC Agreement dated August 7, 2001
ODYSSEY COMMUNICATIONS
3.1	Certificate of Organization dated September 7, 1998
3.2	Amended and Restated Operating Agreement dated September 29, 2000
UTILITY ASSOCIATES, INC.
3.1	Articles of Incorporation dated September 20, 2000
3.2	Bylaws
ALLIANCE GAS SERVICES, INC.
3.1	Articles of Incorporation dated January 25, 1993
3.1(a)	Amendment to Articles of Incorporation dated May 3, 1995
3.2	Bylaws
3.2(a)	Amendment to Bylaws dated January 26, 1994
3.2(b)	Amendment to Bylaws dated January 3, 1996
3.2(c)	Amendment to Bylaws dated September 15, 1997
ALLIANCE ENERGY SERVICES PARTNERSHIP
3.2	Partnership Agreement, dated November 1, 2001

ITEM 10 - EXHIBIT C
	Monongahela Power Company Documents	Incorporation by Reference
4	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders.*

S 2-5819, exh. 7(f)
S 2-8881, exh. 7(b)
S 2-10548, exh. 4(b)
S 2-14763, exh. 2(b)(i);
Forms 8-K of the Company (1-268-2) dated July 15, 1992, September 1, 1992, May 23, 1995, November 14, 1997, and October 2, 2001.

*  There are omitted the Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	The Potomac Edison Company Documents	Incorporation by Reference
4	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of the Company defining rights of security holders*	S 2-5473, exh. 7(b); Form S-3, 33-51305, exh. 4(d) Forms 8-K of the Company (1-3376-2) dated December 15, 1992, February 17, 1993, June 22, 1994, May 12, 1995, May 17, 1995 and November 14, 1997

  *There are omitted the Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	Allegheny Generating Company Documents	Incorporation by Reference
4	Indentures, dated as of December 1, 1986, and Supplemental Indenture, dated as of December 145, 1988, of the Company defining rights of security holders	Incorporated by reference to the designated exhibits to Form 10-K for the year ended December 31, 1999.

ITEM 10.          FINANCIAL STATEMENTS AND EXHIBITS
                         Financial statements are filed in Appendix 1 as listed on the index on pages 43 and 44.

EXHIBITS

EXHIBIT A. Financial Statements incorporated herein by reference are as follows:

The financial statements of Allegheny Energy, Inc. and its subsidiaries, and of Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and its subsidiaries, Allegheny Energy Supply Company, LLC and Allegheny Generating Company, listed under ITEM 8 of their combined Annual Report on Form 10-K/A for the year ended December 31, 2001, together with the reports of PricewaterhouseCoopers LLP with respect thereto, Allegheny Energy, Inc. dated February 7, 2002, except for Note T which is as of February 25, 2002, Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and Allegheny Generating Company dated February 19, 2002, and Allegheny Energy Supply LLC dated February 19, 2002, except for Note P which is as of February 25, 2002, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K/A.

*******************************************

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2001 filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated February 7, 2002, except for Note T which is as of February 25, 2002, relating to the consolidated financial statements of Allegheny Energy, Inc. which are included in their Annual Report on Form 10-K/A for the year ended December 31, 2001; our report dated February 19, 2002, except for Note P which is as of February 25, 2002 relating to the financial statements of Allegheny Energy Supply Company LLC, which are included in their Annual Report on Form 10-K/A for the year ended December 31, 2001; and our reports dated February 19, 2002 relating to the financial statements of Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and Allegheny Generating Company which are included in their Annual Reports on Form 10-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania April 30, 2002
EXHIBIT B. Constituent instruments defining the rights of holders of equity securities of system companies are filed herewith or are incorporated herein by reference as listed on pages 51 - 54.
EXHIBIT C. Constituent instruments defining the rights of holders of debt securities of System companies are incorporated herein by reference as listed on page 48.
EXHIBIT D. Tax Allocation Agreement (Incorporated by reference to Allegheny Energy's U-5-S for the year ended December 31, 2000)
EXHIBIT E. None
EXHIBIT F. None
EXHIBIT G. Organizational Chart
EXHIBIT H. Most recently available audited balance sheet, income statement and cash flows statement of Allegheny Energy Supply Hunlock Creek, LLC
SIGNATURE

          The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

ALLEGHENY ENERGY, INC. By /S/ TERENCE A. BURKE Terence A. Burke Deputy General Counsel for Allegheny Energy, Inc.
Dated: May 1, 2002

Appendix 1

Consolidating and other Financial Statements
(See index on pages 1 and 2)
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1 -- Consolidating and Other Financial Statements

Page 1 of 2
Consolidating Statements
		Monongahela	Mountaineer	The Potomac	West Penn	West Penn
	Allegheny	Power	Gas	Edison	Power	Funding
	Energy, Inc.	Company	Company	Company	Company	Corporation
	and	and	and	and	and	and
	Subsidiary	Subsidiary	Subsidiary	Subsidiary	Subsidiary	Subsidiary
	Companies	Companies	Companies	Company	Companies	Company
Balance Sheets
December 31, 2001	A - 1, 2	B - 1, 2	C - 1, 2	D - 1, 2	E - 1, 2	F - 1, 2

Statements of Income
Year ended
December 31, 2001	A - 3	B - 3	C - 3	D - 3	E - 3	F - 3

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2001	A - 4	B - 4	C - 4	D - 4	E - 4	F - 4

Statements of
Members Equity
Year ended
December 31, 2001	A - 4 Continued	-	-	D - 4 Continued	E - 4 Continued	F - 4 Continued

Statements of Cash Flows
Year ended
December 31, 2001	A - 5	B - 5	C - 5	D - 5	E - 5	F - 5

Long-term Debt
December 31, 2001	A - 6, 7, 8, 9
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES Index to Appendix 1 -- Consolidating and Other Financial Statements
Page 2 of 2
	Consolidating Statements			Other Statements
	Allegheny		Allegheny
	Energy	Allegheny	Communications
	Supply Company, LLC	Ventures, Inc.	Connect Inc.	Indiana ---	Ohio
	and	and	and	Kentucky	Valley
	Subsidiary	Subsidiary	Subsidiary	Electric	Electric
	Companies	Companies	Companies	Corporation	Corporation
Balance Sheets
December 31, 2001	G - 1, 2	H - 1, 2	I - 1, 2	J - 1	J - 4

Statements of Income
Year ended
December 31, 2001	G - 3	H - 3	I - 3	J - 2	J - 5

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2001	G - 4	H - 4	I - 4	-	-

Statements of
Members Equity
Year ended
December 31, 2001	G - 4 Continued	-	I - 4 Continued	-	-

Statements of
Owners Equity
Year ended
December 31, 2001	-	-	-	-	-

Statements of Cash Flows
Year ended
December 31, 2001	G - 5	H - 5	I - 7	J - 3	J - 6
	A - 1
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
ASSETS	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 1a)
				(from pg B - 1)
Property, plant and equipment:
At original cost	0	2,797	24,598	2,490,741	2,518,136
Accumulated depreciation	0	0	(2,733)	(1,139,904)	(1,142,637)

Investments and other assets:
Excess of cost over net assets acquired	15,077	0	0	195,033	210,110
Securities of subsidiaries consolidated:
Common stock, at equity	3,100,959	0	0	0	3,100,959
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	0	0	0	(3,416)	(3,416)
Advances	0	0	0	3,495	3,495
Investment in Allegheny Generating Company:
Common stock, at equity	0	0	0	30,476	30,476
Unregulated investments	(951)	18,047	0	0	17,096
Benefit plans' investments	102,078	0	0	0	102,078
Intangible Assets	0	0	0	0	0
Other	0	0	2,120	3,302	5,422

Current Assets:
Cash and temporary cash investments	159	0	194	4,439	4,792
Accounts receivable:
Electric	0	0	0	80,111	80,111
Gas	0	0	0	35,691	35,691
Affiliates, net	0	0	39,439	0	39,439
Other	11,565	48	2,149	3,549	17,311
Allowance for uncollectible accounts	0	0	0	(6,300)	(6,300)
Notes receivable due 1 yr.	329,203	0	0	91,503	420,706
Materials and supplies - at average cost:
Operating and construction	0	0	0	18,322	18,322
Fuel	0	0	0	41,149	41,149
Deposits	0	0	0	0	0
Deferred income taxes	0	0	0	5,374	5,374
Prepaid taxes	0	74	2,248	37,590	39,912
Prepaid Gas	0	0	0	9,381	9,381
Regulatory assets	0	0	0	0	0
Commodity Contracts	0	0	0	0	0
Gas Retail Contracts	0	0	0	0	0
Other	1,035	0	670	2,455	4,160

Deferred charges:
Commodity Contracts	0	0	0	0	0
Regulatory assets	0	0	0	100,750	100,750
Deferred income taxes - deferred charges	13,091	0	16,610	0	29,701
Unamortized loss on reacquired debt	0	0	0	12,442	12,442
Other	1,555	0	48,321	9,164	59,040

Total assets	3,573,771	20,966	133,616	2,025,347	5,753,700
	A - 1a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy	Subtotal
	Prior Page	Company	Company	Supply	(Carried to
ASSETS	Subtotal	Consolidated	Consolidated	Consolidated	Pg A - 1b)
	(from pg A - 1)		(from pg E - 1a)
		(from pg D - 1)		(from pg G - 1d)
Property, plant and equipment:
At original cost	2,518,136	1,447,027	1,713,390	5,351,590	11,030,143
Accumulated depreciation	(1,142,637)	(538,301)	(585,417)	(1,958,613)	(4,224,968)

Investments and other assets:
Excess of cost over net assets acquired	210,110	0	0	367,287	577,397
Securities of subsidiaries consolidated:
Common stock, at equity	3,100,959	0	0	0	3,100,959
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(3,416)	(3,416)	(6,832)	0	(13,664)
Advances	3,495	3,616	7,061	0	14,172
Investment in Allegheny Generating Company:
Common stock, at equity	30,476	0	0	0	30,476
Unregulated investments	17,096	0	0	7,105	24,201
Benefit plans' investments	102,078	0	0	0	102,078
Intangible Assets	0	0	0	0	0
Other	5,422	103	30	0	5,555

Current Assets:
Cash and temporary cash investments	4,792	1,608	6,257	20,909	33,566
Accounts receivable:
Electric	80,111	90,040	141,957	104,956	417,064
Gas	35,691	0	0	0	35,691
Affiliates, net	39,439	0	0	53,239	92,678
Other	17,311	3,084	5,748	0	26,143
Allowance for uncollectible accounts	(6,300)	(4,731)	(16,540)	(2,400)	(29,971)
Notes receivable due 1 yr.	420,706	0	4,750	0	425,456
Materials and supplies - at average cost:
Operating and construction	18,322	11,407	16,346	52,757	98,832
Fuel	41,149	0	0	41,240	82,389
Deposits	0	0	0	16,815	16,815
Deferred income taxes	5,374	4,791	16,792	0	26,957
Prepaid taxes	39,912	24,614	1,862	111,987	178,375
Prepaid Gas	9,381	0	0	0	9,381
Regulatory assets	0	0	27,418	0	27,418
Commodity Contracts	0	0	0	297,879	297,879
Gas Retail Contracts	0	0	0	0	0
Other	4,160	1,151	2,790	4,770	12,871

Deferred charges:
Commodity Contracts	0	0	0	1,457,504	1,457,504
Regulatory assets	100,750	54,081	429,502	9,849	594,182
Deferred income taxes - deferred charges	29,701	0	0	0	29,701
Unamortized loss on reacquired debt	12,442	11,756	2,723	5,968	32,889
Other	59,040	4,958	9,249	33,300	106,547

Total assets	5,753,700	1,111,788	1,777,086	5,976,142	14,618,716
	A - 1b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny	Green
		Pittsburgh	Valley	Allegheny	Subtotal
	Prior Page	Coal	Hydro	Ventures	(Carried to
ASSETS	Subtotal	Company	LLC	Consolidated	Pg A - 1c)
	(from pg A - 1a)			(from pg H - 1b)
Property, plant and equipment:
At original cost	11,030,143	4,040	8,900	43,800	11,086,883
Accumulated depreciation	(4,224,968)	(16)	(6,260)	(2,624)	(4,233,868)

Investments and other assets:
Excess of cost over net assets acquired	577,397	0	0	26,218	603,615
Securities of subsidiaries consolidated:
Common stock, at equity	3,100,959	0	0	0	3,100,959
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(13,664)	0	0	0	(13,664)
Advances	14,172	0	0	0	14,172
Investment in Allegheny Generating Company:
Common stock, at equity	30,476	0	0	0	30,476
Unregulated investments	24,201	0	0	40,020	64,221
Benefit plans' investments	102,078	0	0	0	102,078
Intangible Assets	0	0	0	41,625	41,625
Other	5,555	0	0	0	5,555

Current Assets:
Cash and temporary cash investments	33,566	50	0	4,364	37,980
Accounts receivable:
Electric	417,064	0	0	12,758	429,822
Gas	35,691	0	0	53,808	89,499
Affiliates, net	92,678	0	0	0	92,678
Other	26,143	0	0	2,295	28,438
Allowance for uncollectible accounts	(29,971)	0	0	(2,825)	(32,796)
Notes receivable due 1 yr.	425,456	0	0	0	425,456
Materials and supplies - at average cost:
Operating and construction	98,832	0	0	6,133	104,965
Fuel	82,389	0	0	0	82,389
Deposits	16,815	0	0	0	16,815
Deferred income taxes	26,957	0	0	0	26,957
Prepaid taxes	178,375	0	0	2,450	180,825
Prepaid Gas	9,381	0	0	0	9,381
Regulatory assets	27,418	0	0	0	27,418
Commodity Contracts	297,879	0	0	0	297,879
Gas Retail Contracts	0	0	0	27,832	27,832
Other	12,871	0	0	502	13,373

Deferred charges:
Commodity Contracts	1,457,504	0	0	0	1,457,504
Regulatory assets	594,182	0	0	0	594,182
Deferred income taxes - deferred charges	29,701	0	0	15,533	45,234
Unamortized loss on reacquired debt	32,889	0	0	0	32,889
Other	106,547	0	0	7,023	113,570

Total assets	14,618,716	4,074	2,640	278,912	14,904,342

	A - 1c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny				Allegheny
		Energy				Energy, Inc
	Prior Page	Unit 1 and	Combined	Eliminations,		Consolidated
ASSETS	Subtotal	Unit 2, LLC	Totals	etc.		Totals
	(from pg A - 1b)
Property, plant and equipment:
At original cost	11,086,883	0	11,086,883	0		11,086,883
Accumulated depreciation	(4,233,868)	0	(4,233,868)	0		(4,233,868)

Investments and other assets:
Excess of cost over net assets acquired	603,615	0	603,615	0		603,615
Securities of subsidiaries consolidated:
Common stock, at equity	3,100,959	0	3,100,959	(3,100,959)	(1)	0
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(13,664)	0	(13,664)	13,664	(1)	0
Advances	14,172	0	14,172	(14,172)	(2)	0
Investment in Allegheny Generating Company:
Common stock, at equity	30,476	0	30,476	(30,476)	(21)	0
Unregulated investments	64,221	0	64,221	2,201	(13)	66,422
Benefit plans' investments	102,078	0	102,078	0		102,078
Intangible Assets	41,625	0	41,625	0		41,625
Other	5,555	0	5,555	0		5,555

Current Assets:
Cash and temporary cash investments	37,980	0	37,980	0		37,980
Accounts receivable:
Electric	429,822	0	429,822	640	(17)	430,462
Gas	89,499	0	89,499	0		89,499
Affiliates, net	92,678	0	92,678	(92,678)	(3)	0
Other	28,438	0	28,438	(640)	(17)	27,798
Allowance for uncollectible accounts	(32,796)	0	(32,796)	0		(32,796)
Notes receivable due 1 yr.	425,456	0	425,456	(425,456)	(2)	0
Materials and supplies - at average cost:	0
Operating and construction	104,965	0	104,965	0		104,965
Fuel	82,389	0	82,389	1		82,390
Deposits	16,815	0	16,815	0		16,815
Deferred income taxes	26,957	0	26,957	(26,957)	(11)	0
Prepaid taxes	180,825	0	180,825	0		180,825
Prepaid Gas	9,381	0	9,381	(9,381)	(22)	0
Regulatory assets	27,418	0	27,418	(27,418)	(22)	0
Commodity Contracts	297,879	0	297,879	0		297,879
Gas Retail Contracts	27,832	0	27,832	0		27,832
Other, including current portion of regulatory assets	13,373	0	13,373	(911)	(12)	49,261
				27,418	(22)
Deferred charges:				9,381	(22)
Commodity Contracts	1,457,504	0	1,457,504	0		1,457,504
Regulatory assets	594,182	0	594,182	0		594,182
Deferred income taxes - deferred charges	45,234	0	45,234	(45,234)	(11)	0
Unamortized loss on reacquired debt	32,889	0	32,889	0		32,889
Other	113,570	0	113,570	(15,813)	(15)	97,757

Total assets	14,904,342	0	14,904,342	(3,736,790)		11,167,552
	A - 2
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela
	Energy,	Hunlock	Service	Power Co.	Subtotal
Capitalization and Liabilities	Inc.	Creek, LLC	Corporation	Consolidated	(Carried to
				(from pg B - 2)	Pg A - 2a)
Capitalization:
Common stock of Allegheny Energy, Inc.	156,596	0	0	0	156,596
Common stock of affiliated consolidated	0	0	50	294,550	294,600
Members equity	0	20,416	0	0	20,416
Other paid-in capital	1,421,117	0	0	100,242	1,521,359
Retained earnings	1,152,487	0	0	234,802	1,387,289
Other Comprehensive Income	(20,230)	0	0	0	(20,230)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	0	0	0	74,000	74,000

Long-term debt and QUIDS	300,818	0	0	784,261	1,085,079
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	0	0	0	0	0

Current liabilities:
Short-term debt	514,288	0	0	14,350	528,638
Long-term debt due 1 year	0	0	0	30,408	30,408
Accounts payable to affiliates	102	550	0	15,718	16,370
Accounts payable - others	2,563	0	10,265	63,587	76,415
Deferred income taxes	0	0	0	0	0
Customer Deposits	0	0	0	0	0
Taxes accrued:
Federal and state income	3,535	0	47	8,194	11,776
Other	11	0	151	39,085	39,247
Deferred Power costs	0	0	0	0	0
Interest accrued	10,296	0	0	14,918	25,214
Payroll accrued	0	0	41,955	0	41,955
Adverse power purchase commitments	0	0	0	0	0
Commodity Contracts	0	0	0	0	0
Maryland Settlement	0	0	0	0	0
Gas retail contracts	31,122	0	0	0	31,122
Other	0	0	1,283	8,826	10,109

Minority Interest	0	0	0	0	0

Deferred credits and other liabilities:
Commodity Contracts	0	0	0	0	0
Unamortized investment credit	0	0	0	9,034	9,034
Long-term accounts payable affiliates	0	0	0	15,812	15,812
Deferred income taxes	0	0	0	238,751	238,751
Regulatory liabilities	0	0	0	49,509	49,509
Obligations under capital leases	0	0	2,264	11,567	13,831
Adverse power purchase commitments	0	0	0	0	0
Other	1,066	0	77,601	17,733	96,400

Total capitalization and liabilities	3,573,771	20,966	133,616	2,025,347	5,753,700

	A - 2a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
Capitalization and Liabilities	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 2)		(from pg E - 2a)		Pg A - 2b)
		(from pg D - 2)		(from pg G - 2d)
Capitalization:
Common stock of Allegheny Energy, Inc.	156,596	0	0	0	156,596
Common stock of affiliated consolidated	294,600	224	65,842	0	360,666
Members equity	20,416	0	0	1,524,686	1,545,102
Other paid-in capital	1,521,359	222,661	244,239	0	1,988,259
Retained earnings	1,387,289	160,372	113,232	0	1,660,893
Other Comprehensive Income	(20,230)	0	0	0	(20,230)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	74,000	0	0	0	74,000

Long-term debt and QUIDS	1,085,079	415,797	574,647	1,130,041	3,205,564
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	0	0	0	0	0

Current liabilities:
Short-term debt	528,638	57,597	0	685,895	1,272,130
Long-term debt due 1 year	30,408	0	103,845	219,108	353,361
Accounts payable to affiliates	16,370	38,609	36,348	387,850	479,177
Accounts payable - others	76,415	16,066	32,267	184,108	308,856
Deferred income taxes	0	0	0	209,949	209,949
Customer Deposits	0	0	0	4,460	4,460
Taxes accrued:
Federal and state income	11,776	1,345	3,872	1,465	18,458
Other	39,247	23,768	11,340	24,120	98,475
Deferred Power costs	0	6,687	0	0	6,687
Interest accrued	25,214	5,011	1,705	23,055	54,985
Payroll accrued	41,955	0	0	32,730	74,685
Adverse power purchase commitments	0	0	24,839	0	24,839
Commodity Contracts	0	0	0	515,183	515,183
Maryland Settlement	0	23	0	0	23
Gas retail contracts	31,122	0	0	0	31,122
Other	10,109	6,512	8,601	2,387	27,609

Minority Interest	0	0	0	30,476	30,476

Deferred credits and other liabilities:
Commodity Contracts	0	0	0	489,950	489,950
Unamortized investment credit	9,034	9,570	19,951	64,035	102,590
Long-term accounts payable affiliates	15,812	0	0	0	15,812
Deferred income taxes	238,751	109,748	243,456	412,707	1,004,662
Regulatory liabilities	49,509	20,377	15,255	22,914	108,055
Obligations under capital leases	13,831	9,218	12,260	0	35,309
Adverse power purchase commitments	0	0	253,499	0	253,499
Other	96,400	8,203	11,888	11,023	127,514

Total capitalization and liabilities	5,753,700	1,111,788	1,777,086	5,976,142	14,618,716

	A - 2b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny	Green
		Pittsburgh	Valley	Allegheny
	Prior Page	Coal	Hydro	Ventures	Subtotal
Capitalization and Liabilities	Subtotal	Company	LLC	Consolidated	(Carried to
	(from pg A - 2a)			(from pg H - 2b)	Pg A - 2c)
Capitalization:
Common stock of Allegheny Energy, Inc.	156,596	0	0	0	156,596
Common stock of affiliated consolidated	360,666	0	0	1	360,667
Members equity	1,545,102	0	2,196	0	1,547,298
Other paid-in capital	1,988,259	555	0	160,985	2,149,799
Retained earnings	1,660,893	(14,220)	0	(36,231)	1,610,442
Other Comprehensive Income	(20,230)	0	0	(20,232)	(40,462)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	74,000	0	0	0	74,000

Long-term debt and QUIDS	3,205,564	0	0	10,500	3,216,064
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	0	14,173	0	0	14,173

Current liabilities:
Short-term debt	1,272,130	3,506	0	700	1,276,336
Long-term debt due 1 year	353,361	0	0	0	353,361
Accounts payable to affiliates	479,177	0	52	984	480,213
Accounts payable - others	308,856	0	0	65,307	374,163
Deferred income taxes	209,949	0	0	0	209,949
Customer Deposits	4,460	0	0	0	4,460
Taxes accrued:
Federal and state income	18,458	60	0	3,095	21,613
Other	98,475	0	0	918	99,393
Deferred Power costs	6,687	0	0	0	6,687
Interest accrued	54,985	0	0	51	55,036
Payroll accrued	74,685	0	0	0	74,685
Adverse power purchase commitments	24,839	0	0	0	24,839
Commodity Contracts	515,183	0	0	0	515,183
Gas retail contracts	31,122	0	0	69,520	100,642
Maryland Settlement	23	0	0	0	23
Other	27,609	0	0	2,054	29,663

Minority Interest	30,476	0	0	0	30,476

Deferred credits and other liabilities:
Commodity Contracts	489,950	0	0	0	489,950
Unamortized investment credit	102,590	0	0	0	102,590
Long-term accounts payable affiliates	15,812	0	0	0	15,812
Deferred income taxes	1,004,662	0	392	0	1,005,054
Regulatory liabilities	108,055	0	0	0	108,055
Obligations under capital leases	35,309	0	0	0	35,309
Adverse power purchase commitments	253,499	0	0	0	253,499
Other	127,514	0	0	21,260	148,774

Total capitalization and liabilities	14,618,716	4,074	2,640	278,912	14,904,342
	A - 2c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny				Allegheny
		Energy				Energy, Inc
	Prior Page	Unit 1 and	Combined	Eliminations,		Consolidated
Capitalization and Liabilities	Subtotal	Unit 2, LLC	Totals	etc.		Totals
	(From pg A - 2b)
Capitalization:
Common stock of Allegheny Energy, Inc.	156,596	0	156,596	0		156,596
Common stock of affiliated consolidated	360,667	0	360,667	(360,667)	(1)	0
Members equity	1,547,298	0	1,547,298	(1,547,298)	(1)	0
Other paid-in capital	2,149,799	0	2,149,799	(728,682)	(1)	1,421,117
Retained earnings	1,610,442	0	1,610,442	(457,955)	(1)	1,152,487
Other Comprehensive Income	(40,462)	0	(40,462)	20,231	(13)	(20,231)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	74,000	0	74,000	0		74,000

Long-term debt and QUIDS	3,216,064	0	3,216,064	(15,643)	(1)	3,200,421
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	14,173	0	14,173	(14,173)	(2)	0

Current liabilities:
Short-term debt	1,276,336	0	1,276,336	(37,608)	(2)	1,238,728
Long-term debt due 1 year	353,361	0	353,361	(307)	(1)	353,054
Accounts payable to affiliates	480,213	0	480,213	(387,850)	(2)	0
				(92,365)	(3)
				2
Accounts payable - others	374,163	0	374,163	(205)		373,958
Deferred income taxes	209,949	0	209,949	(23,016)	(11)	186,933
Customer Deposits	4,460	0	4,460	0		4,460
Taxes accrued:
Federal and state income	21,613	0	21,613	0		21,613
Other	99,393	0	99,393	0		99,393
Deferred Power costs	6,687	0	6,687	(6,687)	(23)	0
Interest accrued	55,036	0	55,036	(1,570)	(12)	53,466
Payroll accrued	74,685	0	74,685	0		74,685
Adverse power purchase commitments	24,839	0	24,839	0		24,839
Commodity Contracts	515,183	0	515,183	(2,395)	(1)	512,788
Gas retail contracts	100,642	0	100,642	3,938	(1)	69,520
				(17,030)	(11)
				(18,030)	(13)
Maryland Settlement	23	0	23	(23)	(23)	0
Other, including current portion of regulatory liabilities	29,663	0	29,663	23	(23)	36,373
				6,687	(23)
Minority Interest	30,476	0	30,476	29,991	(1)	29,991
				(30,476)	(21)
Deferred credits and other liabilities:
Commodity Contracts	489,950	0	489,950	(7,725)	(1)	482,225
Unamortized investment credit	102,590	0	102,590	(1)		102,589
Long-term accounts payable affiliates	15,812	0	15,812	(15,812)	(15)	0
Deferred income taxes	1,005,054	0	1,005,054	(32,144)	(11)	972,910
Regulatory liabilities	108,055	0	108,055	0		108,055
Obligations under capital leases	35,309	0	35,309	0		35,309
Adverse power purchase commitments	253,499	0	253,499	0		253,499
Other	148,774	0	148,774	0		148,774

Total capitalization and liabilities	14,904,342	0	14,904,342	(3,736,790)		11,167,552
	A - 3
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 3a)
Operating revenues:				(from pg B - 3)
Residential	0	0	0	371,916	371,916
Commercial	0	0	0	223,783	223,783
Industrial	0	0	0	219,062	219,062
Bulk power transactions, net	0	0	0	12,902	12,902
Wholesale and other excluding affiliates	0	0	0	24,436	24,436
Affiliated companies	0	0	533,014	85,624	618,638
Total operating revenues	0	0	533,014	937,723	1,470,737

Operating expenses:
Operation:
Fuel	0	0	0	136,853	136,853
Natural Gas Purchases and Production	0	0	0	129,864	129,864
Purchased power and exchanges, net	0	0	0	131,142	131,142
Deferred power costs, net	0	0	0	0	0
Other	9,371	98	508,475	143,235	661,179
Maintenance	1,473	0	4,201	83,075	88,749
Depreciation and amortization	0	0	0	79,011	79,011
Taxes other than income	93	80	18,695	63,815	82,683
Federal and state income taxes	0	(74)	111	36,978	37,015
Total operating expenses	10,937	104	531,482	803,973	1,346,496
Operating income	(10,937)	(104)	1,532	133,750	124,241

Other income and deductions:
Allowance for other than borrowed funds used
during construction	0	0	0	481	481
Other income, net	480,431	0	(1,294)	7,743	486,880
Total other income and deductions	480,431	0	(1,294)	8,224	487,361
Income before interest charges, preferred dividends, cumulative
effect of accounting change and minority interest	469,494	(104)	238	141,974	611,602

Interest charges and preferred dividends:
Interest on long-term debt	23,251	0	0	50,846	74,097
Other interest	26,131	0	238	3,984	30,353
Allowance for borrowed funds used during const.
and interest capitalized	0	0	0	(2,313)	(2,313)
Total interest charges and preferred dividends	49,382	0	238	52,517	102,137
Minority Interest	2,337	0	0	0	2,337

Income (loss) before cumulative effect of
accounting change, net	417,775	(104)	0	89,457	507,128
Cumulative effect of accounting change, net	0	0	0	0	0
Net Income (loss)	417,775	(104)	0	89,457	507,128

	A - 3a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
		(from pg D - 3)			Pg A - 3b)
	(from pg A - 3)		(from pg E - 3a)	(from pg G - 3d)
Operating revenues:
Residential	371,916	346,128	423,258	54,784	1,196,086
Commercial	223,783	165,480	244,441	49,373	683,077
Industrial	219,062	220,039	337,266	28,970	805,337
Bulk power transactions, net	12,902	64,376	23,420	7,337,411	7,438,109
Wholesale and other excluding affiliates	24,436	41,601	35,510	5,539	107,086
Affiliated companies	618,638	26,910	50,609	1,135,478	1,831,635
Total operating revenues	1,470,737	864,534	1,114,504	8,611,555	12,061,330

Operating expenses:
Operation:
Fuel	136,853	0	0	440,831	577,684
Natural Gas Purchases and Production	129,864	0	0	7,984	137,848
Purchased power and exchanges, net	131,142	516,203	612,150	7,142,273	8,401,768
Deferred power costs, net	0	(11,441)	0	0	(11,441)
Other	661,179	153,911	125,618	242,134	1,182,842
Maintenance	88,749	29,762	39,976	133,182	291,669
Depreciation and amortization	79,011	33,876	69,328	115,962	298,177
Taxes other than income	82,683	30,005	55,279	66,320	234,287
Federal and state income taxes	37,015	26,684	53,369	124,953	242,021
Total operating expenses	1,346,496	779,000	955,720	8,273,639	11,354,855
Operating income	124,241	85,534	158,784	337,916	706,475

Other income and deductions:
Allowance for other than borrowed funds used
during construction	481	(67)	480	0	894
Other income, net	486,880	(2,304)	1,554	5,453	491,583
Total other income and deductions	487,361	(2,371)	2,034	5,453	492,477
Income before interest charges, preferred dividends, cumulative
effect of accounting change and minority interest	611,602	83,163	160,818	343,369	1,198,952

Interest charges and preferred dividends:
Interest on long-term debt	74,097	32,996	48,990	57,717	213,800
Other interest	30,353	2,376	2,551	53,274	88,554
Allowance for borrowed funds used during const.
and interest capitalized	(2,313)	(244)	(568)	(7,506)	(10,631)
Total interest charges and preferred dividends	102,137	35,128	50,973	103,485	291,723
Minority Interest	2,337	0	0	5,049	7,386

Income (loss) before cumulative effect of
accounting change, net	507,128	48,035	109,845	234,835	899,843
Cumulative effect of accounting change, net	0	0	0	31,147	31,147
Net Income (loss)	507,128	48,035	109,845	203,688	868,696
	A - 3b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Green	Allegheny
	Prior Page	Pittsburgh	Valley	Ventures	Subtotal
	Subtotal	Coal	Hydro	Consolidated	(Carried to
	(from pg A - 3a)	Company	LLC	(from pg H - 3b)	Pg A - 3c)
Operating revenues:
Residential	1,196,086	0	0	0	1,196,086
Commercial	683,077	0	0	0	683,077
Industrial	805,337	0	0	0	805,337
Bulk power transactions, net	7,438,109	0	0	0	7,438,109
Wholesale and other excluding affiliates	107,086	0	0	139,105	246,191
Affiliated companies	1,831,635	0	300	539	1,832,474
Total operating revenues	12,061,330	0	300	139,644	12,201,274

Operating expenses:
Operation:
Fuel	577,684	0	0	0	577,684
Natural Gas Purchases and Production	137,848	0	0	81,149	218,997
Purchased power and exchanges, net	8,401,768	0	0	0	8,401,768
Deferred power costs, net	(11,441)	0	0	0	(11,441)
Other	1,182,842	0	96	54,928	1,237,866
Maintenance	291,669	0	130	222	292,021
Depreciation and amortization	298,177	0	71	1,137	299,385
Taxes other than income	234,287	0	3	746	235,036
Federal and state income taxes	242,021	0	0	814	242,835
Total operating expenses	11,354,855	0	300	138,996	11,494,151
Operating income	706,475	0	0	648	707,123

Other income and deductions:
Allowance for other than borrowed funds used
during construction	894	0	0	0	894
Other income, net	491,583	(60)	0	(409)	491,114
Total other income and deductions	492,477	(60)	0	(409)	492,008
Income before interest charges, preferred dividends, cumulative
effect of accounting change and minority interest	1,198,952	(60)	0	239	1,199,131

Interest charges and preferred dividends:
Interest on long-term debt	213,800	0	0	0	213,800
Other interest	88,554	141	0	441	89,136
Allowance for borrowed funds used during const.
and interest capitalized	(10,631)	0	0	0	(10,631)
Total interest charges and preferred dividends	291,723	141	0	441	292,305
Minority Interest	7,386	0	0	0	7,386

Income (loss) before cumulative effect of
accounting change, net	899,843	(201)	0	(202)	899,440
Cumulative effect of accounting change, net	31,147	0	0	0	31,147
Net Income (loss)	868,696	(201)	0	(202)	868,293
	A - 3c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny	Combined
		Energy	Energy Supply	Totals
	Prior Page	Unit 1 and	Conemaugh	(Carried to
	Subtotal	Unit 2, LLC	LLC	Pg A - 3d)
Operating revenues:	(from pg A - 3b)
Residential	1,196,086	0	0	1,196,086
Commercial	683,077	0	0	683,077
Industrial	805,337	0	0	805,337
Bulk power transactions, net	7,438,109	0	0	7,438,109
Wholesale and other excluding affiliates	246,191	0	11	246,202
Affiliated companies	1,832,474	355	8,790	1,841,619
Total operating revenues	12,201,274	355	8,801	12,210,430

Operating expenses:
Operation:
Fuel	577,684	599	3,641	581,924
Natural Gas Purchases and Production	218,997	0	0	218,997
Purchased power and exchanges, net	8,401,768	0	0	8,401,768
Deferred power costs, net	(11,441)	0	0	(11,441)
Other	1,237,866	248	493	1,238,607
Maintenance	292,021	31	424	292,476
Depreciation and amortization	299,385	591	1,362	301,338
Taxes other than income	235,036	8	6	235,050
Federal and state income taxes	242,835	(466)	0	242,369
Total operating expenses	11,494,151	1,011	5,926	11,501,088
Operating income	707,123	(656)	2,875	709,342

Other income and deductions:
Allowance for other than borrowed funds used
during construction	894	0	0	894
Other income, net	491,114	0	7	491,121
Total other income and deductions	492,008	0	7	492,015
Income before interest charges, preferred dividends, cumulative
effect of accounting change and minority interest	1,199,131	(656)	2,882	1,201,357

Interest charges and preferred dividends:
Interest on long-term debt	213,800	0	0	213,800
Other interest	89,136	0	2,882	92,018
Allowance for borrowed funds used during const.
and interest capitalized	(10,631)	0	0	(10,631)
Total interest charges and preferred dividends	292,305	0	2,882	295,187
Minority Interest	7,386	0	0	7,386

Income (loss) before cumulative effect of
accounting change, net	899,440	(656)	0	898,784
Cumulative effect of accounting change, net	31,147	0	0	31,147
Net Income (loss)	868,293	(656)	0	867,637

	A - 3d
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
				Allegheny
				Energy, Inc
	Combined	Eliminations,		Consolidated
	Totals	etc.		Totals
Operating revenues:	(from pg A - 3c)
Residential	1,196,086	0		1,196,086
Commercial	683,077	0		683,077
Industrial	805,337	0		805,337
Bulk power transactions, net	7,438,109	10,120	(18)	7,448,229
Wholesale and other excluding affiliates	246,202	0		246,202
Affiliated companies	1,841,619	(1,308,605)	(4)	0
		(533,014)	(5)
Total operating revenues	12,210,430	(1,831,499)		10,378,931

Operating expenses:
Operation:
Fuel	581,924	0		581,924
Natural Gas Purchases and Production	218,997	0		218,997
Purchased power and exchanges, net	8,401,768	(1,164,298)	(4)	7,237,470
Deferred power costs, net	(11,441)	0		(11,441)
Other	1,238,607	(144,012)	(4)	586,120
		(508,475)	(5)

Maintenance	292,476	(404)	(4)	287,871
		(4,201)	(5)
Depreciation and amortization	301,338	198	(14)	301,536

Taxes other than income	235,050	(18,697)	(5)	216,353
Federal and state income taxes	242,369	111	(4)	245,067
		(109)	(5)
		809	(8)
		3,940	(20)
		(2,053)	(24)
Total operating expenses	11,501,088	(1,837,191)		9,663,897
Operating income	709,342	5,692		715,034

Other income and deductions:
Allowance for other than borrowed funds used
during construction	894	0		894
Other income, net	491,121	1,294	(5)	13,019
		(141)	(6)
		(21,637)	(7)
		809	(8)
		(451,004)
		198	(14)
		(520)	(16)
		(5,048)	(19)
		(2,053)	(24)
Total other income and deductions	492,015	(478,102)		13,913
Income before interest charges, preferred dividends, cumulative
effect of accounting change and minority interest	1,201,357	(472,410)		728,947

Interest charges and preferred dividends:
Interest on long-term debt	213,800	(520)	(16)	213,280
Other interest	92,018	(238)		70,002
		(141)	(6)
		(21,637)	(7)
Allowance for borrowed funds used during const.
and interest capitalized	(10,631)	(1)		(10,632)
Dividends on preferred stock of subsidiaries	0	5,037	(10)	5,037
Total interest charges and preferred dividends	295,187	(17,500)		277,687
Minority Interest	7,386	(5,048)	(19)	2,338

Income (loss) before cumulative effect of
accounting change, net	898,784	(449,862)		448,922
Cumulative effect of accounting change, net	31,147	0		31,147
Net Income (loss)	867,637	(449,862)		417,775
	A - 4

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
RETAINED EARNINGS	Energy,	Hunlock	Service	Power Co.	(Carried to
	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 4a)
				(from pg B - 4)
Balance at January 1, 2001	943,281	0	0	248,408	1,191,689

Add:
Net income (loss)	417,775	0	0	89,457	507,232

Total	1,361,056	0	0	337,865	1,698,921

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	208,569	0	0	0	208,569

Dividends on capital stock of subsidiary companies:
Preferred	0	0	0	5,037	5,037
Common	0	0	0	98,026	98,026

Total deductions	208,569	0	0	103,063	311,632

Balance at December 31, 2001	1,152,487	0	0	234,802	1,387,289

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	1,044,085	0	0	164,941	1,209,026

Add (Deduct):
Issuance of Common Stock	126,535	0	0	0	126,535
Gain on sale of Treasury Stock	163,193	0	0	0	163,193
Issuance of membership interest in
Allegheny Energy Supply Company, LLC.	87,304	0	0	0	87,304

Capital Contributions from
Allegheny Energy, Inc.	0	0	0	0	0

Transfer of Equity to
Allegheny Energy Supply Company, LLC.	0	0	0	(64,699)	(64,699)

Decrease due to transfer of assets	0	0	0	0	0

Adjustment to recognize Allegheny Generating Company in the consolidated financial statements of Allegheny Energy Supply. LLC
due to increased ownership	0	0	0	0	0

Balance at December 31, 2001	1,421,117	0	0	100,242	1,521,359

MEMBERS EQUITY
Balance at January 1, 2001	0	18,127	0	0	18,127

Add:
Net income (loss)	0	(104)	0	0	(104)

Members capital contributions	0	2,393	0	0	2,393

Issuance of membership
Interest	0	0	0	0	0

Total	0	20,416	0	0	20,416

Deduct:
Decrease due to transfer of assets	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2001	0	20,416	0	0	20,416
	A - 4a

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
RETAINED EARNINGS	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 4)		(from pg E - 4a)		Pg A - 4b)
		(from pg D - 4)
Balance at January 1, 2001	1,191,689	187,551	112,040	0	1,491,280

Add:
Net income (loss)	507,232	48,035	109,845	0	665,112

Total	1,698,921	235,586	221,885	0	2,156,392

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	208,569	0	0	0	208,569

Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	98,026	75,214	108,653	0	281,893

Total deductions	311,632	75,214	108,653	0	495,499

Balance at December 31, 2001	1,387,289	160,372	113,232	0	1,660,893

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	1,209,026	224,979	244,239	0	1,678,244

Add (Deduct):
Issuance of Common Stock	126,535	0	0	0	126,535
Gain on sale of Treasury Stock	163,193	0	0	0	163,193
Issuance of membership interest in
Allegheny Energy Supply Company, LLC.	87,304	0	0	0	87,304

Capital Contributions from
Allegheny Energy, Inc.	0	0	0	0	0

Transfer of Equity to
Allegheny Energy Supply Company, LLC.	(64,699)	0	0	0	(64,699)

Decrease due to transfer of assets	0	(2,318)	0	0	(2,318)

Adjustment to recognize Allegheny Generating Company in the consolidated financial statements of Allegheny Energy Supply. LLC
due to increased ownership	0	0	0	0	0

Balance at December 31, 2001	1,521,359	222,661	244,239	0	1,988,259

MEMBERS EQUITY
Balance at January 1, 2001	18,127	0	0	759,643	777,770

Add:
Net income (loss)	(104)	0	0	203,688	203,584

Members capital contributions	2,393	0	0	446,355	448,748

Issuance of membership
Interest	0	0	0	115,000	115,000

Total	20,416	0	0	1,524,686	1,545,102

Deduct:
Decrease due to transfer of assets	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2001	20,416	0	0	1,524,686	1,545,102
A - 4b
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2001
(000's)
Allegheny	Green
Pittsburgh	Valley	Allegheny
Prior Page	Coal	Hydro	Ventures	Subtotal
RETAINED EARNINGS	Subtotal	Company	LLC.	Consolidated	(Carried to
(from pg A - 4a)	(from pg H - 4b)	Pg A - 4c)

Balance at January 1, 2001	1,491,280	(14,019)	0	(36,029)	1,441,232

Add:
Net income (loss)	665,112	(201)	0	(202)	664,709

Total	2,156,392	(14,220)	0	(36,231)	2,105,941

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	208,569	0	0	0	208,569

Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	281,893	0	0	0	281,893

Total deductions	495,499	0	0	0	495,499

Balance at December 31, 2001	1,660,893	(14,220)	0	(36,231)	1,610,442

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	1,678,244	555	0	96,092	1,774,891

Add (Deduct):
Issuance of Common Stock	126,535	0	0	0	126,535
Gain on sale of Treasury Stock	163,193	0	0	0	163,193
Issuance of membership interest in
Allegheny Energy Supply Company, LLC.	87,304	0	0	0	87,304

Capital Contributions from
Allegheny Energy, Inc.	0	0	0	64,893	64,893

Transfer of Equity to
Allegheny Energy Supply Company, LLC.	(64,699)	0	0	0	(64,699)

Decrease due to transfer of assets	(2,318)	0	0	0	(2,318)

Adjustment to recognize Allegheny Generating Company in the consolidated financial statements of Allegheny Energy Supply. LLC
due to increased ownership	0	0	0	0	0

Balance at December 31, 2001	1,988,259	555	0	160,985	2,149,799
MEMBERS EQUITY
Balance at January 1, 2001	777,770	0	0	0	777,770

Add:
Net income (loss)	203,584	0	0	0	203,584

Members capital contributions	448,748	0	2,196	0	450,944

Issuance of membership
Interest	115,000	0	0	0	115,000

Total	1,545,102	0	2,196	0	1,547,298

Deduct:
Decrease due to transfer of assets	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2001	1,545,102	0	2,196	0	1,547,298
	A - 4c

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

			Allegheny				Allegheny
	Prior Page	Allegheny	Energy				Energy, Inc
RETAINED EARNINGS	Subtotal	Generating	Unit 1 and	Combined	Eliminations,		Consolidated
	(from pg A - 4b)	Company	Unit 2, LLC	Totals	etc.		Totals

Balance at January 1, 2001	1,441,232	0	0	1,441,232	(497,951)		943,281

Add:
Net income (loss)	664,709	0	0	664,709	(246,934)		417,775

Total	2,105,941	0	0	2,105,941	(744,885)		1,361,056

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	208,569	0	0	208,569	0		208,569

Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	5,037	(5,037)	(10)	0
Common	281,893	0	0	281,893	(281,893)	(9)	0

Total deductions	495,499	0	0	495,499	(286,930)		208,569

Balance at December 31, 2001	1,610,442	0	0	1,610,442	(457,955)		1,152,487

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	1,774,891	144,370	0	1,919,261	(875,176)		1,044,085

Add (Deduct):
Issuance of Common Stock	126,535	0	0	126,535	0		126,535
Gain on sale of Treasury Stock	163,193	0	0	163,193	0		163,193
Issuance of membership interest in
Allegheny Energy Supply Company, LLC.	87,304	0	0	87,304	0		87,304

Capital Contributions from
Allegheny Energy, Inc.	64,893	0	0	64,893	(64,893)		0

Transfer of Equity to
Allegheny Energy Supply Company, LLC.	(64,699)	0	0	(64,699)	64,699		0

Decrease due to transfer of assets	(2,318)	0	0	(2,318)	2,318		0

Adjustment to recognize Allegheny Generating Company in the consolidated
	financial statements of Allegheny Energy Supply. LLC
due to increased ownership	0	(144,370)	0	(144,370)	144,370		0

Balance at December 31, 2001	2,149,799	0	0	2,149,799	(728,682)		1,421,117

MEMBERS EQUITY
Balance at January 1, 2001	777,770	0	46,852	824,622	(824,622)		0

Add:
Net income (loss)	203,584	0	(656)	202,928	(202,928)		0

Members capital contributions	450,944	0	0	450,944	(450,944)		0

Issuance of membership
Interest	115,000	0	0	115,000	(115,000)		0

Total	1,547,298	0	46,196	1,593,494	(1,593,494)		0

Deduct:
Decrease due to transfer of assets	0	0	46,196	46,196	(46,196)		0

Total deductions	0	0	46,196	46,196	(46,196)		0

Balance at December 31, 2001	1,547,298	0	0	1,547,298	(1,547,298)		0

	A - 5
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela
	Energy,	Hunlock	Service	Power Co.	Subtotal
	Inc.	Creek, LLC	Corporation	Consolidated	(Carried to
				(from pg B - 5)	Pg A - 5a)
Cash Flows from Operations:
Net income (loss)	417,775	(104)	0	89,457	507,128
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	417,775	(104)	0	89,457	507,128
Depreciation and amortization	0	0	0	79,011	79,011
Deferred Revenues	0	0	0	0	0
Minority interest	2,337	0	0	0	2,337
Amortization of adverse purchase power contracts	0	0	0	0	0
Deferred investment credit and income taxes, net	0	0	0	16,678	16,678
Deferred power costs, net	0	0	0	0	0
Unrealized gain on commodity contracts, net	0	0	0	0	0
Unconsolidated subsidiaries' dividends in excess of earnings	0	0	0	2,675	2,675
Allowance for other than borrowed funds used			0
during construction (AOFDC)	0	0	0	(481)	(481)
Changes in certain assets and liabilities:			0
Accounts receivable, net	(11,565)	(48)	(636)	17,498	5,249
Accounts receivable from affiliates	0	0	39,069	0	39,069
Affiliates accounts receivable/payable, net	0	0	0	0	0
Materials and supplies	1	0	0	(32,216)	(32,215)
Deposits	0	0	0	0	0
Taxes receivable
Gas retail contracts, net	0	0	0	0	0
Prepaid Taxes	0	(74)	965	0	891
Non-cash investment in subsidiary	(173,825)	0	0	0	(173,825)
Accounts payable	(18)	0	(9,520)	(3,484)	(13,022)
Purchased Options	0	0	0	0	0
Accounts payable to affiliates	(250)	(2,185)	0	(1,703)	(4,138)
Prepayments	0	0	0	19,342	19,342
Taxes accrued	(332)	0	(675)	6,415	5,408
Accrued Payroll	0	0	(8,491)	0	(8,491)
Interest accrued	(2,286)	0	0	2,615	329
Benefit plans' investment	(1,484)	0	0	0	(1,484)
Customer deposits	0	0	0	0	0
Other current liabilities	0	0	0	0	0
Other, net	7,563	2,392	(20,898)	(1,740)	(12,683)
Total Cash Flows from Operations	237,916	(19)	(186)	194,067	431,778

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	0	0	0	(104,450)	(104,450)
Unregulated generation construction expenditures and investments	0	(1,662)	0	0	(1,662)
Other construction expenditures and investments	0	0	0	0	0
Acquisitions of business and generating assets	(78,198)	0	0	0	(78,198)
Unregulated investments	0	1,681	0	0	1,681
Total Cash Flows used in Investing	(78,198)	19	0	(104,450)	(182,629)

Cash Flows from (used in) Financing:
Issuance of long - term debt	0	0	0	299,724	299,724
Retirement of long - term debt	0	0	0	(193,333)	(193,333)
Dividends paid to minority shareholder	0	0	0	0	0
Short - term debt, net	27,772	0	0	(22,665)	5,107
Notes receivable from affiliates	(325,839)	0	0	(69,499)	(395,338)
Notes payable to parents/affiliates	0	0	0	0	0
Parent Company contribution	(337,423)	0	0	0	(337,423)
Proceeds from issuance of common stock	670,478	0	0	0	670,478
Dividends on capital stock:
Preferred stock	0	0	0	(5,037)	(5,037)
Common stock	(194,699)	0	0	(98,026)	(292,725)
Total Cash Flows from (used in) Financing	(159,711)	0	0	(88,836)	(248,547)

Net Change in Cash and Temporary
Cash Investments**	7	0	(186)	781	602
Cash and Temporary Cash Investments at January 1	152	0	380	3,658	4,190
Cash and Temporary Cash Investments at December 31	159	0	194	4,439	4,792

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	51,436	0	1	47,341	98,778
Income taxes	333	0	5,305	29,865	35,503

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($533,014) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	A - 5a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 5)	(from pg D - 5)	(from pg E - 5a)	(from pg G - 5d)	Pg A - 5b)
Cash Flows from Operations:
Net income (loss)	507,128	48,035	109,845	203,688	868,696
Cumulative effect of accounting change, net of taxes	0	0	0	31,147	31,147
Income before accounting change	507,128	48,035	109,845	234,835	899,843
Depreciation and amortization	79,011	33,876	69,328	115,962	298,177
Deferred Revenues	0	(4,824)	0	0	(4,824)
Minority interest	2,337	0	0	5,049	7,386
Amortization of adverse purchase power contracts	0	0	(10,264)	0	(10,264)
Deferred investment credit and income taxes, net	16,678	20,632	6,751	239,101	283,162
Deferred power costs, net	0	(11,441)	0	0	(11,441)
Unrealized gain on commodity contracts, net	0	0	0	(598,140)	(598,140)
Unconsolidated subsidiaries' dividends in excess of earnings	2,675	0	0	0	2,675
Allowance for other than borrowed funds used
during construction (AOFDC)	(481)	67	(480)	0	(894)
Changes in certain assets and liabilities:
Accounts receivable, net	5,249	7,536	15,440	82,485	110,710
Accounts receivable from affiliates	39,069	0	0	0	39,069
Affiliates accounts receivable/payable, net	0	0	0	(73,036)	(73,036)
Materials and supplies	(32,215)	725	1,317	(7,363)	(37,536)
Deposits	0	0	0	(16,815)	(16,815)
Taxes receivable	0	0	0	(82,766)	(82,766)
Gas retail contracts, net	0	0	0	0	0
Prepaid Taxes	891	(8,579)	4,964	(7,887)	(10,611)
Non-cash investment in subsidiary	(173,825)	0	0	0	(173,825)
Accounts payable	(13,022)	(1,238)	1,182	(62,508)	(75,586)
Purchased Options	0	0	0	23,846	23,846
Accounts payable to affiliates	(4,138)	14,122	23,527	0	33,511
Prepayments	19,342	0	0	0	19,342
Taxes accrued	5,408	16,292	(9,945)	(5,643)	6,112
Accrued Payroll	(8,491)	0	0	32,730	24,239
Interest accrued	329	483	159	14,048	15,019
Benefit plans' investment	(1,484)	0	0	0	(1,484)
Customer deposits				4,460	4,460
Other current liabilities	0	0	0	0	0
Other, net	(12,683)	(7,848)	(8,510)	2,650	(26,391)
Total Cash Flows from Operations	431,778	107,838	203,314	(98,992)	643,938

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(104,450)	(54,895)	(70,586)	0	(229,931)
Unregulated generation construction expenditures and investments	(1,662)	0	0	(214,045)	(215,707)
Other construction expenditures and investments	0	0	0	0	0
Acquisitions	(78,198)	0	0	(1,548,612)	(1,626,810)
Unregulated investments	1,681	0	0	(6,855)	(5,174)
Total Cash Flows used in Investing	(182,629)	(54,895)	(70,586)	(1,769,512)	(2,077,622)

Cash Flows from (used in) Financing:
Issuance of long - term debt	299,724	99,739	0	776,594	1,176,057
Retirement of long - term debt	(193,333)	(95,457)	(60,184)	(7,187)	(356,161)
Dividends paid to minority shareholder	0	0	0	(7,674)	(7,674)
Short - term debt, net	5,107	14,912	0	520,130	540,149
Notes receivable from affiliates	(395,338)	0	36,250	0	(359,088)
Notes payable to parents/affiliates	0	0	0	334,600	334,600
Parent Company contribution	(337,423)	0	0	272,530	(64,893)
Proceeds from issuance of common stock	670,478	0	0	0	670,478
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(292,725)	(75,214)	(108,653)	0	(476,592)
Total Cash Flows from (used in) Financing	(248,547)	(56,020)	(132,587)	1,888,993	1,451,839

Net Change in Cash and Temporary
Cash Investments**	602	(3,077)	141	20,489	18,155
Cash and Temporary Cash Investments at January 1	4,190	4,685	6,116	420	15,411
Cash and Temporary Cash Investments at December 31	4,792	1,608	6,257	20,909	33,566

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	98,778	33,986	49,219	94,977	276,960
Income taxes	35,503	9,365	53,122	(17,235)	80,755

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($533,014) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	A - 5b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Green	Allegheny
	Prior Page	Allegheny	Valley	Ventures, Inc	Subtotal
	Subtotal	Pittsburgh	Hydro	Consolidated	(Carried to
	(from pg A - 5a)	Coal	LLC	(from pg. H-5b)	Pg A - 5c)
Cash Flows from Operations:
Net income (loss)	868,696	(202)	0	(202)	868,292
Cumulative effect of accounting change, net of taxes	31,147	0	0	0	31,147
Income before accounting change	899,843	(202)	0	(202)	899,439
Depreciation and amortization	298,177	0	71	1,137	299,385
Deferred Revenues	(4,824)	0	0	0	(4,824)
Minority interest	7,386	0	0	0	7,386
Amortization of adverse purchase power contracts	(10,264)	0	0	0	(10,264)
Deferred investment credit and income taxes, net	283,162	0	0	(1,905)	281,257
Deferred power costs, net	(11,441)	0	0	0	(11,441)
Unrealized gain on commodity contracts, net	(598,140)	0	0	0	(598,140)
Unconsolidated subsidiaries' dividends in excess of earnings	2,675	0	0	0	2,675
Allowance for other than borrowed funds used
during construction (AOFDC)	(894)	0	0	0	(894)
Changes in certain assets and liabilities:
Accounts receivable, net	110,710	0	0	(19,200)	91,510
Accounts receivable from affiliates	39,069	0	0	0	39,069
Affiliates accounts receivable/payable, net	(73,036)	0	0	0	(73,036)
Materials and supplies	(37,536)	0	0	(5,933)	(43,469)
Deposits	(16,815)	0	0	0	(16,815)
Taxes receivable	(82,766)	0	0	0	(82,766)
Gas retail contracts, net	0	0	0	0	0
Prepaid Taxes	(10,611)	0	0	0	(10,611)
Non-cash investment in subsidiary	(173,825)	0	0	0	(173,825)
Accounts payable	(75,586)	0	0	15,818	(59,768)
Purchased Options	23,846	0	0	0	23,846
Accounts payable to affiliates	33,511	0	52	49	33,612
Prepayments	19,342	0	0	(466)	18,876
Taxes accrued	6,112	(78)	0	2,096	8,130
Accrued Payroll	24,239	0	0	0	24,239
Interest accrued	15,019	0	0	51	15,070
Benefit plans' investment	(1,484)	0	0	0	(1,484)
Customer deposits	4,460	0	0	0	4,460
Other current liabilities	0	0	0	0	0
Other, net	(26,391)	1	(123)	(6,193)	(32,706)
Total Cash Flows from Operations	643,938	(279)	0	(14,748)	628,911

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(229,931)	0	0	0	(229,931)
Unregulated generation construction expenditures and investments	(215,707)	0	0	0	(215,707)
Other construction expenditures and investments	0	0	0	(17,612)	(17,612)
Acquisitions	(1,626,810)	0	0	(25,797)	(1,652,607)
Unregulated investments	(5,174)	0	0	(15,994)	(21,168)
Total Cash Flows used in Investing	(2,077,622)	0	0	(59,403)	(2,137,025)

Cash Flows from (used in) Financing:
Issuance of long - term debt	1,176,057	0	0	10,500	1,186,557
Retirement of long - term debt	(356,161)	0	0	0	(356,161)
Dividends paid to minority shareholder	(7,674)	0	0	0	(7,674)
Short - term debt, net	540,149	141	0	700	540,990
Notes receivable from affiliates	(359,088)	0	0	0	(359,088)
Notes payable to parents/affiliates	334,600	0	0	0	334,600
Parent Company contribution	(64,893)	0	0	64,893	0
Proceeds from issuance of common stock	670,478	0	0	0	670,478
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(476,592)	0	0	0	(476,592)
Total Cash Flows from (used in) Financing	1,451,839	141	0	76,093	1,528,073

Net Change in Cash and Temporary
Cash Investments**	18,155	(138)	0	1,942	19,959
Cash and Temporary Cash Investments at January 1	15,411	188	0	2,422	18,021
Cash and Temporary Cash Investments at December 31	33,566	50	0	4,364	37,980

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	276,960	0	0	395	277,355
Income taxes	80,755	(48)	0	856	81,563

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($533,014) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	A - 5c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny
		Energy	Energy Supply	Subtotal
	Prior Page	Unit 1 and	Conemaugh	(Carried to
	Subtotal	Unit 2, LLC	LLC	Pg A - 5d)
	(from pg A - 5b)
Cash Flows from Operations:
Net income (loss)	868,292	(656)	0	867,636
Cumulative effect of accounting change, net of taxes	31,147	0	0	31,147
Income before accounting change	899,439	(656)	0	898,783
Depreciation and amortization	299,385	591	1,362	301,338
Deferred Revenues	(4,824)	0	0	(4,824)
Minority interest	7,386	0	0	7,386
Amortization of adverse purchase power contracts	(10,264)	0	0	(10,264)
Deferred investment credit and income taxes, net	281,257	321	0	281,578
Deferred power costs, net	(11,441)	0	0	(11,441)
Unrealized gain on commodity contracts, net	(598,140)	0	0	(598,140)
Unconsolidated subsidiaries' dividends in excess of earnings	2,675	0	0	2,675
Allowance for other than borrowed funds used
during construction (AOFDC)	(894)	0	0	(894)
Changes in certain assets and liabilities:
Accounts receivable, net	91,510	0	0	91,510
Accounts receivable from affiliates	39,069	635	0	39,704
Affiliates accounts receivable/payable, net	(73,036)	0	0	(73,036)
Materials and supplies	(43,469)	0	0	(43,469)
Deposits	(16,815)	0	0	(16,815)
Taxes receivable	(82,766)	0	0	(82,766)
Gas retail contracts, net	0	0	0	0
Prepaid Taxes	(10,611)	0	0	(10,611)
Non-cash investment in subsidiary	(173,825)	0	0	(173,825)
Accounts payable	(59,768)	(948)	0	(60,716)
Purchased Options	23,846	0	0	23,846
Accounts payable to affiliates	33,612	0	0	33,612
Prepayments	18,876	0	0	18,876
Taxes accrued	8,130	(145)	0	7,985
Accrued Payroll	24,239	0	0	24,239
Interest accrued	15,070	0	0	15,070
Benefit plans' investment	(1,484)	0	0	(1,484)
Customer deposits	4,460	0	0	4,460
Other current liabilities	0	0	0	0
Other, net	(32,706)	202	(1,362)	(33,866)
Total Cash Flows from Operations	628,911	0	0	628,911

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(229,931)	0	0	(229,931)
Unregulated generation construction expenditures and investments	(215,707)	0	0	(215,707)
Other construction expenditures and investments	(17,612)	0	0	(17,612)
Acquisitions	(1,652,607)	0	0	(1,652,607)
Unregulated investments	(21,168)	0	0	(21,168)
Total Cash Flows used in Investing	(2,137,025)	0	0	(2,137,025)

Cash Flows from (used in) Financing:
Issuance of long - term debt	1,186,557	0	0	1,186,557
Retirement of long - term debt	(356,161)	0	0	(356,161)
Dividends paid to minority shareholder	(7,674)	0	0	(7,674)
Short - term debt, net	540,990	0	0	540,990
Notes receivable from affiliates	(359,088)	0	0	(359,088)
Notes payable to parents/affiliates	334,600	0	0	334,600
Parent Company contribution	0	0	0	0
Proceeds from issuance of common stock	670,478	0	0	670,478
Dividends on capital stock:
Preferred stock	(5,037)	0	0	(5,037)
Common stock	(476,592)	0	0	(476,592)
Total Cash Flows from (used in) Financing	1,528,073	0	0	1,528,073

Net Change in Cash and Temporary
Cash Investments**	19,959	0	0	19,959
Cash and Temporary Cash Investments at January 1	18,021	0	0	18,021
Cash and Temporary Cash Investments at December 31	37,980	0	0	37,980

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	277,355	0	2,865	280,220
Income taxes	81,563	(464)	0	81,099

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($533,014) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	A - 5d
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny
	Prior Page		Energy, Inc
	Subtotal	Eliminations,	Consolidated
	(from pg A - 5c)	etc.	Totals
Cash Flows from Operations:
Net income (loss)	867,636	(449,861)	417,775
Cumulative effect of accounting change, net of taxes	31,147	0	31,147
Income before accounting change	898,783	(449,861)	448,922
Depreciation and amortization	301,338	198	301,536
Deferred Revenues	(4,824)	0	(4,824)
Minority interest	7,386	(5,048)	2,338
Amortization of adverse purchase power contracts	(10,264)	0	(10,264)
Deferred investment credit and income taxes, net	281,578	(2,473)	278,785
		(320)
Deferred power costs, net	(11,441)	0	(11,441)
Unrealized gain on commodity contracts, net	(598,140)	(10,120)	(608,260)
Unconsolidated subsidiaries' dividends in excess of earnings	2,675	(2,675)	0
Allowance for other than borrowed funds used
during construction (AOFDC)	(894)	0	(894)
Changes in certain assets and liabilities:
Accounts receivable, net	91,510	0	91,510
Accounts receivable from affiliates	39,704	(39,704)	0
Affiliates accounts receivable/payable, net	(73,036)	73,036	0
Materials and supplies	(43,469)	1,627	(41,842)

Deposits	(16,815)	0	(16,815)
Taxes receivable	(82,766)	82,766	0
Gas retail contracts, net	0	0	0
Prepaid Taxes	(10,611)	8,579	0
		(4,964)
		7,887
		(965)
		74
Non-cash investment in subsidiary	(173,825)	173,825	0
Accounts payable	(60,716)	280	(60,436)
Purchased Options	23,846	0	23,846
Accounts payable to affiliates	33,612	(33,612)	0
Prepayments	18,876	(8,579)	(74,833)
		965
		(74)
		4,964
		(82,766)
		(7,887)
		(332)
Taxes accrued	7,985	(1,813)	6,172
Accrued Payroll	24,239	0	24,239
Interest accrued	15,070	(15,070)	0
Benefit plans' investment	(1,484)	0	(1,484)
Customer deposits	4,460	0	4,460
Other, net	(33,866)	2,675	(16,237)
		1,813
		(1,627)
		14,768
Total Cash Flows from Operations	628,911	(294,433)	334,478

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(229,931)	0	(229,931)
Unregulated generation construction expenditures and investments	(215,707)	0	(215,707)
Other construction expenditures and investments	(17,612)	0	(17,612)
Acquisitions	(1,652,607)	0	(1,652,607)
Unregulated investments	(21,168)	0	(21,168)
Total Cash Flows used in Investing	(2,137,025)	0	(2,137,025)

Cash Flows from (used in) Financing:
Issuance of long - term debt	1,186,557	0	1,186,557
Retirement of long - term debt	(356,161)	0	(356,161)
Dividends paid to minority shareholder	(7,674)	7,674	0
Short - term debt, net	540,990	(24,659)	516,331
Notes receivable from affiliates	(359,088)	359,088	0
Notes payable to parents/affiliates	334,600	(334,600)	0
Parent Company contribution	0	0	0
Proceeds from issuance of common stock	670,478	0	670,478
Dividends on capital stock:
Preferred stock	(5,037)	5,037	0
Common stock	(476,592)	281,893	(194,699)
Total Cash Flows from (used in) Financing	1,528,073	294,433	1,822,506

Net Change in Cash and Temporary
Cash Investments**	19,959	0	19,959
Cash and Temporary Cash Investments at January 1	18,021	0	18,021
Cash and Temporary Cash Investments at December 31	37,980	0	37,980

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	280,220	(20,831)	259,389
Income taxes	81,099	0	81,099

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($533,014) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
A- 6

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2001
(000's)

	Date of	Due within
First mortgage bonds:	Issue	One Year	Long-Term
Monongahela Power Company:
7-3/8% Series Due 2002	1992	25,000
7-1/4% Series Due 2007	1992		25,000
8-3/8% Series Due 2022	1992		40,000
7-5/8% Series Due 2025	1995		70,000
5% Series Due 2006	2001		300,000
Total		25,000	435,000

The Potomac Edison Company:
8% Series Due 2022	1992		55,000
7-3/4% Series Due 2023	1993		45,000
8% Series Due 2024	1994		75,000
7-5/8% Series Due 2025	1995		80,000
7-3/4% Series Due 2025	1995		65,000
Total			320,000

Total first mortgage bonds		25,000	755,000
A- 7

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2001 (Cont'd)
(000's)

				Liability
	Date of	Date of	Interest	Due within
	Issue	Maturity	Rate	One Year	Long-Term
Secured notes:
Pleasants pollution control facilities:
Monongahela Power Company	02-01-98	11-01-07	4.700%		14,500
	02-01-98	11-01-12	5.050%		3,000
	05-15-95	05-01-15	6.150%		25,000
	04-01-99	04-01-29	5.500%		7,700
					50,200

Allegheny Energy Supply Company, LLC	02-01-98	11-01-07	4.700%		77,163
	05-15-95	05-01-15	6.150%		56,230
	04-01-99	04-01-29	5.500%		24,279
	02-01-98	11-01-12	5.050%		447
					158,119
Mitchell pollution control facilities:
Allegheny Energy Supply Company, LLC	03-01-93	03-01-03	4.950%		61,500
	05-15-95	04-01-14	6.050%		15,400
					76,900
Fort Martin pollution control facilities:
Monongahela Power Company	04-01-93	04-01-13	5.950%		7,050
					7,050

Allegheny Energy Supply Company, LLC	04-01-93	04-01-13	5.950%		17,402
					17,402

Harrison pollution control facilities:
Monongahela Power Company	04-15-92	04-15-22	6.875%		5,000
	05-01-93	05-01-23	6.250%		10,675
	07-15-94	08-01-24	6.750%		8,825
					24,500

Allegheny Energy Supply Company, LLC	04-15-92	04-15-22	6.875%		15,746
	05-01-93	05-01-23	6.300%		18,040
	07-15-94	08-01-24	6.750%		27,787
	05-01-93	05-01-23	6.250%		15,583
					77,156

Mortgage Property:
Mountaineer Gas Company	06-30-99	04-01-09	7.000%	15	94
				15	94

Elimination					(12,197)

Total secured notes				15	399,224
A- 8

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2001 (Cont'd)
(000's)

				Liability
	Date of	Date of	Interest	Due Within
	Issue	Maturity	Rate	One Year	Long-Term

Debentures:
Allegheny Generating Company	09-01-93	09-01-23	6.875%		100,000
	09-01-93	09-01-03	5.625%		50,000
Total Debentures					150,000

Quarterly Income Debt Securities:
West Penn Power Company	06-12-95	06-30-25	8.000%		70,000
Total Quarterly Income Debt Securities					70,000

Installment purchase obligations:
Monongahela Power Company
Pleasants County pollution cntl facilities	03-01-98	03-01-03	4.500%		10,145
Preston County pollution cntl facilities	03-01-98	03-01-03	4.500%		5,900
Marion County pollution cntl facilities	03-01-98	03-01-03	4.500%		3,055
					19,100

Allegheny Energy Supply Company, LLC
Pleasants County pollution cntl facilities	03-01-98	03-01-03	4.500%		1,514
Preston County pollution cntl facilities	03-01-98	03-01-03	4.500%		880
Marion County pollution cntl facilities	03-01-98	03-01-03	4.500%		456
					2,850
Elimination					(2,850)
Total installment purchase obligations					19,100
A- 9

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2001 (Cont'd)
(000's)

					Liability
	Date of	Date of	Interest		Due Within
	Issue	Maturity	Rate		One Year	Long-Term
Unsecured notes:
Hatfield's Ferry pollution control
facilities:
Monongahela Power Company	03-01-98	02-01-02	4.350%		2,060
	03-01-98	02-01-07	4.750%			1,000
	03-01-98	02-01-12	5.100%			3,000
					2,060	4,000

Allegheny Energy Supply Company, LLC	03-01-98	02-01-07	4.750%			14,435
	03-01-98	02-01-02	4.350%		3,200
	03-01-98	02-01-02	4.350%		307
	03-01-98	02-01-07	4.750%			149
	03-01-98	02-01-12	5.100%			448
					3,507	15,032
Insurance Companies
Mountaineer Gas Company
	10-12-95	10-01-10	7.590%		3,333	53,334
	10-15-99	10-31-09	7.830%			10,000
	10-15-99	10-31-19	8.090%			23,000
	10-15-99	10-31-19	8.090%			4,000
	10-15-99	10-31-19	8.090%			2,000
	10-15-99	10-31-19	8.090%			1,000
					3,333	93,334
Elimination					(307)	(597)
Total unsecured notes					8,593	111,769

Medium-term notes:
Allegheny Energy, Inc	08-18-00	08-01-05	7.750%			165,000
	11-07-00	08-01-05	7.750%			135,000
						300,000

Monongahela Power Company	09-24-98	09-24-03	5.660%			5,000
	09-25-98	09-25-03	5.710%			1,975
	09-29-98	09-29-03	5.570%			1,000
	09-29-98	09-29-03	5.630%			20,500
	09-30-98	09-30-03	5.560%			15,000
	12-10-99	01-15-10	7.360%			110,000
						153,475

The Potomac Edison Company	11-01-01	01-01-06	5.000%			100,000

West Penn Power Company	09-21-98	09-23-02	5.660%		32,050
	09-22-98	09-23-02	5.560%		1,500
	06-01-99	06-01-04	6.375%			84,000
					33,550	84,000

Allegheny Energy Supply Company, LLC	08-01-00	05-01-02	3.030%	*	80,000
	03-15-01	03-15-11	7.800%			400,000
	11-28-01	11-01-07	8.130%	**	135,601	237,213
					215,601	637,213

AFN Finance Company No. 2, LLC	06-07-01	06-30-06	3.809%	***		10,500

Total medium-term notes					249,151	1,285,188

Transition bonds:		Expected Final
West Penn Funding LLC		Payment Date
Transition Class A-2	11-16-99	12-26-03	6.630%		70,295	68,687
Transition Class A-3	11-16-99	09-25-06	6.810%			198,000
Transition Class A-4	11-16-99	06-25-08	6.980%			156,000
Total transition bonds					70,295	422,687

Unamortized debt discount and premium, net:
Allegheny Energy, Inc.						819
Monongahela Power Company						(2,492)
The Potomac Edison Company						(4,203)
West Penn Power Company						(1,982)
West Penn Funding LLC						(59)
Allegheny Energy Supply Company, LLC						(3,789)
Allegheny Generating Company						(841)
Total unamortized debt discount and premium, net						(12,547)

* Interest rate at 12-31-01 based on floating rate (three-month London Interbank Offer Rate (LIBOR) plus .80 percent).
** Estimated prepayments will reduce the loan balance to Zero in 2004
*** Interest rate at 12-31-01 based on floating rate (six-month London Interbank Offer Rate (LIBOR) plus 1.81 percent).
	B - 1
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

	Monongahela	Mountaineer				Monongahela
	Power	Gas Co.	Combined	Eliminations,		Power Co.
ASSETS	Company	Consolidated	Totals	etc.		Consolidated
		(from pg C - 1)				(Carried to
						Pg A - 1)
Property, plant and equipment:
At original cost	2,172,930	317,811	2,490,741	0		2,490,741
Accumulated depreciation	(976,734)	(163,170)	(1,139,904)	0		(1,139,904)

Investments and other assets:
Excess of cost over net assets acquired	25,009	170,024	195,033	0		195,033
Securities of subsidiaries consolidated	241,535	0	241,535	(241,535)	(1)	0
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(3,416)	0	(3,416)	0		(3,416)
Advances	3,495	0	3,495	0		3,495
Investment in Allegheny Generating Company:
Common stock, at equity	30,476	0	30,476	0		30,476
Other	29	3,273	3,302	0		3,302

Current assets:
Cash	2,406	2,033	4,439	0		4,439
Accounts receivable:
Electric	80,111	0	80,111	0		80,111
Gas	4,503	31,188	35,691	0		35,691
Other	3,223	326	3,549	0		3,549
Allowance for uncollectible accounts	(3,841)	(2,459)	(6,300)	0		(6,300)
Notes receivable due 1 yr.	91,500	3	91,503	0		91,503
Materials and supplies - at average cost:
Operating and construction	17,256	1,067	18,323	(1)		18,322
Fuel	12,825	28,324	41,149	0		41,149
Deferred income taxes	4,238	1,136	5,374	0		5,374
Prepaid taxes	20,203	17,387	37,590	0		37,590
Prepaid Gas	9,381	0	9,381	0		9,381
Other	1,830	1,583	3,413	(958)	(2)	2,455

Deferred charges:
Regulatory assets	100,750	0	100,750	0		100,750
Unamortized loss on reacquired debt	10,987	1,455	12,442	0		12,442
Other	7,149	2,015	9,164	0		9,164

Total assets	1,855,845	411,996	2,267,841	(242,494)		2,025,347
	B - 2
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

	Monongahela	Mountaineer				Monongahela
	Power	Gas Co.	Combined	Eliminations,		Power Co.
CAPITALIZATION AND LIABILITIES	Company	Consolidated	Totals	etc.		Consolidated
		(from pg C - 2)				(Carried to
						Pg A - 2)
Capitalization:
Common stock of Monongahela Power Company	294,550	0	294,550	0		294,550
Common stock of subsidiaries consolidated	0	45,793	45,793	(45,793)	(1)	0
Other paid - in capital	100,242	183,711	283,953	(183,711)	(1)	100,242
Retained earnings	234,802	9,718	244,520	(9,718)	(1)	234,802

Preferred stock
Not subject to mandatory redemption	74,000	0	74,000	0		74,000

Long-term debt	690,833	93,428	784,261	0		784,261
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Short - term debt	0	14,350	14,350	0		14,350
Long-term debt due 1 year	27,060	3,348	30,408	0		30,408
Accounts payable to affiliates	13,207	2,511	15,718	0		15,718
Accounts payable - others	50,028	13,658	63,686	(99)	(1)	63,587
Taxes accrued:
Federal and state income	7,939	255	8,194	0		8,194
Other	33,515	5,570	39,085	0		39,085
Interest accrued	13,244	1,674	14,918	0		14,918
Other	9,111	674	9,785	(959)	(2)	8,826

Deferred credits and other liabilities:
Unamoritized investment credit	9,034	0	9,034	0		9,034
Long-term accounts payable affiliates	0	15,812	15,812	0		15,812
Deferred income taxes	223,263	17,702	240,965	(2,214)	(4)	238,751
Obligations under capital leases	11,567	0	11,567	0		11,567
Regulatory liabilities	49,509	0	49,509	0		49,509
Other	13,941	3,792	17,733	0		17,733

Total capitalization and liabilities	1,855,845	411,996	2,267,841	(242,494)		2,025,347
	B - 3
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

	Monongahela	Mountaineer				Monongahela
	Power	Gas Co.	Combined	Eliminations,		Power Co.
	Company	Consolidated	Totals	etc.		Consolidated
		(from pg C - 3)				(Carried to
						Pg A - 3)
Electric operating revenues:
Residential	251,385	120,530	371,915	1	(3)	371,916
Commercial	151,487	71,027	222,514	1,269	(3)	223,783
Industrial	216,284	2,088	218,372	690	(3)	219,062
Bulk power transactions, net	12,902	0	12,902	0		12,902
Wholesale and other excluding affiliates	13,259	10,849	24,108	328	(3)	24,436
Affiliated companies	85,732	0	85,732	(108)	(5)	85,624

Total operating revenues	731,049	204,494	935,543	2,180		937,723

Operating expenses:
Operation:
Fuel	136,853	0	136,853	0		136,853
Purchased power and exchanges, net	131,142	0	131,142	0		131,142
Gas Purchases and Production	17,212	111,607	128,819	1,045	(3)	129,864
Other	102,634	40,215	142,849	494	(3)	143,235
				(108)	(5)
Maintenance	78,536	4,539	83,075	0		83,075
Depreciation	63,724	15,260	78,984	27	(3)	79,011
Taxes other than income taxes	50,252	13,563	63,815	0		63,815
Federal and state income taxes	34,560	4,335	38,895	296	(3)	36,978
				(2,213)	(4)
Total operating expenses	614,913	189,519	804,432	(459)		803,973
Operating income	116,136	14,975	131,111	2,639		133,750

Other income and deductions:
Allowance for other than borrowed funds used
during construction	481	0	481	0		481
Other, net	16,724	115	16,839	(9,087)	(1)	7,743
				(9)	(6)
Total other income and deductions	17,205	115	17,320	(9,096)		8,224
Income before interest charges	133,341	15,090	148,431	(6,457)		141,974

Interest charges:
Interest on other long-term debt	43,082	7,764	50,846	0		50,846
Other interest	3,100	893	3,993	(9)	(6)	3,984
Allowance for borrowed funds used during
construction	(2,298)	(15)	(2,313)	0		(2,313)
Total interest charges	43,884	8,642	52,526	(9)		52,517
Net income (loss)	89,457	6,448	95,905	(6,448)		89,457
	B - 4
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

	Monongahela	Mountaineer				Monongahela
	Power	Gas Co.	Combined	Eliminations,		Power Co.
RETAINED EARNINGS	Company	Consolidated	Totals	etc.		Consolidated
		(from pg C - 4)				(Carried to
						Pg A - 4)
Balance at January 1, 2001 as reflected in the U-5-S	248,408	2,843	251,251	(2,843)		248,408
Adjustment to year 2000 income
subsequent to the U-5-S filing	0	427	427	(427)		0

	248,408	3,270	251,678	(3,270)		248,408
Add:
Net income (loss)	89,457	6,448	95,905	(6,448)		89,457

Total	337,865	9,718	347,583	(9,718)	(1)	337,865

Deduct:
Dividends on capital stock of Monongahela Power Company
Preferred stock:
4.4%	396	0	396	0		396
4.8% Series B	192	0	192	0		192
4.5% Series C	270	0	270	0		270
6.28% Series D	314	0	314	0		314
7.73% Series L	3,865	0	3,865	0		3,865
Common Stock	98,026	0	98,026	0		98,026

Total deductions	103,063	0	103,063	0		103,063

Balance at December 31, 2001	234,802	9,718	244,520	(9,718)		234,802

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	164,941	197,886	362,827	(197,886)		164,941
Adjustment to year 2000 other Paid-in Capital
subsequent to the U-5-S filing	0	(14,175)	(14,175)	14,175		0
	164,941	183,711	348,652	(183,711)		164,941
Add (Deduct):

Transfer of Equity to
Allegheny Energy Supply	(64,699)	0	(64,699)	0		(64,699)

Balance at December 31, 2001	100,242	183,711	283,953	(183,711)		100,242
	B - 5
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

	Monongahela	Mountaineer				Monongahela
	Power	Gas Co.	Combined	Eliminations,		Power Co.
	Company	Consolidated	Totals	etc.		Consolidated
		(from pg C - 5)				(Carried to
						Pg A - 5)
Cash Flows from Operations:
Net income (loss)	89,457	6,448	95,905	(6,448)	(1)	89,457
Cumulative effect of accounting change, net of taxes	0	0	0	0		0
Income before accounting change	89,457	6,448	95,905	(6,448)		89,457
Depreciation and amortization	63,724	15,260	78,984	27		79,011
Deferred investment credit and income taxes, net	3,339	15,553	18,892	(2,214)		16,678
Unconsolidated subsidiaries' dividends in excess of earnings	2,675	0	2,675	0		2,675
Investment in consolidated subsidiary	(9,187)	0	(9,187)	9,187		0
Allowance for other than borrowed funds used
during construction (AOFDC)	(481)	0	(481)	0		(481)
Changes in certain current assets and liabilities:
Accounts receivable, net	6,480	13,308	19,788	(2,290)		17,498
Materials and supplies	(3,719)	(173)	(3,892)	(28,324)		(32,216)
Fuel	0	(28,324)	(28,324)	28,324		0
Accounts payable	571	(4,055)	(3,484)	0		(3,484)
Accounts payable to affiliates	(4,214)	2,511	(1,703)	0		(1,703)
Prepayments	3,297	16,045	19,342	0		19,342
Taxes accrued	6,234	181	6,415	0		6,415
Interest accrued	2,654	(39)	2,615	0		2,615
Other, net	(7,452)	3,974	(3,478)	1,738		(1,740)
Total Cash Flows from Operations	153,378	40,689	194,067	0		194,067

Cash Flows used in Investing:
Regulated operation's construction expenditures (less allowance for other
than borrowed funds used during construction)	(90,703)	(13,747)	(104,450)	0		(104,450)
Total Cash Flows used in Investing	(90,703)	(13,747)	(104,450)	0		(104,450)

Cash Flows from (used in) Financing:
Issuance of long - term debt	299,724	0	299,724	0		299,724
Repayment of long - term debt	(190,000)	(3,333)	(193,333)	0		(193,333)
Short - term debt, net	0	(22,665)	(22,665)	0		(22,665)
Notes receivable from affiliates	(69,500)	1	(69,499)	0		(69,499)
Dividends on capital stock:
Preferred stock	(5,037)	0	(5,037)	0		(5,037)
Common stock	(98,026)	0	(98,026)	0		(98,026)
Total Cash Flows from (used in) Financing	(62,839)	(25,997)	(88,836)	0		(88,836)

Net Change in Cash and Temporary
Cash Investments*	(164)	945	781	0		781
Cash and Temporary Cash Investments at January 1	2,570	1,088	3,658	0		3,658
Cash and Temporary Cash Investments at December 31	2,406	2,033	4,439	0		4,439

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	40,532	6,809	47,341	0		47,341
Income taxes	32,657	(2,792)	29,865	0		29,865

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	C - 1
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Mountaineer					Mountaineer
		Gas	Mapcom				Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Consolidated
ASSETS	Gas Co.	Inc	Inc	Totals	etc.		(Carried to
							Pg B - 1)
Property, plant and equipment:
At original cost	303,397	14,414	0	317,811	0		317,811
Accumulated depreciation	(157,367)	(5,803)	0	(163,170)	0		(163,170)

Investments and other assets:
Excess of cost over net assets acquired	170,024	0	0	170,024	0		170,024
Securities of subsidiaries consolidated	9,722	0	0	9,722	(9,722)	(1)	0
Other assets	3,273	0	0	3,273	0		3,273

Current assets:
Cash	1,323	710	0	2,033	0		2,033
Accounts receivable:
Electric	0	0	0	0	0		0
Gas	31,067	121	0	31,188	0		31,188
Affiliates	0	848	0	848	(848)	(2)	0
Other	268	58	0	326	0		326
Allowance for uncollectible accounts	(2,452)	(7)	0	(2,459)	0		(2,459)
Notes receivable due 1 yr.	3	0	0	3	0		3
Materials and supplies - at average cost:
Operating and construction	1,067	0	0	1,067	0		1,067
Fuel	28,324	0	0	28,324	0		28,324
Deferred income taxes	1,133	3	0	1,136	0		1,136
Prepaid taxes	17,128	167	92	17,387	0		17,387
Prepaid Gas	0	0	0	0	0		0
Other	1,554	29	0	1,583	0		1,583

Deferred charges:
Deferred Income Taxes	0	0	18	18	(18)	(3)	0
Unamortized loss on reacquired debt	1,455	0	0	1,455	0		1,455
Other	2,015	0	0	2,015	0		2,015

Total assets	411,934	10,540	110	422,584	(10,588)		411,996

	C - 2
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Mountaineer					Mountaineer
		Gas	Mapcom				Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Consolidated
CAPITALIZATION AND LIABILITIES	Gas Co.	Inc	Inc	Totals	etc.		(Carried to
							Pg B - 2)
Capitalization:
Common stock of Mountaineer Gas Company	45,793	0	0	45,793	0		45,793
Common stock of subsidiaries consolidated	0	0	120	120	(120)	(1)	0
Other paid - in capital	183,711	10,225	205	194,141	(10,430)	(1)	183,711
Retained earnings	9,718	(613)	(215)	8,890	828	(1)	9,718

Long-term debt	93,428	0	0	93,428	0		93,428
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Short - term debt	14,350	0	0	14,350	0		14,350
Long-term debt due 1 year	3,348	0	0	3,348	0		3,348
Accounts payable to affiliates	3,359	0	0	3,359	(848)	(2)	2,511
Accounts payable - others	13,193	465	0	13,658	0		13,658
Taxes accrued:
Federal and state income	28	227	0	255	0		255
Other	5,553	17	0	5,570	0		5,570
Interest accrued	1,674	0	0	1,674	0		1,674
Other	661	13	0	674	0		674

Deferred credits and other liabilities:
Long-term accounts payable affiliates	15,812	0	0	15,812	0		15,812
Deferred income taxes	17,518	202	0	17,720	(18)	(3)	17,702
Other	3,788	4	0	3,792	0		3,792

Total capitalization and liabilities	411,934	10,540	110	422,584	(10,588)		411,996

	C - 3
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Mountaineer					Mountaineer
		Gas	Mapcom				Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Consolidated
	Gas Co.	Inc	Inc	Totals	etc.		(Carried to
Electric operating revenues:							Pg B - 3)
Residential	120,530	0	0	120,530	0		120,530
Commercial	71,006	21	0	71,027	0		71,027
Industrial	2,088	0	0	2,088	0		2,088
Bulk power transactions, net	0	0	0	0	0		0
Wholesale and other excluding affiliates	10,172	677	0	10,849	0		10,849
Affiliated companies	0	8,728	0	8,728	(8,728)	(4)	0

Total operating revenues	203,796	9,426	0	213,222	(8,728)		204,494

Operating expenses:
Operation:
Gas Purchases and Production	116,404	3,931	0	120,335	(8,728)	(4)	111,607
Other	39,572	643	0	40,215	0		40,215
Maintenance	4,503	36	0	4,539	0		4,539
Depreciation	14,691	569	0	15,260	0		15,260
Taxes other than income taxes	13,250	313	0	13,563	0		13,563
Federal and state income taxes	2,844	1,491	0	4,335	0		4,335
Total operating expenses	191,264	6,983	0	198,247	(8,728)		189,519
Operating income	12,532	2,443	0	14,975	0		14,975

Other income and deductions:
Other, net	2,558	53	(128)	2,483	(2,368)	(1)	115
Total other income and deductions	2,558	53	(128)	2,483	(2,368)		115
Income before interest charges	15,090	2,496	(128)	17,458	(2,368)		15,090

Interest charges:
Interest on long - term debt	7,764	0	0	7,764	0		7,764
Other interest	893	0	0	893	0		893
Allowance for borrowed funds used during
construction	(15)	0	0	(15)	0		(15)
Total interest charges	8,642	0	0	8,642	0		8,642

Net income (loss)	6,448	2,496	(128)	8,816	(2,368)		6,448

	C - 4
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Mountaineer					Mountaineer
		Gas	Mapcom				Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Consolidated
RETAINED EARNINGS	Gas Co.	Inc	Inc	Totals	etc.		(Carried to
							Pg B - 4)
Balance at January 1, 2001 as reflected in the U-5-S	2,843	(109)	(87)	2,647	196		2,843
Adjustment to year 2000 income
subsequent to the U-5-S filing	427	0	0	427	0		427
	3,270	(109)	(87)	3,074	196		3,270
Add:

Net income (loss)	6,448	2,496	(128)	8,816	(2,368)	(1)	6,448

Total	9,718	2,387	(215)	11,890	(2,172)		9,718

Deduct:
Dividends on Common Stock	0	3,000	0	3,000	(3,000)	(1)	0

Total deductions	0	3,000	0	3,000	(3,000)		0

Balance at December 31, 2001	9,718	(613)	(215)	8,890	828		9,718

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	197,886	10,225	182	208,293	(10,407)		197,886
Adjustment to year 2000 other Paid-in Capital
subsequent to the U-5-S filing	(14,175)	0	0	(14,175)	0		(14,175)

	183,711	10,225	182	194,118	(10,407)		183,711
Add (Deduct):
Adjustment to other paid-in capital
from Mountaineer Gas Company	0	0	23	23	(23)	(1)	0

Balance at December 31, 2001	183,711	10,225	205	194,141	(10,430)		183,711

	C - 5
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Mountaineer
		Gas	Mapcom				Mountaineer
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Gas Co.
	Gas Co.	Inc	Inc	Totals	etc.		Consolidated
							(Carried to
							Pg B - 5)
Cash Flows from Operations:
Net income (loss)	6,448	2,496	(128)	8,816	(2,368)	(1)	6,448
Cumulative effect of accounting change, net of taxes	0	0	0	0	0		0
Income before accounting change	6,448	2,496	(128)	8,816	(2,368)		6,448
Depreciation, depletion, and amortization	14,691	569	0	15,260	0		15,260
Deferred income taxes, net	15,682	(129)	0	15,553	0		15,553
Changes in certain current assets and liabilities:
Accounts receivable, net	13,262	12	34	13,308	0		13,308
Materials and supplies	(173)	0	0	(173)	0		(173)
Fuel	(28,324)	0	0	(28,324)	0		(28,324)
Accounts payable	(3,980)	(59)	(16)	(4,055)	0		(4,055)
Accounts payable to affiliates	2,431	80	0	2,511	0		2,511
Prepayment	16,217	(158)	(14)	16,045	0		16,045
Taxes accrued	609	(427)	(1)	181	0		181
Interest accrued	(39)	0	0	(39)	0		(39)
Other, net	4,589	(3,108)	125	1,606	2,368		3,974
Total Cash Flows from Operations	41,413	(724)	0	40,689	0		40,689

Cash Flows used in Investing:
Regulated operation's construction expenditures (less allowance for other
than borrowed funds used during construction)	(14,093)	346	0	(13,747)	0		(13,747)
Total Cash Flows used in Investing	(14,093)	346	0	(13,747)	0		(13,747)

Cash Flows from (used in) Financing:
Short - term debt, net	(22,665)	0	0	(22,665)	0		(22,665)
Repayment of long - term debt	(3,333)	0	0	(3,333)	0		(3,333)
Notes receivable due within one year	1	0	0	1	0		1
Total Cash Flows from (used in) Financing	(25,997)	0	0	(25,997)	0		(25,997)

Net Change in Cash and Temporary
Cash Investments*	1,323	(378)	0	945	0		945
Cash and Temporary Cash Investments at January 1	0	1,088	0	1,088	0		1,088
Cash and Temporary Cash Investments at December 31	1,323	710	0	2,033	0		2,033

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	6,818	0	0	6,818	(9)		6,809
Income taxes	(4,653)	1,910	(49)	(2,792)	0		(2,792)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	D - 1
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
						The
	The	P E				Potomac Edison
	Potomac Edison	Transfering	Combined	Eliminations,		Company
ASSETS	Company	Agent, LLC	Totals	etc.		Consolidated
						(Carried to
						Pg A - 1a)
Property, plant and equipment:
At original cost	1,447,027	0	1,447,027	0		1,447,027
Accumulated depreciation	(538,301)	0	(538,301)	0		(538,301)

Investments and other assets:
Securities of subsidiaries consolidated	3,140	0	3,140	(3,140)	(1)	0
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(3,416)	0	(3,416)	0		(3,416)
Advances	3,616	0	3,616	0		3,616
Other	103	0	103	0		103

Current assets:
Cash and temporary cash investments	1,508	100	1,608	0		1,608
Accounts receivable:
Electric	90,040	0	90,040	0		90,040
Affiliates	0	3	3	(3)	(2)	0
Other	3,084	0	3,084	0		3,084
Allowance for uncollectible accounts	(4,731)	0	(4,731)	0		(4,731)
Materials and supplies - at average cost:
Operating and construction	11,407	0	11,407	0		11,407
Deferred income taxes	4,791	0	4,791	0		4,791
Prepaid taxes	21,577	3,037	24,614	0		24,614
Other	1,151	0	1,151	0		1,151

Deferred charges:
Regulatory assets	54,081	0	54,081	0		54,081
Unamortized loss on reacquired debt	11,756	0	11,756	0		11,756
Other	4,958	0	4,958	0		4,958

Total assets	1,111,791	3,140	1,114,931	(3,143)		1,111,788
	D - 2
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
						The
	The	P E				Potomac Edison
	Potomac Edison	Transfering	Combined	Eliminations,		Company
CAPITALIZATION AND LIABILITIES	Company	Agent, LLC	Totals	etc.		Consolidated
						(Carried to
						Pg A - 2a)
Capitalization:
Common stock of The Potomac Edison Company	224	0	224	0		224
Members equity	0	3,140	3,140	(3,140)	(1)	0
Other paid - in capital	222,661	0	222,661	0		222,661
Retained earnings	160,372	0	160,372	0		160,372

Long-term debt	415,797	0	415,797	0		415,797
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Short - term debt	57,597	0	57,597	0		57,597
Accounts payable to affiliates	38,612	0	38,612	(3)	(2)	38,609
Accounts payable - others	16,066	0	16,066	0		16,066
Taxes accrued:
Federal and state income	1,345	0	1,345	0		1,345
Other	23,768	0	23,768	0		23,768
Deferred power costs	6,687	0	6,687	0		6,687
Interest accrued	5,011	0	5,011	0		5,011
Maryland Settlement	23	0	23	0		23
Other	6,512	0	6,512	0		6,512

Deferred credits and other liabilities:
Unamoritized investment credit	9,570	0	9,570	0		9,570
Deferred income taxes	109,748	0	109,748	0		109,748
Obligations under capital leases	9,218	0	9,218	0		9,218
Regulatory liabilities	20,377	0	20,377	0		20,377
Other	8,203	0	8,203	0		8,203

Total capitalization and liabilities	1,111,791	3,140	1,114,931	(3,143)		1,111,788
	D - 3
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transfering	Combined	Eliminations,	Company
	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 3a)
Electric operating revenues:
Residential	346,128	0	346,128	0	346,128
Commercial	165,480	0	165,480	0	165,480
Industrial	220,039	0	220,039	0	220,039
Bulk power transactions, net	64,376	0	64,376	0	64,376
Wholesale and other, excluding affiliates	41,601	0	41,601	0	41,601
Affiliated companies	26,910	0	26,910	0	26,910

Total operating revenues	864,534	0	864,534	0	864,534

Operating expenses:
Operation:
Purchased power and exchanges, net	516,203	0	516,203	0	516,203
Deferred power costs, net	(11,441)	0	(11,441)	0	(11,441)
Other	153,911	0	153,911	0	153,911
Maintenance	29,762	0	29,762	0	29,762
Depreciation and Amortization	33,876	0	33,876	0	33,876
Taxes other than income taxes	30,005	0	30,005	0	30,005
Federal and state income taxes	26,684	0	26,684	0	26,684
Total operating expenses	779,000	0	779,000	0	779,000
Operating income	85,534	0	85,534	0	85,534

Other income and deductions:
Allowance for other than borrowed funds used
during construction	(67)	0	(67)	0	(67)
Other, net	(2,304)	0	(2,304)	0	(2,304)
Total other income and deductions	(2,371)	0	(2,371)	0	(2,371)
Income before interest charges	83,163	0	83,163	0	83,163

Interest charges:
Interest on long-term debt	32,996	0	32,996	0	32,996
Other interest	2,376	0	2,376	0	2,376
Allowance for borrowed funds used during
construction	(244)	0	(244)	0	(244)
Total interest charges	35,128	0	35,128	0	35,128
Net income (loss)	48,035	0	48,035	0	48,035
	D - 4
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
						The
	The	P E				Potomac Edison
	Potomac Edison	Transfering	Combined	Eliminations,		Company
RETAINED EARNINGS	Company	Agent, LLC	Totals	etc.		Consolidated
						(Carried to
						Pg A - 4a)
Balance at January 1, 2001	187,551	0	187,551	0		187,551

Add:
Net income (loss)	48,035	0	48,035	0		48,035

Total	235,586	0	235,586	0		235,586

Deduct:
Dividends on capital stock of The Potomac Edison Company:
Common	75,214	0	75,214	0		75,214

Total deductions	75,214	0	75,214	0		75,214

Balance at December 31, 2001	160,372	0	160,372	0		160,372

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	224,979	0	224,979	0		224,979

Add (Deduct):

Decrease due to transfer of assets	(2,318)	0	(2,318)	0		(2,318)

Balance at December 31, 2001	222,661	0	222,661	0		222,661

						The
						Potomac Edison
	The	P E				Company
	Potomac Edison	Transfering	Combined	Eliminations,		Consolidated
MEMBERS EQUITY	Company	Agent, LLC	Totals	etc.		(Carried to
						Pg A - 4a)
Balance at January 1, 2001	0	3,140	3,140	(3,140)	(1)	0

Add:
Net income (loss)	0	0	0	0		0

Total	0	3,140	3,140	(3,140)		0

Deduct:
Return of cash investment
from capital contribution	0	0	0	0		0

Total deductions	0	0	0	0		0

Balance at December 31, 2001	0	3,140	3,140	(3,140)		0
	D - 5
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transfering	Combined	Eliminations,	Company
	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 5a)
Cash Flows from Operations:
Net income (loss)	48,035	0	48,035	0	48,035
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	48,035	0	48,035	0	48,035
Depreciation and amortization	33,876	0	33,876	0	33,876
Deferred Revenues	(4,824)	0	(4,824)	0	(4,824)
Deferred investment credit and income taxes, net	20,632	0	20,632	0	20,632
Deferred power costs, net	(11,441)	0	(11,441)	0	(11,441)
Allowance for other than borrowed funds used
during construction (AOFDC)	67	0	67	0	67
Changes in certain current assets and liabilities:
Accounts receivable, net	7,536	(3)	7,533	3	7,536
Materials and supplies	725	0	725	0	725
Prepaid Taxes	(8,582)	3	(8,579)	0	(8,579)
Accounts payable	(1,238)	0	(1,238)	0	(1,238)
Accounts payable to affiliates	14,125	0	14,125	(3)	14,122
Taxes accrued	16,292	0	16,292	0	16,292
Interest accrued	483	0	483	0	483
Other, net	(7,848)	0	(7,848)	0	(7,848)
Total Cash Flows from Operations	107,838	0	107,838	0	107,838

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance
for other than borrowed funds used during construction)	(54,895)	0	(54,895)	0	(54,895)
Total Cash Flows used in Investing	(54,895)	0	(54,895)	0	(54,895)

Cash Flows from (used in) Financing:
Issuance of long - term debt	99,739	0	99,739	0	99,739
Retirement of long - term debt	(95,457)	0	(95,457)	0	(95,457)
Short - term debt, net	14,912	0	14,912	0	14,912
Dividends on capital stock:
Common stock	(75,214)	0	(75,214)	0	(75,214)
Total Cash Flows from (used in) Financing	(56,020)	0	(56,020)	0	(56,020)

Net Change in Cash and Temporary
Cash Investments*	(3,077)	0	(3,077)	0	(3,077)
Cash and Temporary Cash Investments at January 1	4,585	100	4,685	0	4,685
Cash and Temporary Cash Investments at December 31	1,508	100	1,608	0	1,608

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	33,986	0	33,986	0	33,986
Income taxes	9,365	0	9,365	0	9,365

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	E - 1
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
ASSETS	Company	Company	Company	Pg E - 1a)

Property, plant and equipment:
At original cost	1,711,067	2,314	9	1,713,390
Accumulated depreciation	(585,417)	0	0	(585,417)

Investments and other assets:
Securities of subsidiaries consolidated	242,571	1	0	242,572
Indebtedness of subsidiary consolidated - not current	0	7	0	7
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(6,832)	0	0	(6,832)
Advances	7,061	0	0	7,061
Other	30	0	0	30

Current assets:
Cash and temporary cash investments	5,672	239	0	5,911

Accounts receivable:
Electric	141,957	0	0	141,957
Other	5,743	5	0	5,748
Allowance for uncollectible accounts	(16,540)	0	0	(16,540)
Notes receivable due 1 yr.	4,750	0	0	4,750
Materials and supplies - at average cost:
Operating and construction	16,346	0	0	16,346
Deferred income taxes	24,833	0	0	24,833
Prepaid taxes	1,861	0	1	1,862
Regulatory assets	1,737	0	0	1,737
Other	1,183	0	0	1,183

Deferred charges:
Regulatory assets	252,123	0	0	252,123
Unamortized loss on reacquired debt	2,723	0	0	2,723
Other	5,587	1	0	5,588

Total assets	1,816,455	2,567	10	1,819,032
	E - 1a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transfering	Combined	Eliminations,		Company
ASSETS	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 1)	(from pg F - 1)					(carried to
							pg A - 1a)

Property, plant and equipment:
At original cost	1,713,390	0	0	1,713,390	0		1,713,390
Accumulated depreciation	(585,417)	0	0	(585,417)	0		(585,417)

Investments and other assets:
Securities of subsidiaries consolidated	242,572	0	0	242,572	(242,572)	(1)	0
Indebtedness of subsidiary consolidated - not current	7	0	0	7	(7)	(2)	0
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(6,832)	0	0	(6,832)	0		(6,832)
Advances	7,061	0	0	7,061	0		7,061
Long-term notes receivable - affiliated	0	594,941	0	594,941	(594,941)	(2)	0
Other	30	0	0	30	0		30

Current assets:
Cash and temporary cash investments	5,911	245	101	6,257	0		6,257
Accounts receivable:
Electric	141,957	0	0	141,957	0		141,957
Affiliates	0	14,793	0	14,793	(14,793)	(3)	0
Other	5,748	0	0	5,748	0		5,748
Allowance for uncollectible accounts	(16,540)	0	0	(16,540)	0		(16,540)
Notes receivable due 1 yr.	4,750	0	0	4,750	0		4,750
Materials and supplies - at average cost:
Operating and construction	16,346	0	0	16,346	0		16,346
Deferred income taxes	24,833	0	0	24,833	(8,041)	(11)	16,792
Prepaid taxes	1,862	0	0	1,862	0		1,862
Intangible transition property	0	69,667	0	69,667	(69,667)	(9)	0
Regulatory assets	1,737	0	0	1,737	25,681	(9)	27,418
Other	1,183	3,464	0	4,647	(1,857)	(10)	2,790

Deferred charges:
Regulatory assets	252,123	0	0	252,123	177,379	(9)	429,502
Unamortized loss on reacquired debt	2,723	0	0	2,723	0		2,723
Intangible transition property	0	408,439	0	408,439	(408,439)	(9)	0
Other	5,588	3,661	0	9,249	0		9,249

Total assets	1,819,032	1,095,210	101	2,914,343	(1,137,257)		1,777,086
	E - 2
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
CAPITALIZATION AND LIABILITIES	Company	Company	Company	Pg E - 2a)

Capitalization:
Common stock of West Penn Power Company	65,842	0	0	65,842
Common stock of subsidiaries consolidated	0	3,000	1	3,001
Other paid - in capital	244,239	(555)	0	243,684
Retained earnings	113,232	(354)	1	112,879

Long - term debt and QUIDs	152,019	0	0	152,019
(see pages A-6, A-7, A-8, A-9)
Note & advances payable - affiliated	594,941	0	7	594,948

Current liabilities:
Long-term debt due 1 year	33,550	0	0	33,550
Accounts payable to affiliates	50,970	160	0	51,130
Accounts payable - others	32,270	0	0	32,270
Taxes accrued:
Federal and state income	3,393	253	1	3,647
Other	11,277	63	0	11,340
Interest accrued	3,002	0	0	3,002
Adverse power purchase commitments	24,839	0	0	24,839
Other	8,601	0	0	8,601

Deferred credits and other liabilities:
Unamoritized investment credit	19,951	0	0	19,951
Deferred income taxes	165,427	0	0	165,427
Obligations under capital leases	12,260	0	0	12,260
Regulatory liabilities	15,255	0	0	15,255
Adverse power purchase commitments	253,499	0	0	253,499
Other	11,888	0	0	11,888

Total capitalization and liabilities	1,816,455	2,567	10	1,819,032
	E - 2a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transfering	Combined	Eliminations,		Company
CAPITALIZATION AND LIABILITIES	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 2)	(from pg F - 2)					(carried to
							pg A - 2a)
Capitalization:
Common stock of West Penn Power Company	65,842	0	0	65,842	0		65,842
Common stock of subsidiaries consolidated	3,001	25	0	3,026	(3,026)	(1)	0
Members equity	0	0	100	100	(100)	(1)	0
Other paid - in capital	243,684	152,641	0	396,325	(152,086)	(1)	244,239
Retained earnings	112,879	87,710	0	200,589	(87,357)	(1)	113,232

Long - term debt and QUIDs	152,019	422,628	0	574,647	0		574,647
(see pages A-6, A-7, A-8, A-9)
Note & advances payable - affiliated	594,948	0	0	594,948	(594,948)	(2)	0

Current liabilities:
Long-term debt due 1 year	33,550	70,295	0	103,845	0		103,845
Accounts payable to affiliates	51,130	10	1	51,141	(14,793)	(3)	36,348
Accounts payable - others	32,270	0	0	32,270	(3)		32,267
Deferred income taxes	0	8,041	0	8,041	(8,041)	(11)	0
Taxes accrued:
Federal and state income	3,647	225	0	3,872	0		3,872
Other	11,340	0	0	11,340	0		11,340
Interest accrued	3,002	560	0	3,562	(1,857)	(10)	1,705
Adverse power purchase commitments	24,839	0	0	24,839	0		24,839
Deferred Gain on Sale of ITP	0	40,078	0	40,078	(40,078)	(9)	0
Other	8,601	0	0	8,601	0		8,601

Deferred credits and other liabilities:
Unamoritized investment credit	19,951	0	0	19,951	0		19,951
Deferred income taxes	165,427	78,029	0	243,456	0		243,456
Obligations under capital leases	12,260	0	0	12,260	0		12,260
Regulatory liabilities	15,255	0	0	15,255	0		15,255
Adverse power purchase commitments	253,499	0	0	253,499	0		253,499
Deferred Gain on Sale of ITP	0	234,968	0	234,968	(234,968)	(9)	0
Other	11,888	0	0	11,888	0		11,888

Total capitalization and liabilities	1,819,032	1,095,210	101	2,914,343	(1,137,257)		1,777,086
	E - 3
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
	Company	Company	Company	Pg E - 3a)
Electric operating revenues:
Residential	386,312	0	0	386,312
Commercial	220,589	0	0	220,589
Industrial	299,636	0	0	299,636
Bulk power transactions, net	23,420	0	0	23,420
Wholesale and other, excluding affiliates	35,354	0	0	35,354
Affiliated companies	51,859	0	0	51,859

Total operating revenues	1,017,170	0	0	1,017,170

Operating expenses:
Operation:
Purchased power and exchanges, net	598,759	0	0	598,759
Other	125,089	390	0	125,479
Maintenance	39,976	0	0	39,976
Depreciation and Amortization	56,017	0	0	56,017
Taxes other than income taxes	55,270	2	0	55,272
Federal and state income taxes	30,073	0	0	30,073
Total operating expenses	905,184	392	0	905,576
Operating income	111,986	(392)	0	111,594

Other income and deductions:
Allowance for other than borrowed funds used
during construction	480	0	0	480
Other, net	55,384	524	10	55,918
Total other income and deductions	55,864	524	10	56,398
Income before interest charges	167,850	132	10	167,992

Interest charges:
Interest on long - term debt	57,413	0	0	57,413
Other interest	1,160	0	0	1,160
Allowance for borrowed funds used during
construction	(568)	0	0	(568)
Total interest charges	58,005	0	0	58,005

Net income (loss)	109,845	132	10	109,987
	E - 3a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transfering	Combined	Eliminations,		Company
	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 3)	(from pg F - 3)					(carried to
							pg A - 3a)
Electric operating revenues:
Residential	386,312	36,946	0	423,258	0		423,258
Commercial	220,589	23,852	0	244,441	0		244,441
Industrial	299,636	37,630	0	337,266	0		337,266
Bulk power transactions, net	23,420	0	0	23,420	0		23,420
Wholesale and other, excluding affiliates	35,354	156	0	35,510	0		35,510
Affiliated companies	51,859	0	0	51,859	(1,250)	(5)	50,609

Total operating revenues	1,017,170	98,584	0	1,115,754	(1,250)		1,114,504

Operating expenses:
Operation:
Purchased power and exchanges, net	598,759	0	0	598,759	13,391	(4)	612,150
Other	125,479	1,389	0	126,868	(1,250)	(5)	125,618
Maintenance	39,976	0	0	39,976	0		39,976
Depreciation and Amortization	56,017	60,213	0	116,230	(46,902)	(4)	69,328
Taxes other than income taxes	55,272	0	7	55,279	0		55,279
Federal and state income taxes	30,073	(88)	0	29,985	(1,073)	(4)	53,369
					24,457	(7)
Total operating expenses	905,576	61,514	7	967,097	(11,377)		955,720
Operating income	111,594	37,070	(7)	148,657	10,127		158,784

Other income and deductions:
Allowance for other than borrowed funds used
during construction	480	0	0	480	0		480
Other, net	55,918	54,829	0	110,747	(41,078)	(1)	1,554
					(34,323)	(4)
					(44,561)	(6)
					24,457	(7)
					(13,688)	(8)
Total other income and deductions	56,398	54,829	0	111,227	(109,193)		2,034
Income before interest charges	167,992	91,899	(7)	259,884	(99,066)		160,818

Interest charges:
Interest on long - term debt	57,413	36,138	0	93,551	(44,561)	(6)	48,990
Other interest	1,160	1,130	0	2,290	261	(4)	2,551
Allowance for borrowed funds used during
construction	(568)	0	0	(568)	0		(568)
Total interest charges	58,005	37,268	0	95,273	(44,300)		50,973

Net income (loss)	109,987	54,631	(7)	164,611	(54,766)		109,845
	E - 4
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
RETAINED EARNINGS	Company	Company	Company	Pg E - 4a)

Balance at January 1, 2001	112,040	2,017	(6)	114,051

Add:
Net Income (loss)	109,845	132	10	109,987

Total	221,885	2,149	4	224,038

Deduct:
Dividends on capital stock	108,653	2,503	3	111,159

Balance at December 31, 2001	113,232	(354)	1	112,879

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	244,239	(555)	0	243,684

Add (Deduct):

Other paid - in capital from
West Penn Power company	0	0	0	0

Balance at December 31, 2001	244,239	(555)	0	243,684

MEMBERS EQUITY

Balance at January 1, 2001	0	0	0	0

Add:
Net income (loss)	0	0	0	0

Investment from member	0	0	0	0

Balance at December 31, 2001	0	0	0	0
	E - 4a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transfering	Combined	Eliminations,		Company
RETAINED EARNINGS	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 4)	(from pg F - 4)					(carried to
							pg A - 4a)

Balance at January 1, 2001	114,051	44,263	0	158,314	(46,274)	(1)	112,040

Add:
Net Income (loss)	109,987	54,631	0	164,618	(54,773)		109,845

Total	224,038	98,894	0	322,932	(101,047)		221,885

Deduct:
Dividends on capital stock:
Common stock	111,159	11,184	0	122,343	(13,690)	(8)	108,653

Total deductions	111,159	11,184	0	122,343	(13,690)		108,653

Balance at December 31, 2001	112,879	87,710	0	200,589	(87,357)		113,232

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	243,684	143,750	0	387,434	(143,195)	(1)	244,239

Add (Deduct):

Other paid - in capital from
West Penn Power company	0	8,891	0	8,891	(8,891)	(1)	0

Balance at December 31, 2001	243,684	152,641	0	396,325	(152,086)		244,239

MEMBERS EQUITY

Balance at January 1, 2001	0	0	100	100	(100)		0

Add:
Net income (loss)	0	0	(7)	(7)	7		0

Investment from member	0	0	7	7	(7)		0

Balance at December 31, 2001	0	0	100	100	(100)		0
	E - 5
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
	Company	Company	Company	Pg E - 5a)
Cash Flows from Operations:
Net Income (loss)	109,845	132	10	109,987
Cumulative effect of accounting change, net of taxes	0	0	0	0
Income before accounting change	109,845	132	10	109,987
Depreciation and amortization	56,017	0	0	56,017
Amortization of adverse purchase power contract	(10,264)	0	0	(10,264)
Deferred investment credit and income taxes, net	(7,387)	0	0	(7,387)
Unconsolidated subsidiaries' dividends in excess of earnings	(49,793)	0	0	(49,793)
Allowance for other than borrowed funds used
during construction (AOFDC)	(480)	0	0	(480)
Changes in certain current assets and liabilities:
Accounts receivable, net	15,440	0	0	15,440
Materials and supplies	1,317	0	0	1,317
Prepaid Taxes	4,965	0	(1)	4,964
Accounts payable	1,233	(47)	0	1,186
Accounts payable to affiliates	23,266	49	0	23,315
Taxes accrued	(8,866)	(471)	1	(9,336)
Interest accrued	0	0	0	0
Deferred gain on sale of ITP, net	0	0	0	0
Other, net	10,674	14	1	10,689
Total Cash Flows from Operations	145,967	(323)	11	145,655

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(70,586)	0	0	(70,586)
Total Cash Flows used in Investing	(70,586)	0	0	(70,586)

Cash Flows from (used in) Financing:
Retirement of Transition bonds	0	0	0	0
Notes payable to affiliate	0	0	(8)	(8)
Notes receivable from affiliate	36,250	0	0	36,250
Equity Contribution from member	0	0	0	0
Dividends on capital stock:
Common stock	(108,653)	(2,503)	(3)	(111,159)
Total Cash Flows from (used in) Financing	(72,403)	(2,503)	(11)	(74,917)

Net Change in Cash and
Temporary Cash Investments*	2,978	(2,826)	0	152
Cash and Temporary Cash Investments at January 1	2,694	3,065	0	5,759
Cash and Temporary Cash Investments at December 31	5,672	239	0	5,911

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	57,802	0	0	57,802
Income taxes	19,287	520	7	19,814

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	E - 5a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transfering	Combined	Eliminations,		Company
	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
		(from pg F - 5)					(carried to
	(from pg E - 5)						pg A - 5a)
Cash Flows from Operations:
Net Income (loss)	109,987	54,631	(7)	164,611	(54,766)		109,845
Cumulative effect of accounting change, net of taxes	0	0	0	0	0		0
Income before accounting change	109,987	54,631	(7)	164,611	(54,766)		109,845
Depreciation and amortization	56,017	60,213	0	116,230	(46,902)	(4)	69,328
Amortization of adverse purchase power contracts	(10,264)	0	0	(10,264)	0		(10,264)
Deferred investment credit and income taxes, net	(7,387)	14,138	0	6,751	0		6,751
Unconsolidated subsidiaries' dividends in excess of earnings	(49,793)	0	0	(49,793)	49,793		0
Allowance for other than borrowed funds used
during construction (AOFDC)	(480)	0	0	(480)	0		(480)
Changes in certain current assets and liabilities:
Accounts receivable, net	15,440	0	0	15,440	0		15,440
Materials and supplies	1,317	0	0	1,317	0		1,317
Prepaid Taxes	4,964	0	0	4,964	0		4,964
Accounts payable	1,186	0	(1)	1,185	(3)		1,182
Accounts payable to affiliates	23,315	211	1	23,527	0		23,527
Taxes accrued	(9,336)	(609)	0	(9,945)	0		(9,945)
Interest accrued	0	159	0	159	0		159
Deferred gain on sale of ITP, net	0	(34,534)	0	(34,534)	34,534		0
Other, net	10,689	(31,742)	7	(21,046)	12,536		(8,510)
Total Cash Flows from Operations	145,655	62,467	0	208,122	(4,808)		203,314

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(70,586)	0	0	(70,586)	0		(70,586)
Total Cash Flows used in Investing	(70,586)	0	0	(70,586)	0		(70,586)

Cash Flows from (used in) Financing:
Retirement of Transition bonds	0	(60,185)	0	(60,185)	1		(60,184)
Notes payable to affiliate	(8)	0		(8)	8		0
Notes receivable from affiliate	36,250	0	0	36,250	0		36,250
Equity Contribution from member	0	8,891	0	8,891	(8,891)		0
Dividends on capital stock:
Common stock	(111,159)	(11,184)	0	(122,343)	13,690	(8)	(108,653)
Total Cash Flows from (used in) Financing	(74,917)	(62,478)	0	(137,395)	4,808		(132,587)

Net Change in Cash and
Temporary Cash Investments*	152	(11)	0	141	0		141
Cash and Temporary Cash Investments at January 1	5,759	256	101	6,116	0		6,116
Cash and Temporary Cash Investments at December 31	5,911	245	101	6,257	0		6,257

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	57,802	35,978	0	93,780	(44,561)	(6)	49,219
Income taxes	19,814	33,308	0	53,122	0		53,122

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	F - 1
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
ASSETS	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
						pg E - 1a)
Investments and other assets:
Securities of subsidiaries consolidated	4,818	0	4,818	(4,818)	(1)	0
Long-term notes receivable - affiliated	594,941	0	594,941	0		594,941

Current assets:
Cash	22	223	245	0		245
Accounts receivable:
Affiliates	0	14,793	14,793	0		14,793
Intangible transition property	0	69,667	69,667	0		69,667
Other	1,856	1,608	3,464	0		3,464

Deferred charges:
Intangible transition property	0	408,439	408,439	0		408,439
Other	0	3,661	3,661	0		3,661

Total assets	601,637	498,391	1,100,028	(4,818)		1,095,210

	F - 2
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
CAPITALIZATION AND LIABILITIES	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
Capitalization:						pg E - 2a)
Members equity	0	4,818	4,818	(4,818)	(1)	0
Common stock of subsidiaries consolidated	25	0	25	0		25
Other paid - in capital	152,641	0	152,641	0		152,641
Retained earnings	87,710	0	87,710	0		87,710

Long - term debt	0	422,628	422,628	0		422,628
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Long-term debt due 1 year	0	70,295	70,295	0		70,295
Accounts payable to affiliates	0	10	10	0		10
Deferred income taxes	8,041	0	8,041	0		8,041
Taxes accrued:
Federal and state income	145	80	225	0		225
Interest accrued	0	560	560	0		560
Deferred Gain on Sale of ITP	40,078	0	40,078	0		40,078

Deferred credits and other liabilities:
Deferred income taxes	78,029	0	78,029	0		78,029
Deferred Gain on Sale of ITP	234,968	0	234,968	0		234,968

Total capitalization and liabilities	601,637	498,391	1,100,028	(4,818)		1,095,210

	F - 3
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
						pg E - 3a)
Intangible transition charge revenues:
Residential	0	36,946	36,946	0		36,946
Commercial	0	23,852	23,852	0		23,852
Industrial	0	37,630	37,630	0		37,630
Wholesale and other, excluding affiliates	0	156	156	0		156

Total operating revenues	0	98,584	98,584	0		98,584

Operating expenses:
Administrative and General	37	1,352	1,389	0		1,389
Amortization of intangible transition property	0	60,213	60,213	0		60,213
Federal and state income taxes	0	15	15	(103)	(2)	(88)
Total operating expenses	37	61,580	61,617	(103)		61,514
Operating income	(37)	37,004	36,967	103		37,070

Other income and deductions:
Other income, net	54,668	295	54,963	(134)	(2)	54,829
Total other income and deductions	54,668	295	54,963	(134)		54,829
Income before interest charges	54,631	37,299	91,930	(31)		91,899

Interest charges:
Interest on other long - term obligations	0	36,138	36,138	0		36,138
Amortization of debt issuance costs	0	1,130	1,130	0		1,130
Total interest charges	0	37,268	37,268	0		37,268

Net income (loss)	54,631	31	54,662	(31)		54,631

	F - 4
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
RETAINED EARNINGS	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
						pg E - 4a)

Balance at January 1, 2001	44,263	0	44,263	0		44,263

Add:
Net Income (loss)	54,631	0	54,631	0		54,631

Total	98,894	0	98,894	0		98,894

Deduct:
Dividends on capital stock of West Penn
Funding Corporation Common stock	11,184	0	11,184			11,184

Total deductions	11,184	0	11,184	0		11,184

Balance at December 31, 2001	87,710	0	87,710	0		87,710

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	143,750	0	143,750	0		143,750

Add:
Other paid-in capital from West Penn
Power Company	8,891	0	8,891	0		8,891

Balance at December 31, 2001	152,641	0	152,641	0		152,641

MEMBERS EQUITY

Balance at January 1, 2001	0	4,769	4,769	(4,769)	(1)	0

Add:
Net income (loss)	0	31	31	(31)	(1)	0

Investment from member	0	18	18	(18)	(1)	0

Balance at December 31, 2001	0	4,818	4,818	(4,818)		0
	F - 5
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
						pg E - 5a)
Cash Flows from Operations:
Net Income (loss)	54,631	31	54,662	(31)	(1)	54,631
Cumulative effect of accounting change, net of taxes	0	0	0	0		0
Income before accounting change	54,631	31	54,662	(31)		54,631
Amortization of intangible transition property	0	60,213	60,213	0		60,213
Deferred investment credit and income taxes, net	14,138	0	14,138	0		14,138
Changes in certain current assets and liabilities:
Accounts receivable from affilates	0	201	201	(201)		0
Accounts payable to affiliates	0	10	10	201		211
Taxes accrued	(624)	15	(609)	0		(609)
Interest accrued	0	159	159	0		159
Deferred gain on sale of ITP, net	(34,534)	0	(34,534)	0		(34,534)
Unamortized debt issuance expense, net	0	1,120	1,120	(1,120)		0
Other, net	(31,303)	0	(31,303)	(439)		(31,742)
Total Cash Flows from Operations	2,308	61,749	64,057	(1,590)		62,467

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	0	0	0	0		0
Total Cash Flows used in Investing	0	0	0	0		0

Cash Flows from (used in) Financing:
Retirement of Transition bonds	0	(60,185)	(60,185)	0		(60,185)
Change in restricted funds	0	(1,608)	(1,608)	1,608		0
Equity Contribution from member	8,891	18	8,909	(18)		8,891
Dividends on capital stock:
Common stock	(11,184)	0	(11,184)	0		(11,184)
Total Cash Flows from (used in) Financing	(2,293)	(61,775)	(64,068)	1,590		(62,478)

Net Change in Cash and
Temporary Cash Investments*	15	(26)	(11)	0		(11)
Cash and Temporary Cash Investments at January 1	7	249	256	0		256
Cash and Temporary Cash Investments at December 31	22	223	245	0		245

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	35,978	35,978	0		35,978
Income taxes	33,308	0	33,308	0		33,308

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	G - 1
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
ASSETS	Company, LLC	Company	(Carried to
			Pg G - 1a)
Property, plant and equipment:
At original cost	3,558,011	832,077	4,390,088
Accumulated depreciation	(1,674,638)	(261,111)	(1,935,749)

Investments and other assets:
Excess of cost over net assets acquired	367,287	0	367,287
Securities of subsidiaries consolidated:
Common stock, at equity	2,121,040	0	2,121,040
Investment in Allegheny Generating Company:
Common stock, at equity	102,194	0	102,194
Unregulated investments	250	0	250

Current Assets:
Cash and temporary cash investments	4,291	11	4,302
Accounts receivable:
Electric	104,956	0	104,956
Affiliates, net	45,074	2,160	47,234
Allowance for uncollectible accounts	(2,400)	0	(2,400)
Notes receivable due 1 yr.	81,473	0	81,473
Materials and supplies - at average cost:
Operating and construction	48,142	2,214	50,356
Fuel	40,172	0	40,172
Deposit	16,815	0	16,815
Prepaid taxes	102,649	0	102,649
Commodity Contracts	297,879	0	297,879
Other	3,697	328	4,025

Deferred charges:
Commodity Contracts	1,457,504	0	1,457,504
Regulatory assets	0	9,849	9,849
Unamortized loss on reacquired debt	0	5,968	5,968
Other	7,361	136	7,497

Total assets	6,681,757	591,632	7,273,389
	G - 1a
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
ASSETS	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 1)			Pg G - 1b)
Property, plant and equipment:
At original cost	4,390,088	0	669	4,390,757
Accumulated depreciation	(1,935,749)	0	(4)	(1,935,753)

Investments and other assets:
Excess of cost over net assets acquired	367,287	0	0	367,287
Securities of subsidiaries consolidated:
Common stock, at equity	2,121,040	0	0	2,121,040
Investment in Allegheny Generating Company:
Common stock, at equity	102,194	0	0	102,194
Long-term notes receivable	0	156,932	0	156,932
Unregulated investments	250	0	0	250

Current Assets:
Cash and temporary cash investments	4,302	1,666	0	5,968
Accounts receivable:
Electric	104,956	0	0	104,956
Affiliates, net	47,234	42	0	47,276
Allowance for uncollectible accounts	(2,400)	0	0	(2,400)
Notes receivable due 1 yr.	81,473	0	0	81,473
Materials and supplies - at average cost:
Operating and construction	50,356	0	0	50,356
Fuel	40,172	0	0	40,172
Deposit	16,815	0	0	16,815
Prepaid taxes	102,649	1,033	1	103,683
Commodity Contracts	297,879	0	0	297,879
Other	4,025	0	0	4,025

Deferred charges:
Commodity Contracts	1,457,504	0	0	1,457,504
Regulatory assets	9,849	0	0	9,849
Unamortized loss on reacquired debt	5,968	0	0	5,968
Other	7,497	8,948	0	16,445

Total assets	7,273,389	168,621	666	7,442,676
	G - 1b
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
ASSETS	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 1a)				Pg G - 1c)
Property, plant and equipment:
At original cost	4,390,757	320,861	298,840	420,792	5,431,250
Accumulated depreciation	(1,935,753)	(6,299)	(5,860)	(8,225)	(1,956,137)

Investments and other assets:
Excess of cost over net assets acquired	367,287	0	0	0	367,287
Securities of subsidiaries consolidated:
Common stock, at equity	2,121,040	0	0	0	2,121,040
Investment in Allegheny Generating Company:
Common stock, at equity	102,194	0	0	0	102,194
Long-term notes receivable	156,932	0	0	0	156,932
Unregulated investments	250	0	0	0	250

Current Assets:
Cash and temporary cash investments	5,968	4,689	5,649	3,709	20,015
Accounts receivable:
Electric	104,956	0	0	0	104,956
Affiliates, net	47,276	424	558	4,373	52,631
Allowance for uncollectible accounts	(2,400)	0	0	0	(2,400)
Notes receivable due 1 yr.	81,473	0	0	0	81,473
Materials and supplies - at average cost:
Operating and construction	50,356	374	525	563	51,818
Fuel	40,172	0	0	0	40,172
Deposit	16,815	0	0	0	16,815
Prepaid taxes	103,683	2,370	2,198	3,042	111,293
Commodity Contracts	297,879	0	0	0	297,879
Other	4,025	618	24	47	4,714

Deferred charges:
Commodity Contracts	1,457,504	0	0	0	1,457,504
Regulatory assets	9,849	0	0	0	9,849
Unamortized loss on reacquired debt	5,968	0	0	0	5,968
Other	16,445	25,798	0	0	42,243

Total assets	7,442,676	348,835	301,934	424,301	8,517,746
	G - 1c
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Energy Supply	Acadia Bay
	Prior Page	Energy Supply	Conemaugh,	Energy	Subtotal
ASSETS	Subtotal	Capital, LLC	LLC	Company, LLC	(Carried to
	(from pg G - 1b)				Pg G - 1d)
Property, plant and equipment:
At original cost	5,431,250	0	79,373	2,478	5,513,101
Accumulated depreciation	(1,956,137)	0	(2,476)	0	(1,958,613)

Investments and other assets:
Excess of cost over net assets acquired	367,287	0	0	0	367,287
Securities of subsidiaries consolidated:
Common stock, at equity	2,121,040	0	0	0	2,121,040
Investment in Allegheny Generating Company:
Common stock, at equity	102,194	0	0	0	102,194
Long-term notes receivable	156,932	1,050,000	0	0	1,206,932
Unregulated investments	250	0	0	0	250

Current Assets:
Cash and temporary cash investments	20,015	211	683	0	20,909
Accounts receivable:
Electric	104,956	0	0	0	104,956
Affiliates, net	52,631	0	634	0	53,265
Allowance for uncollectible accounts	(2,400)	0	0	0	(2,400)
Notes receivable due 1 yr.	81,473	0	0	0	81,473
Materials and supplies - at average cost:
Operating and construction	51,818	0	939	0	52,757
Fuel	40,172	0	1,068	0	41,240
Deposit	16,815	0	0	0	16,815
Prepaid taxes	111,293	694	0	0	111,987
Commodity Contracts	297,879	0	0	0	297,879
Other	4,714	3,452	0	0	8,166

Deferred charges:
Commodity Contracts	1,457,504	0	0	0	1,457,504
Regulatory assets	9,849	0	0	0	9,849
Unamortized loss on reacquired debt	5,968	0	0	0	5,968
Other	42,243	0	5	0	42,248

Total assets	8,517,746	1,054,357	80,226	2,478	9,654,807
	G - 1d
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Allegheny				Allegheny
		Energy Supply				Energy Supply
		Development				Company, LLC
	Prior Page	Services	Combined	Eliminations,		Consolidated
ASSETS	Subtotal	LLC	Totals	etc.		(carried to
	(from pg G - 1c)					pg A - 1a)
Property, plant and equipment:
At original cost	5,513,101	0	5,513,101	(161,511)	(2)	5,351,590
Accumulated depreciation	(1,958,613)	0	(1,958,613)	0		(1,958,613)

Investments and other assets:
Excess of cost over net assets acquired	367,287	0	367,287	0		367,287
Securities of subsidiaries consolidated:
Common stock, at equity	2,121,040	0	2,121,040	(2,121,040)	(1)	0
Investment in Allegheny Generating Company:
Common stock, at equity	102,194	0	102,194	(102,194)	(1)	0
Long-term notes receivable	1,206,932	0	1,206,932	(1,050,000)	(6)	0
				(156,932)	(7)
Unregulated investments	250	6,855	7,105	0		7,105

Current Assets:
Cash and temporary cash investments	20,909	0	20,909	0		20,909
Accounts receivable:
Electric	104,956	0	104,956	0		104,956
Affiliates, net	53,265	0	53,265	(26)	(9)	53,239
Allowance for uncollectible accounts	(2,400)	0	(2,400)	0		(2,400)
Notes receivable due 1 yr.	81,473	0	81,473	(81,473)	(6)	0
Materials and supplies - at average cost:
Operating and construction	52,757	0	52,757	0		52,757
Fuel	41,240	0	41,240	0		41,240
Deposit	16,815	0	16,815	0		16,815
Prepaid taxes	111,987	0	111,987	0		111,987
Commodity Contracts	297,879	0	297,879	0		297,879
Other	8,166	56	8,222	(3,452)	(8)	4,770

Deferred charges:
Commodity Contracts	1,457,504	0	1,457,504	0		1,457,504
Regulatory assets	9,849	0	9,849	0		9,849
Unamortized loss on reacquired debt	5,968	0	5,968	0		5,968
Other	42,248	0	42,248	(8,948)	(7)	33,300

Total assets	9,654,807	6,911	9,661,718	(3,685,576)		5,976,142
	G - 2
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
	Company, LLC	Company	(Carried to
CAPITALIZATION AND LIABILITIES			Pg G - 2a)
Capitalization:
Members Equity	1,524,686	0	1,524,686
Common stock of subidiaries consolidated	0	1	1
Other paid - in capital	0	132,669	132,669

Long-term debt	980,882	149,159	1,130,041
(see pages A-6, A-7, A-8, A-9)
Note & advance payable - affiliated	1,050,000	0	1,050,000

Current liabilities:
Short - term debt	685,895	0	685,895
Long-term debt due 1 year	219,108	0	219,108
Note payable to parent and affiliates	325,000	62,850	387,850
Accounts payable - others	181,134	7	181,141
Deferred income taxes	209,949	0	209,949
Customer Deposits	4,460	0	4,460
Taxes accrued:
Federal and state income	461	982	1,443
Other	23,896	0	23,896
Interest accrued	23,278	3,229	26,507
Payroll accrued	32,690	0	32,690
Commodity Contracts	515,183	0	515,183
Adverse power purchase commitments	24,790	0	24,790
Other	2,345	0	2,345

Deferred credits and other liabilities:
Commodity Contracts	489,950	0	489,950
Unamortized investment credit	21,482	42,553	64,035
Deferred income taxes	227,829	177,268	405,097
Regulatory liabilities	0	22,914	22,914
Adverse power purchase commitments	136,722	0	136,722
Other	2,017	0	2,017

Total capitalization and liabilities	6,681,757	591,632	7,273,389
	G - 2a
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
CAPITALIZATION AND LIABILITIES	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 2)			Pg G - 2b)
Capitalization:
Members Equity	1,524,686	159,627	666	1,684,979
Common stock of subidiaries consolidated	1	0	0	1
Other paid - in capital	132,669	0	0	132,669

Long-term debt	1,130,041	0	0	1,130,041
(see pages A-6, A-7, A-8, A-9)
Note & advance payable - affiliated	1,050,000	0	0	1,050,000

Current liabilities:
Short - term debt	685,895	0	0	685,895
Long-term debt due 1 year	219,108	0	0	219,108
Note payable to parent and affiliates	387,850	0	0	387,850
Accounts payable - others	181,141	4	0	181,145
Deferred income taxes	209,949	0	0	209,949
Customer Deposits	4,460	0	0	4,460
Taxes accrued:
Federal and state income	1,443	0	0	1,443
Other	23,896	0	0	23,896
Interest accrued	26,507	0	0	26,507
Payroll accrued	32,690	0	0	32,690
Commodity Contracts	515,183	0	0	515,183
Adverse power purchase commitments	24,790	0	0	24,790
Other	2,345	42	0	2,387

Deferred credits and other liabilities:
Commodity Contracts	489,950	0	0	489,950
Unamortized investment credit	64,035	0	0	64,035
Deferred income taxes	405,097	0	0	405,097
Regulatory liabilities	22,914	0	0	22,914
Adverse power purchase commitments	136,722	0	0	136,722
Other	2,017	8,948	0	10,965

Total capitalization and liabilities	7,273,389	168,621	666	7,442,676
	G - 2b
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
CAPITALIZATION AND LIABILITIES	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 2a)				Pg G - 2c)
Capitalization:
Members Equity	1,684,979	345,212	299,324	254,958	2,584,473
Common stock of subidiaries consolidated	1	0	0	0	1
Other paid - in capital	132,669	0	0	0	132,669

Long-term debt	1,130,041	0	0	0	1,130,041
(see pages A-6, A-7, A-8, A-9)
Note & advance payable - affiliated	1,050,000	0	0	156,208	1,206,208

Current liabilities:
Short - term debt	685,895	0	0	0	685,895
Long-term debt due 1 year	219,108	0	0	723	219,831
Note payable to parent and affiliates	387,850	0	0	0	387,850
Accounts payable - others	181,145	1,252	245	323	182,965
Deferred income taxes	209,949	0	0	0	209,949
Customer Deposits	4,460	0	0	0	4,460
Taxes accrued:
Federal and state income	1,443	0	0	0	1,443
Other	23,896	1	167	56	24,120
Interest accrued	26,507	0	0	0	26,507
Payroll accrued	32,690	0	0	40	32,730
Commodity Contracts	515,183	0	0	0	515,183
Adverse power purchase commitments	24,790	0	0	0	24,790
Other	2,387	0	0	0	2,387

Deferred credits and other liabilities:
Commodity Contracts	489,950	0	0	0	489,950
Unamortized investment credit	64,035	0	0	0	64,035
Long-term accounts payable affiliates	0	0	0	8,951	8,951
Deferred income taxes	405,097	2,370	2,198	3,042	412,707
Regulatory liabilities	22,914	0	0	0	22,914
Adverse power purchase commitments	136,722	0	0	0	136,722
Other	10,965	0	0	0	10,965

Total capitalization and liabilities	7,442,676	348,835	301,934	424,301	8,517,746
	G - 2c
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Energy Supply	Acadia Bay
	Prior Page	Energy Supply	Conemaugh,	Energy	Subtotal
CAPITALIZATION AND LIABILITIES	Subtotal	Capital, LLC	LLC	Company, LLC	(Carried to
	(from pg G - 2b)				Pg G - 2d)
Capitalization:
Members Equity	2,584,473	1,054,357	1	5	3,638,836
Common stock of subidiaries consolidated	1	0	0	0	1
Other paid - in capital	132,669	0	0	0	132,669

Long-term debt	1,130,041	0	0	0	1,130,041
(see pages A-6, A-7, A-8, A-9)
Note & advance payable - affiliated	1,206,208	0	79,000	2,473	1,287,681

Current liabilities:
Short - term debt	685,895	0	0	0	685,895
Long-term debt due 1 year	219,831	0	0	0	219,831
Note payable to parent and affiliates	387,850	0	0	0	387,850
Accounts payable - others	182,965	0	1,167	0	184,132
Deferred income taxes	209,949	0	0	0	209,949
Customer Deposits	4,460	0	0	0	4,460
Taxes accrued:
Federal and state income	1,443	0	0	0	1,443
Other	24,120	0	0	0	24,120
Interest accrued	26,507	0	0	0	26,507
Payroll accrued	32,730	0	0	0	32,730
Commodity Contracts	515,183	0	0	0	515,183
Adverse power purchase commitments	24,790	0	0	0	24,790
Other	2,387	0	0	0	2,387

Deferred credits and other liabilities:
Commodity Contracts	489,950	0	0	0	489,950
Unamortized investment credit	64,035	0	0	0	64,035
Long-term accounts payable affiliates	8,951	0	0	0	8,951
Deferred income taxes	412,707	0	0	0	412,707
Regulatory liabilities	22,914	0	0	0	22,914
Adverse power purchase commitments	136,722	0	0	0	136,722
Other	10,965	0	58	0	11,023

Total capitalization and liabilities	8,517,746	1,054,357	80,226	2,478	9,654,807
	G - 2d
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny				Allegheny
		Energy Supply				Energy Supply
		Development				Company, LLC
	Prior Page	Services	Combined	Eliminations,		Consolidated
CAPITALIZATION AND LIABILITIES	Subtotal	LLC	Totals	etc.		(carried to
	(from pg G - 2c)					pg A - 2a)
Capitalization:
Members Equity	3,638,836	6,889	3,645,725	(2,121,039)	(1)	1,524,686
Common stock of subidiaries consolidated	1	0	1	(1)	(1)	0
Other paid - in capital	132,669	0	132,669	(132,669)	(1)	0

Long-term debt	1,130,041	0	1,130,041	0		1,130,041
(see pages A-6, A-7, A-8, A-9)
Note & advance payable - affiliated	1,287,681	0	1,287,681	(1,131,473)	(6)	0
				(156,208)	(7)
Current liabilities:
Short - term debt	685,895	0	685,895	0		685,895
Long-term debt due 1 year	219,831	0	219,831	(723)	(7)	219,108
Note payable to parent and affiliates	387,850	0	387,850	0		387,850
Accounts payable - others	184,132	0	184,132	(24)	(9)	184,108
Deferred income taxes	209,949	0	209,949	0		209,949
Customer Deposits	4,460	0	4,460	0		4,460
Taxes accrued:
Federal and state income	1,443	22	1,465	0		1,465
Other	24,120	0	24,120	0		24,120
Interest accrued	26,507	0	26,507	(3,452)	(8)	23,055
Payroll accrued	32,730	0	32,730	0		32,730
Commodity Contracts	515,183	0	515,183	0		515,183
Adverse power purchase commitments	24,790	0	24,790	(24,790)	(2)	0
Other	2,387	0	2,387	0		2,387

Minority Interest	0	0	0	30,476	(1)	30,476

Deferred credits and other liabilities:
Commodity Contracts	489,950	0	489,950	0		489,950
Unamortized investment credit	64,035	0	64,035	0		64,035
Long-term accounts payable affiliates	8,951	0	8,951	(8,951)	(7)	0
Deferred income taxes	412,707	0	412,707	0		412,707
Regulatory liabilities	22,914	0	22,914	0		22,914
Adverse power purchase commitments	136,722	0	136,722	(136,722)	(2)	0
Other	11,023	0	11,023	0		11,023

Total capitalization and liabilities	9,654,807	6,911	9,661,718	(3,685,576)		5,976,142
	G - 3
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
	Company, LLC	Company	(Carried to
			Pg G - 3a)
Operating revenues:
Residential	54,784	0	54,784
Commercial	49,373	0	49,373
Industrial	28,970	0	28,970
Bulk power transactions, net	7,337,411	0	7,337,411
Wholesale and other excluding affiliates	5,539	0	5,539
Affiliated companies	1,118,577	68,524	1,187,101

Total operating revenues	8,594,654	68,524	8,663,178

Operating expenses:
Operation:
Fuel	419,309	0	419,309
Purchased power and exchanges, net	7,233,077	0	7,233,077
Gas Purchases	7,984	0	7,984
Other	231,912	4,636	236,548
Maintenance	130,828	503	131,331
Depreciation and amortization	101,441	16,973	118,414
Taxes other than income	62,240	3,437	65,677
Federal and state income taxes	93,952	10,202	104,154
Total operating expenses	8,280,743	35,751	8,316,494
Operating income	313,911	32,773	346,684

Other income and deductions:
Other, net	66,729	6	66,735
Total other income and deductions	66,729	6	66,735
Income before interest charges, Minority Interest
and cumulative effect of accounting change	380,640	32,779	413,419

Interest charges:
Interest on other long - term debt	48,014	9,703	57,717
Other interest	105,297	2,776	108,073
Interest capitalized	(7,506)	0	(7,506)
Total interest charges	145,805	12,479	158,284
Income (loss) before
Cumulative effect of accounting change, net	234,835	20,300	255,135

Cumulative effect of accounting change, net	31,147	0	31,147
Net income (loss)	203,688	20,300	223,988
	G - 3a
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 3)			Pg G - 3b)
Operating revenues:
Residential	54,784	0	0	54,784
Commercial	49,373	0	0	49,373
Industrial	28,970	0	0	28,970
Bulk power transactions, net	7,337,411	0	0	7,337,411
Wholesale and other excluding affiliates	5,539	0	0	5,539
Affiliated companies	1,187,101	0	0	1,187,101

Total operating revenues	8,663,178	0	0	8,663,178

Operating expenses:
Operation:
Fuel	419,309	0	0	419,309
Purchased power and exchanges, net	7,233,077	0	0	7,233,077
Gas Purchases	7,984	0	0	7,984
Other	236,548	4	0	236,552
Maintenance	131,331	0	0	131,331
Depreciation and amortization	118,414	0	4	118,418
Taxes other than income	65,677	0	0	65,677
Federal and state income taxes	104,154	3,208	0	107,362
Total operating expenses	8,316,494	3,212	4	8,319,710
Operating income	346,684	(3,212)	(4)	343,468

Other income and deductions:
Other, net	66,735	9,170	1	75,906
Total other income and deductions	66,735	9,170	1	75,906
	Income before interest charges, Minority Interest
and cumulative effect of accounting change	413,419	5,958	(3)	419,374

Interest charges:
Interest on long - term debt	57,717	0	0	57,717
Other interest	108,073	0	0	108,073
Interest capitalized	(7,506)	0	0	(7,506)
Total interest charges	158,284	0	0	158,284
Income (loss) before
Cumulative effect of accounting change, net	255,135	5,958	(3)	261,090

Cumulative effect of accounting change, net	31,147	0	0	31,147
Net income (loss)	223,988	5,958	(3)	229,943
	G - 3b
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 3a)				Pg G - 3c)
Operating revenues:
Residential	54,784	0	0	0	54,784
Commercial	49,373	0	0	0	49,373
Industrial	28,970	0	0	0	28,970
Bulk power transactions, net	7,337,411	0	0	0	7,337,411
Wholesale and other excluding affiliates	5,539	0	0	0	5,539
Affiliated companies	1,187,101	14,235	14,022	25,779	1,241,137

Total operating revenues	8,663,178	14,235	14,022	25,779	8,717,214

Operating expenses:
Operation:
Fuel	419,309	5,636	5,968	6,450	437,363
Purchased power and exchanges, net	7,233,077	0	0	0	7,233,077
Gas Purchases	7,984	0	0	0	7,984
Other	236,552	1,392	1,951	1,698	241,593
Maintenance	131,331	574	103	177	132,185
Depreciation and amortization	118,418	6,299	5,860	8,225	138,802
Taxes other than income	65,677	357	175	94	66,303
Federal and state income taxes	107,362	0	0	0	107,362
Total operating expenses	8,319,710	14,258	14,057	16,644	8,364,669
Operating income	343,468	(23)	(35)	9,135	352,545

Other income and deductions:
Other, net	75,906	23	35	35	75,999
Total other income and deductions	75,906	23	35	35	75,999
Income before interest charges, Minority Interest
and cumulative effect of accounting change	419,374	0	0	9,170	428,544

Interest charges:
Interest on long - term debt	57,717	0	0	0	57,717
Other interest	108,073	0	0	9,170	117,243
Interest capitalized	(7,506)	0	0	0	(7,506)
Total interest charges	158,284	0	0	9,170	167,454
Income (loss) before
Cumulative effect of accounting change, net	261,090	0	0	0	261,090

Cumulative effect of accounting change, net	31,147	0	0	0	31,147
Net income (loss)	229,943	0	0	0	229,943
	G - 3c
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

			Allegheny
		Allegheny	Energy Supply
	Prior Page	Energy Supply	Conemaugh,	Subtotal
	Subtotal	Capital, LLC	LLC	(Carried to
	(from pg G - 3b)			Pg G - 3d)
Operating revenues:
Residential	54,784	0	0	54,784
Commercial	49,373	0	0	49,373
Industrial	28,970	0	0	28,970
Bulk power transactions, net	7,337,411	0	0	7,337,411
Wholesale and other excluding affiliates	5,539	0	0	5,539
Affiliated companies	1,241,137	0	9,347	1,250,484

Total operating revenues	8,717,214	0	9,347	8,726,561

Operating expenses:
Operation:
Fuel	437,363	0	3,468	440,831
Purchased power and exchanges, net	7,233,077	0	0	7,233,077
Gas Purchases	7,984	0	0	7,984
Other	241,593	17	524	242,134
Maintenance	132,185	0	997	133,182
Depreciation and amortization	138,802	0	1,362	140,164
Taxes other than income	66,303	0	17	66,320
Federal and state income taxes	107,362	17,569	0	124,931
Total operating expenses	8,364,669	17,586	6,368	8,388,623
Operating income	352,545	(17,586)	2,979	337,938

Other income and deductions:
Other, net	75,999	54,893	3	130,895
Total other income and deductions	75,999	54,893	3	130,895
Income before interest charges, Minority Interest
and cumulative effect of accounting change	428,544	37,307	2,982	468,833

Interest charges:
Interest on long - term debt	57,717	0	0	57,717
Other interest	117,243	0	2,982	120,225
Interest capitalized	(7,506)	0	0	(7,506)
Total interest charges	167,454	0	2,982	170,436
Income (loss) before
Cumulative effect of accounting change, net	261,090	37,307	0	298,397

Cumulative effect of accounting change, net	31,147	0	0	31,147
Net income (loss)	229,943	37,307	0	267,250
	G - 3d
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny				Allegheny
		Energy Supply				Energy Supply
		Development				Company, LLC
	Prior Page	Services	Combined	Eliminations,		Consolidated
	Subtotal	LLC	Totals	etc.		(carried to
	(from pg G - 3c)					pg A - 3a)
Operating revenues:
Residential	54,784	0	54,784	0		54,784
Commercial	49,373	0	49,373	0		49,373
Industrial	28,970	0	28,970	0		28,970
Bulk power transactions, net	7,337,411	0	7,337,411	0		7,337,411
Wholesale and other excluding affiliates	5,539	0	5,539	0		5,539
Affiliated companies	1,250,484	0	1,250,484	(115,006)	(3)	1,135,478

Total operating revenues	8,726,561	0	8,726,561	(115,006)		8,611,555

Operating expenses:
Operation:
Fuel	440,831	0	440,831	0		440,831
Purchased power and exchanges, net	7,233,077	0	7,233,077	(115,006)	(3)	7,142,273
				24,202	(10)
Gas Purchases	7,984	0	7,984	0		7,984
Other	242,134	0	242,134	0		242,134
Maintenance	133,182	0	133,182	0		133,182
Depreciation and amortization	140,164	0	140,164	(24,202)	(10)	115,962
Taxes other than income	66,320	0	66,320	0		66,320
Federal and state income taxes	124,931	22	124,953	0		124,953
Total operating expenses	8,388,623	22	8,388,645	(115,006)		8,273,639
Operating income	337,938	(22)	337,916	0		337,916

Other income and deductions:
Other, net	130,895	56	130,951	(66,951)	(4)	5,453
				5,049	(5)
				(63,596)	(11)
Total other income and deductions	130,895	56	130,951	(125,498)		5,453
Income before interest charges, Minority Interest
and cumulative effect of accounting change	468,833	34	468,867	(125,498)		343,369

Interest charges:
Interest on long - term debt	57,717	0	57,717	0		57,717
Other interest	120,225	0	120,225	(66,951)	(4)	53,274
Interest capitalized	(7,506)	0	(7,506)	0		(7,506)
Total interest charges	170,436	0	170,436	(66,951)		103,485
Minority Interest	0	0	0	5,049	(5)	5,049
Income (loss) before
Cumulative effect of accounting change, net	298,397	34	298,431	(63,596)		234,835
Cumulative effect of accounting change, net	31,147	0	31,147	0		31,147

Net income (loss)	267,250	34	267,284	(63,596)		203,688
	G - 4
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
RETAINED EARNINGS	Company, LLC	Company	(Carried to
			pg G - 4a)

Balance at January 1, 2001	0	0	0

Add:
Net income (loss)	0	20,300	20,300

Total	0	20,300	20,300

Deduct:
Dividends on capital stock:
Common	0	20,300	20,300

Total deductions	0	20,300	20,300

Balance at December 31, 2001	0	0	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	0	144,369	144,369

Add (Deduct):
Dividends on Capital Stock:
Common	0	(11,700)	(11,700)
Balance at December 31, 2001	0	132,669	132,669

MEMBERS EQUITY

Balance at January 1, 2001	759,643	0	759,643

Add:
Net income (loss)	203,688	0	203,688

Members capital contributions	446,355	0	446,355

Issuance of Membership
Interest	115,000	0	115,000

Total	1,524,686	0	1,524,686

Deduct:
Dividends paid to parent	0	0	0

Total deductions	0	0	0

Balance at December 31, 2001	1,524,686	0	1,524,686
	G - 4a
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
RETAINED EARNINGS	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 4)			Pg G - 4b)

Balance at January 1, 2001	0	0	0	0

Add:
Net income (loss)	20,300	0	0	20,300

Total	20,300	0	0	20,300

Deduct:
Dividends on capital stock:
Common	20,300	0	0	20,300

Total deductions	20,300	0	0	20,300

Balance at December 31, 2001	0	0	0	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	144,369	0	0	144,369

Add (Deduct):
Dividends on Capital Stock:
Common	(11,700)	0	0	(11,700)
Balance at December 31, 2001	132,669	0	0	132,669

MEMBERS EQUITY

Balance at January 1, 2001	759,643	0	0	759,643

Add:
Net income (loss)	203,688	5,958	(3)	209,643

Members capital contributions	446,355	157,464	669	604,488

Issuance of Membership
Interest	115,000	0	0	115,000

Total	1,524,686	163,422	666	1,688,774

Deduct:
Dividends paid to parent	0	3,795	0	3,795

Total deductions	0	3,795	0	3,795

Balance at December 31, 2001	1,524,686	159,627	666	1,684,979
	G - 4b
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
RETAINED EARNINGS	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 4a)				Pg G - 4c)

Balance at January 1, 2001	0	0	0	0	0

Add:
Net income (loss)	20,300	0	0	0	20,300

Total	20,300	0	0	0	20,300

Deduct:
Dividends on capital stock:
Common	20,300	0	0	0	20,300

Total deductions	20,300	0	0	0	20,300

Balance at December 31, 2001	0	0	0	0	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	144,369	0	0	0	144,369

Add (Deduct):
Dividends on Capital Stock:
Common	(11,700)	0	0	0	(11,700)
Balance at December 31, 2001	132,669	0	0	0	132,669

MEMBERS EQUITY

Balance at January 1, 2001	759,643	0	0	0	759,643

Add:
Net income (loss)	209,643	0	0	0	209,643

Members capital contributions	604,488	345,212	299,324	254,958	1,503,982

Issuance of Membership
Interest	115,000	0	0	0	115,000

Total	1,688,774	345,212	299,324	254,958	2,588,268

Deduct:
Dividends paid to parent	3,795	0	0	0	3,795

Total deductions	3,795	0	0	0	3,795

Balance at December 31, 2001	1,684,979	345,212	299,324	254,958	2,584,473
	G - 4c
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

			Allegheny
		Allegheny	Energy Supply	Acadia Bay
	Prior Page	Energy Supply	Conemaugh,	Energy	Subtotal
RETAINED EARNINGS	Subtotal	Capital, LLC	LLC	Company, LLC	(Carried to
	(from pg G - 4b)				Pg G - 4d)

Balance at January 1, 2001	0	0	0	0	0

Add:
Net income (loss)	20,300	0	0	0	20,300

Total	20,300	0	0	0	20,300

Deduct:
Dividends on capital stock:
Common	20,300	0	0	0	20,300

Total deductions	20,300	0	0	0	20,300

Balance at December 31, 2001	0	0	0	0	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	144,369	0	0	0	144,369

Add (Deduct):
Dividends on Capital Stock:
Common	(11,700)	0	0	0	(11,700)
Balance at December 31, 2001	132,669	0	0	0	132,669

MEMBERS EQUITY

Balance at January 1, 2001	759,643	0	0	0	759,643

Add:
Net income (loss)	209,643	37,307	0	0	246,950

Members capital contributions	1,503,982	1,050,105	1	5	2,554,093

Issuance of Membership
Interest	115,000	0	0	0	115,000

Total	2,588,268	1,087,412	1	5	3,675,686

Deduct:
Dividends paid to parent	3,795	33,055	0	0	36,850

Total deductions	3,795	33,055	0	0	36,850

Balance at December 31, 2001	2,584,473	1,054,357	1	5	3,638,836
	G - 4d
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny				Allegheny
		Energy Supply				Energy Supply
		Development				Company, LLC
	Prior Page	Services	Combined	Eliminations,		Consolidated
RETAINED EARNINGS	Subtotal	LLC	Totals	etc.		(carried to
	(from pg G - 4c)					pg A - 4a)

Balance at January 1, 2001	0	0	0	0		0

Add:
Net income (loss)	20,300	0	20,300	(20,300)		0

Total	20,300	0	20,300	(20,300)		0

Deduct:
Dividends on capital stock:
Common	20,300	0	20,300	(20,300)	(11)	0

Total deductions	20,300	0	20,300	(20,300)		0

Balance at December 31, 2001	0	0	0	0		0

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	144,369	0	144,369	(144,369)		0

Add (Deduct):
Dividends on Capital Stock:
Common	(11,700)	0	(11,700)	11,700	(11)	0
Balance at December 31, 2001	132,669	0	132,669	(132,669)		0

MEMBERS EQUITY

Balance at January 1, 2001	759,643	0	759,643	0		759,643

Add:
Net income (loss)	246,950	34	246,984	(43,296)		203,688

Members capital contributions	2,554,093	6,855	2,560,948	(2,114,593)		446,355

Issuance of Membership
Interest	115,000	0	115,000	0		115,000

Total	3,675,686	6,889	3,682,575	(2,157,889)		1,524,686

Deduct:
Dividends paid to parent	36,850	0	36,850	(36,850)	(11)	0

Total deductions	36,850	0	36,850	(36,850)		0

Balance at December 31, 2001	3,638,836	6,889	3,645,725	(2,121,039)		1,524,686
	G - 5
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
	Company, LLC	Company	(Carried to
			pg G - 5a)
Cash Flows from Operations:
Net income (loss)	203,688	20,300	223,988
Cumulative effect of accounting change, net of taxes	31,147	0	31,147
Income before accounting change	234,835	20,300	255,135
Depreciation and amortization	102,803	16,973	119,776
Deferred investment credit and income taxes, net	244,851	(5,750)	239,101
Unamortized loss on reacquired debt	0	600	600
Minority interest in Allegheny Generating Company	5,049	0	5,049
Unrealized gains on commodity contracts	(598,140)	0	(598,140)
Changes in certain current assets and liabilities:
Accounts receivable, net	82,485	0	82,485
Materials and supplies	(7,303)	(60)	(7,363)
Deposits	(16,815)	0	(16,815)
Prepaid Taxes	1,451	0	1,451
Taxes Recievable	(82,766)	0	(82,766)
Affiliates accounts receivable/payable, net	(64,294)	(3,371)	(67,665)
Accounts payable	(63,919)	(385)	(64,304)
Purchased Options	23,846	0	23,846
Taxes accrued	(3,084)	(2,805)	(5,889)
Interest accrued	17,485	15	17,500
Payroll accrued	32,690	0	32,690
Customer deposits	4,460	0	4,460
Other, net	(31,458)	(951)	(32,409)
Total Cash Flows from Operations	(117,824)	24,566	(93,258)

Cash Flows used in Investing:
Acquisitions of business and generating assets	(1,548,612)	0	(1,548,612)
Construction expenditures	(209,036)	(2,205)	(211,241)
Other investments	0	0	0
Total Cash Flows used in Investing	(1,757,648)	(2,205)	(1,759,853)

Cash Flows from (used in) Financing:
Repayment of long - term debt	(7,187)	0	(7,187)
Issuance of long - term debt	776,594	0	776,594
Short-term debt, net	520,130	0	520,130
Notes payable to parent and affiliate	325,000	9,600	334,600
Dividends paid to minority shareholder	(7,674)	0	(7,674)
Parent Company contribution	272,530	0	272,530
Dividends on capital stock:
Common stock	0	(32,000)	(32,000)
Total Cash Flows from (used in) Financing	1,879,393	(22,400)	1,856,993

Net Change in Cash and Temporary
Cash Investments*	3,921	(39)	3,882
Cash and Temporary Cash Investments at January 1	370	50	420
Cash and Temporary Cash Investments at December 31	4,291	11	4,302

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	134,561	11,734	146,295
Income taxes	(46,125)	18,707	(27,418)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	G - 5a
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 5)			Pg G - 5b)

Cash Flows from Operations:
Net income (loss)	223,988	5,958	(3)	229,943
Cumulative effect of accounting change, net of taxes	31,147	0	0	31,147
Income before accounting change	255,135	5,958	(3)	261,090
Depreciation and amortization	119,776	0	4	119,780
Deferred investment credit and income taxes, net	239,101	0	0	239,101
Unamortized loss on reacquired debt	600	0	0	600
Minority interest in Allegheny Generating Company	5,049	0	0	5,049
Unrealized gains on commodity contracts	(598,140)	0	0	(598,140)
Changes in certain current assets and liabilities:
Accounts receivable, net	82,485	0	0	82,485
Materials and supplies	(7,363)	0	0	(7,363)
Deposits	(16,815)	0	0	(16,815)
Prepaid Taxes	1,451	(1,033)	(1)	417
Taxes Recievable	(82,766)	0	0	(82,766)
Affiliates accounts receivable/payable, net	(67,665)	(42)	0	(67,707)
Accounts payable	(64,304)	0	0	(64,304)
Purchased Options	23,846	0	0	23,846
Taxes accrued	(5,889)	0	0	(5,889)
Interest accrued	17,500	0	0	17,500
Payroll accrued	32,690	0	0	32,690
Customer deposits	4,460	0	0	4,460
Other, net	(32,409)	578	0	(31,831)
Total Cash Flows from Operations	(93,258)	5,461	0	(87,797)

Cash Flows used in Investing:
Acquisitions of business and generating assets	(1,548,612)	0	0	(1,548,612)
Construction expenditures	(211,241)	0	0	(211,241)
Other investments	0	0	0	0
Total Cash Flows used in Investing	(1,759,853)	0	0	(1,759,853)

Cash Flows from (used in) Financing:
Repayment of long - term debt	(7,187)	0	0	(7,187)
Issuance of long - term debt	776,594	0	0	776,594
Short-term debt, net	520,130	0	0	520,130
Notes payable to parent and affiliate	334,600	0	0	334,600
Dividends paid to minority shareholder	(7,674)	0	0	(7,674)
Parent Company contribution	272,530	0	0	272,530
Dividends on capital stock:	0
Common stock	(32,000)	(3,795)	0	(35,795)
Total Cash Flows from (used in) Financing	1,856,993	(3,795)	0	1,853,198

Net Change in Cash and Temporary
Cash Investments*	3,882	1,666	0	5,548
Cash and Temporary Cash Investments at January 1	420	0	0	420
Cash and Temporary Cash Investments at December 31	4,302	1,666	0	5,968

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	146,295	0	0	146,295
Income taxes	(27,418)	2,635	0	(24,783)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	G - 5b
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 5a)				Pg G - 5c)
Cash Flows from Operations:
Net income (loss)	229,943	0	0	0	229,943
Cumulative effect of accounting change, net of taxes	31,147	0	0	0	31,147
Income before accounting change	261,090	0	0	0	261,090
Depreciation and amortization	119,780	6,299	5,860	8,225	140,164
Deferred investment credit and income taxes, net	239,101	0	0	0	239,101
Unamortized loss on reacquired debt	600	0	0	0	600
Minority interest in Allegheny Generating Company	5,049	0	0	0	5,049
Unrealized gains on commodity contracts	(598,140)	0	0	0	(598,140)
Changes in certain current assets and liabilities:
Accounts receivable, net	82,485	0	0	0	82,485
Materials and supplies	(7,363)	0	0	0	(7,363)
Deposits	(16,815)	0	0	0	(16,815)
Prepaid Taxes	417	(2,370)	(2,198)	(3,042)	(7,193)
Taxes Recievable	(82,766)	0	0	0	(82,766)
Affiliates accounts receivable/payable, net	(67,707)	(424)	(558)	(4,373)	(73,062)
Accounts payable	(64,304)	1,252	245	323	(62,484)
Purchased Options	23,846	0	0	0	23,846
Taxes accrued	(5,889)	1	167	56	(5,665)
Interest accrued	17,500	0	0	0	17,500
Payroll accrued	32,690	0	0	40	32,730
Customer deposits	4,460	0	0	0	4,460
Other, net	(31,831)	179	2,174	2,517	(26,961)
Total Cash Flows from Operations	(87,797)	4,937	5,690	3,746	(73,424)

Cash Flows used in Investing:
Acquisitions of business and generating assets	(1,548,612)	0	0	0	(1,548,612)
Construction expenditures	(211,241)	(248)	(41)	(37)	(211,567)
Other investments	0	0	0	0	0
Total Cash Flows used in Investing	(1,759,853)	(248)	(41)	(37)	(1,760,179)

Cash Flows from (used in) Financing:
Repayment of long - term debt	(7,187)	0	0	0	(7,187)
Issuance of long - term debt	776,594	0	0	0	776,594
Short-term debt, net	520,130	0	0	0	520,130
Notes payable to parent and affiliate	334,600	0	0	0	334,600
Dividends paid to minority shareholder	(7,674)	0	0	0	(7,674)
Parent Company contribution	272,530	0	0	0	272,530
Dividends on capital stock:
Common stock	(35,795)	0	0	0	(35,795)
Total Cash Flows from (used in) Financing	1,853,198	0	0	0	1,853,198

Net Change in Cash and Temporary
Cash Investments*	5,548	4,689	5,649	3,709	19,595
Cash and Temporary Cash Investments at January 1	420	0	0	0	420
Cash and Temporary Cash Investments at December 31	5,968	4,689	5,649	3,709	20,015

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	146,295	0	0	9,170	155,465
Income taxes	(24,783)	0	0	0	(24,783)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	G - 5c
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

			Allegheny
		Allegheny	Energy Supply
	Prior Page	Energy Supply	Conemaugh,	Subtotal
	Subtotal	Capital, LLC	LLC	(Carried to
	(from pg G - 5b)			Pg G - 5d)
Cash Flows from Operations:
Net income (loss)	229,943	37,307	0	267,250
Cumulative effect of accounting change, net of taxes	31,147	0	0	31,147
Income before accounting change	261,090	37,307	0	298,397
Depreciation and amortization	140,164	0	0	140,164
Deferred investment credit and income taxes, net	239,101	0	0	239,101
Unamortized loss on reacquired debt	600	0	0	600
Minority interest in Allegheny Generating Company	5,049	0	0	5,049
Unrealized gains on commodity contracts	(598,140)	0	0	(598,140)
Changes in certain current assets and liabilities:
Accounts receivable, net	82,485	0	0	82,485
Materials and supplies	(7,363)	0	0	(7,363)
Deposits	(16,815)	0	0	(16,815)
Prepaid Taxes	(7,193)	(694)	0	(7,887)
Taxes Recievable	(82,766)	0	0	(82,766)
Affiliates accounts receivable/payable, net	(73,062)	0	0	(73,062)
Accounts payable	(62,484)	0	0	(62,484)
Purchased Options	23,846	0	0	23,846
Taxes accrued	(5,665)	0	0	(5,665)
Interest accrued	17,500	0	0	17,500
Payroll accrued	32,730	0	0	32,730
Customer deposits	4,460	0	0	4,460
Other, net	(26,961)	(3,347)	683	(29,625)
Total Cash Flows from Operations	(73,424)	33,266	683	(39,475)

Cash Flows used in Investing:
Acquisitions of business and generating assets	(1,548,612)	0	0	(1,548,612)
Construction expenditures	(211,567)	0	0	(211,567)
Other investments	0	0	0	0
Total Cash Flows used in Investing	(1,760,179)	0	0	(1,760,179)

Cash Flows from (used in) Financing:
Repayment of long - term debt	(7,187)	0	0	(7,187)
Issuance of long - term debt	776,594	0	0	776,594
Short-term debt, net	520,130	0	0	520,130
Notes payable to parent and affiliate	334,600	0	0	334,600
Dividends paid to minority shareholder	(7,674)	0	0	(7,674)
Parent Company contribution	272,530	0	0	272,530
Dividends on capital stock:
Common stock	(35,795)	(33,055)	0	(68,850)
Total Cash Flows from (used in) Financing	1,853,198	(33,055)	0	1,820,143

Net Change in Cash and Temporary
Cash Investments*	19,595	211	683	20,489
Cash and Temporary Cash Investments at January 1	420	0	0	420
Cash and Temporary Cash Investments at December 31	20,015	211	683	20,909

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	155,465	0	2,998	158,463
Income taxes	(24,783)	7,548	0	(17,235)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	G - 5d
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny			Allegheny
			Energy Supply			Energy Supply
		Acadia Bay	Development			Company, LLC
	Prior Page	Energy	Services	Combined	Eliminations,	Consolidated
	Subtotal	Company, LLC	LLC	Totals	etc.	(carried to
	(from pg G - 5c)					pg A - 5a)
Cash Flows from Operations:
Net income (loss)	267,250	0	34	267,284	(63,596)	203,688
Cumulative effect of accounting change, net of taxes	31,147	0	0	31,147	0	31,147
Income before accounting change	298,397	0	34	298,431	(63,596)	234,835
Depreciation and amortization	140,164	0	0	140,164	(24,202)	115,962
Deferred investment credit and income taxes, net	239,101	0	0	239,101	0	239,101
Unamortized loss on reacquired debt	600	0	0	600	(600)	0
Minority interest in Allegheny Generating Company	5,049	0	0	5,049	0	5,049
Unrealized gains on commodity contracts	(598,140)	0	0	(598,140)	0	(598,140)
Changes in certain current assets and liabilities:
Accounts receivable, net	82,485	0	0	82,485	0	82,485
Materials and supplies	(7,363)	0	0	(7,363)	0	(7,363)
Deposits	(16,815)	0	0	(16,815)	0	(16,815)
Prepaid Taxes	(7,887)	0	0	(7,887)	0	(7,887)
Taxes Recievable	(82,766)	0	0	(82,766)	0	(82,766)
Affiliates accounts receivable/payable, net	(73,062)	0	0	(73,062)	26	(73,036)
Accounts payable	(62,484)	0	0	(62,484)	(24)	(62,508)
Purchased Options	23,846	0	0	23,846	0	23,846
Taxes accrued	(5,665)	0	22	(5,643)	0	(5,643)
Interest accrued	17,500	0	0	17,500	(3,452)	14,048
Payroll accrued	32,730	0	0	32,730	0	32,730
Customer deposits	4,460	0	0	4,460	0	4,460
Other, net	(29,625)	2,478	6,799	(20,348)	22,398	2,650
					600
Total Cash Flows from Operations	(39,475)	2,478	6,855	(30,142)	(68,850)	(98,992)

Cash Flows used in Investing:
Acquisitions of business and generating assets	(1,548,612)	0	0	(1,548,612)	0	(1,548,612)
Construction expenditures	(211,567)	(2,478)	0	(214,045)	0	(214,045)
Other investments	0	0	(6,855)	(6,855)	0	(6,855)
Total Cash Flows used in Investing	(1,760,179)	(2,478)	(6,855)	(1,769,512)	0	(1,769,512)

Cash Flows from (used in) Financing:
Retirement of long - term debt	(7,187)	0	0	(7,187)	0	(7,187)
Issuance of long - term debt	776,594	0	0	776,594	0	776,594
Short-term debt, net	520,130	0	0	520,130	0	520,130
Notes payable to parent and affiliate	334,600	0	0	334,600	0	334,600
Dividends paid to minority shareholder	(7,674)	0	0	(7,674)	0	(7,674)
Parent Company contribution	272,530	0	0	272,530	0	272,530
Dividends on capital stock:
Common stock	(68,850)	0	0	(68,850)	68,850	0
Total Cash Flows from (used in) Financing	1,820,143	0	0	1,820,143	68,850	1,888,993

Net Change in Cash and Temporary
Cash Investments*	20,489	0	0	20,489	0	20,489
Cash and Temporary Cash Investments at January 1	420	0	0	420	0	420
Cash and Temporary Cash Investments at December 31	20,909	0	0	20,909	0	20,909

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	158,463	0	0	158,463	(63,486)	94,977
Income taxes	(17,235)	0	0	(17,235)	0	(17,235)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	H - 1
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,
	Ventures,	Solutions,	Inc	Subtotal
ASSETS	Inc	Inc	Consolidated	(Carried to
			(from pg I - 1a)	Pg H - 1a)
Property, plant and equipment:
At original cost	1,096	869	40,820	42,785
Accumulated depreciation	(189)	(43)	(1,902)	(2,134)

Investments and other assets:
Excess of cost over net assets acquired	1,122	0	0	1,122
Securities of subsidiaries consolidated	111,966	0	0	111,966
Unregulated investments	10,052	5,548	24,281	39,881
Intangible assets	0	0	0	0

Current assets:
Cash and Temporary Cash Investments	2,863	10	88	2,961
Accounts receivable:
Electric service	282	1,633	10,729	12,644
Affiliated	0	0	5,892	5,892
Other	109	2,094	92	2,295
Gas accounts receivable	0	0	0	0
Allowance for uncollectible electric accounts	(47)	(2,261)	(60)	(2,368)
Materials and supplies - at average cost:
Operating and construction	172	30	4,675	4,877
Prepaid taxes	485	0	404	889
Gas retail contracts	0	0	0	0
Other	58	67	344	469

Deferred charges:
Deferred income taxes	14,435	631	0	15,066
Other	0	579	0	579

Total assets	142,404	9,157	85,363	236,924
	H - 1a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
ASSETS	Subtotal	Associates Inc.	Inc.	Partnership	(Carried to
	(from pg H - 1)				Pg H - 1b)
Property, plant and equipment:
At original cost	42,785	940	0	75	43,800
Accumulated depreciation	(2,134)	(445)	0	(45)	(2,624)

Investments and other assets:
Excess of cost over net assets acquired	1,122	8,276	(5,400)	22,220	26,218
Securities of subsidiaries consolidated	111,966	0	14,640	0	126,606
Unregulated investments	39,881	0	0	0	39,881
Intangible assets	0	0	0	41,625	41,625

Current assets:
Cash and Temporary Cash Investments	2,961	326	5	972	4,264
Accounts receivable:
Electric service	12,644	114	0	0	12,758
Affiliated	5,892	0	0	70	5,962
Other	2,295	0	0	0	2,295
Gas accounts receivable	0	0	0	53,808	53,808
Allowance for uncollectible electric accounts	(2,368)	0	0	(457)	(2,825)
Materials and supplies - at average cost:
Operating and construction	4,877	0	0	1,256	6,133
Prepaid taxes	889	0	0	0	889
Gas retail contracts	0	0	0	27,832	27,832
Other	469	31	0	401	901

Deferred charges:
Deferred income taxes	15,066	0	7,141	0	22,207
Other	579	0	0	6,444	7,023

Total assets	236,924	9,242	16,386	154,201	416,753
	H - 1b
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

						Allegheny
		AYP				Ventures, Inc
		Energy,	Combined	Eliminations,		Consolidated
ASSETS	Subtotal	Inc	Totals	etc.		(Carried to
	(from pg H - 1a)					Pg A - 1b)
Property, plant and equipment:
At original cost	43,800	0	43,800	0		43,800
Accumulated depreciation	(2,624)	0	(2,624)	0		(2,624)

Investments and other assets:
Excess of cost over net assets acquired	26,218	0	26,218	0		26,218
Securities of subsidiaries consolidated	126,606	0	126,606	(126,606)	(1)	0
Unregulated investments	39,881	0	39,881	139	(2)	40,020
Intangible assets	41,625	0	41,625	0		41,625

Current assets:
Cash and Temporary Cash Investments	4,264	100	4,364	0		4,364
Accounts receivable:
Electric service	12,758	0	12,758	0		12,758
Affiliated	5,962	1	5,963	(5,963)	(3)	0
Other	2,295	0	2,295	0		2,295
Gas accounts receivable	53,808	0	53,808	0		53,808
Allowance for uncollectible accounts	(2,825)	0	(2,825)	0		(2,825)
Materials and supplies - at average cost:
Operating and construction	6,133	0	6,133	0		6,133
Prepaid taxes	889	1,561	2,450	0		2,450
Gas retail contracts	27,832	0	27,832	0		27,832
Other	901	0	901	(399)	(5)	502

Deferred charges:
Deferred income taxes	22,207	0	22,207	(6,189)	(2)	15,533
				(485)	(4)
Other	7,023	0	7,023	0		7,023

Total assets	416,753	1,662	418,415	(139,503)		278,912
	H - 2
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,
	Ventures,	Solutions,	Inc	Subtotal
CAPITALIZATION AND LIABILITIES	Inc	Inc	Consolidated	(Carried to
			(from pg I - 2a)	Pg H - 2a)
Capitalization:
Common stock of Allegheny Ventures Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	1	2
Other paid - in capital	160,985	10,483	67,039	238,507
Retained earnings	(36,231)	(5,337)	5,882	(35,686)
Owners Equity	0	0	0	0
Other Comprehensive Income	(20,232)	0	(82)	(20,314)

Long-term debt	0	0	10,500	10,500

Current liabilities:
Short-term debt	0	0	0	0
Accounts payable to affiliates	6,386	476	0	6,862
Acounts payable - others	267	239	980	1,486
Taxes accrued:
Federal and state income	32	1,327	251	1,610
Other	1	36	241	278
Interest accrued	0	0	50	50
Gas retail contracts	31,122	0	0	31,122
Other	62	1,927	0	1,989

Deferred credits and other liabilities:
Deferred income taxes	0	0	485	485
Other	11	5	16	32

Total capitalization and liabilities	142,404	9,157	85,363	236,924
	H - 2a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
CAPITALIZATION AND LIABILITIES	Subtotal	Associates Inc.	Inc.	Partnership	(Carried to
	(from pg H - 1)				Pg H - 2b)
Capitalization:
Common stock of Allegheny Ventures Inc.	1	0	0	0	1
Common stock of subsidiaries consolidated	2	6	2	0	10
Other paid - in capital	238,507	8,269	8,273	0	255,049
Retained earnings	(35,686)	144	588	0	(34,954)
Owners Equity	0	0	0	29,593	29,593
Other Comprehensive Income	(20,314)	0	(9,429)	(31,122)	(60,865)

Long-term debt	10,500	0	0	0	10,500

Current liabilities:
Short-term debt	0	0	0	700	700
Accounts payable to affiliates	6,862	97	0	0	6,959
Acounts payable - others	1,486	232	0	63,577	65,295
Taxes accrued:
Federal and state income	1,610	94	1,391	0	3,095
Other	278	0	0	640	918
Interest accrued	50	0	0	1	51
Gas retail contracts	31,122	0	15,561	69,520	116,203
Other	1,989	0	0	65	2,054

Deferred credits and other liabilities:
Deferred income taxes	485	0	0	0	485
Other	32	400	0	21,227	21,659

Total capitalization and liabilities	236,924	9,242	16,386	154,201	416,753
	H - 2b
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

						Allegheny
		AYP				Ventures, Inc
		Energy,	Combined	Eliminations,		Consolidated
CAPITALIZATION AND LIABILITIES	Subtotal	Inc	Totals	etc.		(Carried to
	(from pg H - 2a)					Pg A - 2b)
Capitalization:
Common stock of Allegheny Ventures Inc.	1	0	1	0		1
Common stock of subsidiaries consolidated	10	1	11	(11)	(1)	0
Other paid - in capital	255,049	31,590	286,639	(125,654)	(1)	160,985
Retained earnings	(34,954)	(29,929)	(64,883)	28,652	(1)	(36,231)
Owners Equity	29,593	0	29,593	(29,593)		0
Other Comprehensive Income	(60,865)	0	(60,865)	40,633	(2)	(20,232)

Long-term debt	10,500	0	10,500	0		10,500

Current liabilities:
Short-term debt	700	0	700	0		700
Accounts payable to affiliates	6,959	0	6,959	(5,975)	(3)	984
Acounts payable - others	65,295	0	65,295	12	(3)	65,307
Taxes accrued:
Federal and state income	3,095	0	3,095	0		3,095
Other	918	0	918	0		918
Interest accrued	51	0	51	0		51
Gas retail contracts	116,203	0	116,203	(46,683)	(2)	69,520
Other	2,054	0	2,054	0		2,054

Deferred credits and other liabilities:
Deferred income taxes	485	0	485	(485)	(4)	0
Other	21,659	0	21,659	(399)	(5)	21,260

Total capitalization and liabilities	416,753	1,662	418,415	(139,503)		278,912
	H - 3
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,
	Ventures,	Solutions,	Inc	Subtotal
	Inc	Inc	Consolidated	(Carried to
			(from pg I - 3)	Pg H - 3a)
Operating revenues:
Wholesale and other excluding affiliates	0	41,647	13,941	55,588
Affiliated companies	0	0	539	539
Total operating revenues	0	41,647	14,480	56,127

Operating expenses:
Operation:
Gas Purchases	0	0	0	0
Other	2,743	41,926	8,811	53,480
Maintenance	181	31	10	222
Depreciation	5	41	1,053	1,099
Taxes other than income taxes	290	133	288	711
Federal and state income taxes	(1,182)	(228)	2,141	731
Total operating expenses	2,037	41,903	12,303	56,243
Operating income	(2,037)	(256)	2,177	(116)

Other income and deductions:
Other income, net	1,836	368	720	2,924
Total other income and deductions	1,836	368	720	2,924
Income before interest charges	(201)	112	2,897	2,808

Interest charges:
Other interest	1	97	342	440
Total interest charges	1	97	342	440

Net income (loss)	(202)	15	2,555	2,368

	H - 3a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
	Subtotal	Associates Inc.	Inc.	Partnership	(Carried to
	(from pg H - 3)				Pg H - 3b)
Operating revenues:
Wholesale and other excluding affiliates	55,588	974	0	82,543	139,105
Affiliated companies	539	314	0	0	853
Total operating revenues	56,127	1,288	0	82,543	139,958

Operating expenses:
Operation:
Gas Purchases	0	0	0	81,149	81,149
Other	53,480	971	0	788	55,239
Maintenance	222	0	0	0	222
Depreciation	1,099	38	0	0	1,137
Taxes other than income taxes	711	43	0	5	759
Federal and state income taxes	731	93	(14)	0	810
Total operating expenses	56,243	1,145	(14)	81,942	139,316
Operating income	(116)	143	14	601	642

Other income and deductions:
Other income, net	2,924	1	574	1,340	4,839
Total other income and deductions	2,924	1	574	1,340	4,839
Income before interest charges	2,808	144	588	1,941	5,481

Interest charges:
Other interest	440	0	0	1	441
Total interest charges	440	0	0	1	441

Net income (loss)	2,368	144	588	1,940	5,040
	H - 3b
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
						Allegheny
		AYP				Ventures, Inc
		Energy,	Combined	Eliminations,		Consolidated
	Subtotal	Inc	Totals	etc.		(Carried to
	(from pg H - 3a)					Pg A - 3b)
Operating revenues:
Wholesale and other excluding affiliates	139,105	0	139,105	0		139,105
Affiliated companies	853	0	853	(314)	(6)	539
Total operating revenues	139,958	0	139,958	(314)		139,644

Operating expenses:
Operation:
Gas Purchases	81,149	0	81,149	0		81,149
Other	55,239	3	55,242	(314)	(6)	54,928
Maintenance	222	0	222	0		222
Depreciation	1,137	0	1,137	0		1,137
Taxes other than income taxes	759	(13)	746	0		746
Federal and state income taxes	810	4	814	0		814
Total operating expenses	139,316	(6)	139,310	(314)		138,996
Operating income	642	6	648	0		648

Other income and deductions:
Other income, net	4,839	0	4,839	(5,248)	(1)	(409)
Total other income and deductions	4,839	0	4,839	(5,248)		(409)
Income before interest charges	5,481	6	5,487	(5,248)		239

Interest charges:
Other interest	441	0	441	0		441
Total interest charges	441	0	441	0		441

Net income (loss)	5,040	6	5,046	(5,248)		(202)
	H - 4
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND OWNERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,	Subtotal
	Ventures,	Solutions,	Inc	(Carried to
RETAINED EARNINGS	Inc	Inc	Consolidated	Pg H - 4a)
			(from pg I - 4a)

Balance at January 1, 2001	(36,029)	(5,352)	3,327	(38,054)

Add:
Net income (loss)	(202)	15	2,555	2,368

Balance at December 31, 2001	(36,231)	(5,337)	5,882	(35,686)

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	96,092	6,552	39,211	141,855

Add (Deduct):
Capital Contributions from Parent	64,893	3,931	27,828	96,652

Balance at December 31, 2001	160,985	10,483	67,039	238,507

OWNERS EQUITY

Balance at January 1, 2001	0	0	0	0
Add:
Net income (loss)	0	0	0	0

Contributed Capital from
Allegheny Ventures, Inc.	0	0	0	0

Contributed Capital from
Alliance Gas Services Inc.	0	0	0	0
Total Balance at December 31, 2001	0	0	0	0

	H - 4a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND OWNERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
RETAINED EARNINGS	Subtotal	Associates Inc.	Inc.	Partnership	(Carried to
	(from pg H - 4)				Pg H - 4b)

Balance at January 1, 2001	(38,054)	0	0	0	(38,054)

Add:
Net income (loss)	2,368	144	588	0	3,100

Balance at December 31, 2001	(35,686)	144	588	0	(34,954)

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	141,855	0	0	0	141,855

Add (Deduct):
Capital Contributions from Parent	96,652	8,269	8,273	0	113,194

Balance at December 31, 2001	238,507	8,269	8,273	0	255,049

OWNERS EQUITY

Balance at January 1, 2001	0	0	0	0	0
Add:
Net income (loss)	0	0	0	1,940	1,940

Contributed Capital from
Allegheny Ventures, Inc.	0	0	0	13,983	13,983

Contributed Capital from
Alliance Gas Services Inc.	0	0	0	13,670	13,670
Total Balance at December 31, 2001	0	0	0	29,593	29,593
	H - 4b
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND OWNERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)

						Allegheny
		AYP				Ventures, Inc
		Energy,	Combined	Eliminations,		Consolidated
RETAINED EARNINGS	Subtotal	Inc	Totals	etc.		(Carried to
	(from pg H - 4a)					Pg A - 4b)

Balance at January 1, 2001	(38,054)	(29,935)	(67,989)	31,960		(36,029)

Add:
Net income (loss)	3,100	6	3,106	(3,308)	(1)	(202)

Balance at December 31, 2001	(34,954)	(29,929)	(64,883)	28,652		(36,231)

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	141,855	31,172	173,027	(76,935)		96,092

Add:
Capital Contributions from Parent	113,194	418	113,612	(48,719)		64,893

Balance at December 31, 2001	255,049	31,590	286,639	(125,654)		160,985

OWNERS EQUITY

Balance at January 1, 2001	0	0	0	0		0
Add:
Net income (loss)	1,940	0	1,940	(1,940)	(1)	0

Contributed Capital from
Allegheny Ventures, Inc.	13,983	0	13,983	(13,983)		0

Contributed Capital from
Alliance Gas Services Inc.	13,670	0	13,670	(13,670)		0
Total Balance at December 31, 2001	29,593	0	29,593	(29,593)		0
	H - 5
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,	Subtotal
	Ventures,	Solutions,	Inc	(Carried to
	Inc	Inc	Consolidated	Pg H - 4a)
			(from pg I - 5a)
Cash Flows from Operations:
Net income (loss)	(202)	15	2,555	2,368
Cumulative effect of accounting change, net of taxes	0	0	0	0
Income before accounting change	(202)	15	2,555	2,368
Depreciation and amortization	5	41	1,053	1,099
Deferred investment credit and income taxes, net	0	(1,005)	108	(897)
Changes in certain current assets and liabilities:
Accounts receivable, net	237	(699)	(3,699)	(4,161)
Account receivable from affiliates	0	0	(2,931)	(2,931)
Gas retail contracts, net	0	0	0	0
Materials and supplies	(2)	0	(4,675)	(4,677)
Accounts payable	(140)	136	251	247
Accounts payable to affiliates	2,835	131	0	2,966
Prepayment	(485)	765	(342)	(62)
Taxes accrued	(744)	1,310	(575)	(9)
Interest accrued	0	0	50	50
Other, net	(39,479)	(2,960)	1,231	(41,208)
Total Cash Flows from Operations	(37,975)	(2,266)	(6,974)	(47,215)

Cash Flows used in Investing:
Other construction expenditures and investments	0	(828)	(16,678)	(17,506)
Acquisitions of business and generating assets	(25,797)	0	0	(25,797)
Unregulated investments	866	(1,100)	(15,760)	(15,994)
Total Cash Flows used in Investing	(24,931)	(1,928)	(32,438)	(59,297)

Cash Flows from (used in) Financing:
Short - term debt, net	0	0	0	0
Issuance of long - term debt	0	0	10,500	10,500
Parent company contribution	64,893	3,931	27,827	96,651
Total Cash Flows from (used in) Financing	64,893	3,931	38,327	107,151

Net Change in Cash
Cash Investments*	1,987	(263)	(1,085)	639
Cash at January 1	876	273	1,173	2,322
Cash at December 31	2,863	10	88	2,961

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	88	307	395
Income taxes	(1,884)	(445)	2,776	447

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	H - 5a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
	Subtotal	Associates Inc.	Holdings, LLC	Partnership	(Carried to
	(from pg H - 5)				Pg H - 5b)
Cash Flows from Operations:
Net income (loss)	2,368	144	588	1,940	5,040
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	2,368	144	588	1,940	5,040
Depreciation and amortization	1,099	38	0	0	1,137
Deferred investment credit and income taxes, net	(897)	0	(1,008)	0	(1,905)
Changes in certain current assets and liabilities:
Accounts receivable, net	(4,161)	(114)	0	(15,069)	(19,344)
Account receivable from affiliates	(2,931)	0	0	(70)	(3,001)
Gas retail contracts, net	0	0	0	0	0
Materials and supplies	(4,677)	0	0	(1,256)	(5,933)
Accounts payable	247	232	0	21,691	22,170
Accounts payable to affiliates	2,966	97	0	0	3,063
Prepayment	(62)	0	0	0	(62)
Taxes accrued	(9)	94	1,391	640	2,116
Interest accrued	50	0	0	1	51
Other, net	(41,208)	(165)	(966)	(7,605)	(49,944)
Total Cash Flows from Operations	(47,215)	326	5	272	(46,612)

Cash Flows used in Investing:
Other construction expenditures and investments	(17,506)	0	0	0	(17,506)
Acquisitions of business and generating assets	(25,797)	0	0	0	(25,797)
Unregulated investments	(15,994)	0	0	0	(15,994)
Total Cash Flows used in Investing	(59,297)	0	0	0	(59,297)

Cash Flows from (used in) Financing:
Short - term debt, net	0	0	0	700	700
Issuance of long - term debt	10,500	0	0	0	10,500
Parent company contribution	96,651	0	0	0	96,651
Total Cash Flows from (used in) Financing	107,151	0	0	700	107,851

Net Change in Cash
Cash Investments*	639	326	5	972	1,942
Cash at January 1	2,322	0	0	0	2,322
Cash at December 31	2,961	326	5	972	4,264

Supplemental cash flow information:
Cash paid during the year for:
Interest	395	0	0	0	395
Income taxes	447	0	0	0	447

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	H - 5b
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
					Allegheny
		AYP			Ventures, Inc
		Energy,	Combined	Eliminations,	Consolidated
	Subtotal	Inc	Totals	etc.	(Carried to
	(from pg H - 5a)				Pg A - 5b)
Cash Flows from Operations:
Net income (loss)	5,040	6	5,046	(5,248)	(202)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	5,040	6	5,046	(5,248)	(202)
Depreciation and amortization	1,137	0	1,137	0	1,137
Deferred investment credit and income taxes, net	(1,905)	0	(1,905)	0	(1,905)
Changes in certain current assets and liabilities:
Accounts receivable, net	(19,344)	0	(19,344)	144	(19,200)
Account receivable from affiliates	(3,001)	(1)	(3,002)	3,002	0
Gas retail contracts, net	0	0	0	0	0
Materials and supplies	(5,933)	0	(5,933)	0	(5,933)
Accounts payable	22,170	0	22,170	(6,352)	15,818
Accounts payable to affiliates	3,063	0	3,063	(3,014)	49
Prepayment	(62)	0	(62)	(404)	(466)
Taxes accrued	2,116	(20)	2,096	0	2,096
Interest accrued	51	0	51	0	51
Other, net	(49,944)	(297)	(50,241)	44,048	(6,193)
Total Cash Flows from Operations	(46,612)	(312)	(46,924)	32,176	(14,748)

Cash Flows used in Investing:
Other construction expenditures and investments	(17,506)	(106)	(17,612)	0	(17,612)
Acquisitions of business and generating assets	(25,797)	0	(25,797)	0	(25,797)
Unregulated investments	(15,994)	0	(15,994)	0	(15,994)
Total Cash Flows used in Investing	(59,297)	(106)	(59,403)	0	(59,403)

Cash Flows from (used in) Financing:
Short - term debt, net	700	0	700	0	700
Issuance of long - term debt	10,500	0	10,500	0	10,500
Parent company contribution	96,651	418	97,069	(32,176)	64,893
Total Cash Flows from (used in) Financing	107,851	418	108,269	(32,176)	76,093

Net Change in Cash
Cash Investments*	1,942	0	1,942	0	1,942
Cash at January 1	2,322	100	2,422	0	2,422
Cash at December 31	4,264	100	4,364	0	4,364

Supplemental cash flow information:
Cash paid during the year for:
Interest	395	0	395	0	395
Income taxes	447	409	856	0	856

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	I - 1
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny
		Comunications	Comunications
	Allegheny	Connect	Connect
	Comunications	of Virginia	of Pennsylvania,	Subtotal
ASSETS	Connect, Inc.	Inc.	LLC	(Carried to
				Pg I - 1a)
Property, plant and equipment:
At original cost	40,820	0	0	40,820
Accumulated depreciation	(1,902)	0	0	(1,902)

Investments and other assets:
Securities of subsidiaries consolidated	569	0	0	569
Unregulated investments	13,781	0	0	13,781

Current assets:
Cash and Temporary Cash Investments	87	1	0	88
Accounts receivable:
Electric service	10,729	0	0	10,729
Affiliated	9,999	0	0	9,999
Other	91	0	0	91
Allowance for uncollectible accounts	(60)	0	0	(60)
Materials and supplies - at average cost:
Operating and construction	0	0	4,675	4,675
Prepaid taxes	404	0	0	404
Other	294	0	0	294

Deferred charges:
Other	0	0	0	0

Total assets	74,812	1	4,675	79,488
	I - 1a
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
						Allegheny
						Communications
		AFN Finance				Connect,
		Company No. 2	Combined	Eliminations,		Inc. Consolidated
ASSETS	Subtotal	LLC	Totals	etc.		(Carried to
	(from pg I - 1)					Pg H - 1)
Property, plant and equipment:
At original cost	40,820	0	40,820	0		40,820
Accumulated depreciation	(1,902)	0	(1,902)	0		(1,902)

Investments and other assets:
Securities of subsidiaries consolidated	569	0	569	(569)	(1)	0
Unregulated investments	13,781	10,500	24,281	0		24,281

Current assets:
Cash and Temporary Cash Investments	88	0	88	0		88
Accounts receivable:
Electric service	10,729	0	10,729	0		10,729
Affiliated	9,999	0	9,999	(4,107)	(2)	5,892
Other	91	1	92	0		92
Allowance for uncollectible accounts	(60)	0	(60)	0		(60)
Materials and supplies - at average cost:
Operating and construction	4,675	0	4,675	0		4,675
Prepaid taxes	404	0	404	0		404
Other	294	50	344	0		344

Deferred charges:
Other	0	0	0	0		0

Total assets	79,488	10,551	90,039	(4,676)		85,363
	I - 2
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny
		Comunications	Comunications
	Allegheny	Connect	Connect
	Comunications	of Virginia	of Pennsylvania,	Subtotal
CAPITALIZATION AND LIABILITIES	Connect, Inc.	Inc.	LLC	(Carried to
				Pg I - 2a)
Capitalization:
Common stock of Allegheny Communications Connect, Inc.	1	0	0	1
Members Equity	0	0	568	568
Common stock of subsidiaries consolidated	0	1	0	1
Other paid - in capital	67,039	0	0	67,039
Retained earnings	5,882	0	0	5,882
Other Comprehensive Income	(82)	0	0	(82)

Current liabilities:
Accounts payable to affiliates	0	0	4,107	4,107
Acounts payable - others	979	0	0	979
Taxes accrued:
Federal and state income	251	0	0	251
Other	241	0	0	241

Deferred credits and other liabilities:
Deferred income taxes	485	0	0	485
Other	16	0	0	16

Total capitalization and liabilities	74,812	1	4,675	79,488

	I - 2a
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2001
	(000's)

						Allegheny
		AFN Finance				Communications
		Company No. 2	Combined	Eliminations,		Connect,
CAPITALIZATION AND LIABILITIES	Subtotal	LLC	Totals	etc.		Inc. Consolidated
	(from pg I - 2)					(Carried to
Capitalization:						Pg H - 2)
Common stock of Allegheny Communications Connect, Inc.	1	0	1	0		1
Members Equity	568	0	568	(568)	(1)	0
Common stock of subsidiaries consolidated	1	1	2	(2)	(1)	0
Other paid - in capital	67,039	0	67,039	0		67,039
Retained earnings	5,882	0	5,882	0		5,882
Other Comprehensive Income	(82)	0	(82)	0		(82)

Long-term debt	0	10,500	10,500	0		10,500

Current liabilities:
Accounts payable to affiliates	4,107	0	4,107	(4,107)	(2)	0
Acounts payable - others	979	0	979	1	(1)	980
Taxes accrued:
Federal and state income	251	0	251	0		251
Other	241	0	241	0		241
Interest accrued	0	50	50	0		50

Deferred credits and other liabilities:
Deferred income taxes	485	0	485	0		485
Other	16	0	16	0		16

Total capitalization and liabilities	79,488	10,551	90,039	(4,676)		85,363
I - 3
ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2001
(000's)
					Allegheny
					Communications
					Connect,
	Allegheny	AFN Finance	Combined	Eliminations,	Inc. Consolidated
	Comunications	Company No. 2	Totals	etc.	(Carried to
	Connect, Inc.	LLC			Pg H - 3)
Operating Revenue:
Wholesale and other excluding affiliates	13,941	0	13,941	0	13,941
Affiliated companies	539	0	539	0	539
Total operating revenues	14,480	0	14,480	0	14,480

Operation:
Other	7,868	943	8,811	0	8,811
Maintenance	10	0	10	0	10
Depreciation	1,053	0	1,053	0	1,053
Taxes other than income taxes	288	0	288	0	288
Federal and state income taxes	2,141	0	2,141	0	2,141
Total operating expenses	11,360	943	12,303	0	12,303
Operating income	3,120	(943)	2,177	0	2,177

Other income, net	(556)	1,276	720	0	720
Total other income and deductions	(556)	1,276	720	0	720
Income before interest charges	2,564	333	2,897	0	2,897

Other interest	9	333	342	0	342
Total interest charges	9	333	342	0	342

Net income (loss)	2,555	0	2,555	0	2,555
	I - 4
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny
		Comunications	Comunications
	Allegheny	Connect	Connect
	Comunications	of Virginia	of Pennsylvania,	Subtotal
RETAINED EARNINGS	Connect, Inc.	Inc.	LLC	(Carried to
				Pg I - 4a)

Balance at January 1, 2001	3,327	0	0	3,327

Add:
Net income (loss)	2,555	0	0	2,555

Balance at December 31, 2001	5,882	0	0	5,882

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	39,211	0	0	39,211

Add:
Capital Contributions from Parent	27,828	0	0	27,828

Balance at December 31, 2001	67,039	0	0	67,039

MEMBERS EQUITY

Balance at January 1, 2001	0	0	0	0

Add:
Capital Contributions from Parent	0	0	568	568

Balance at December 31, 2001	0	0	568	568
	I - 4a
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
						Allegheny
		AFN Finance				Communications
		Company No. 2	Combined	Eliminations,		Connect,
RETAINED EARNINGS	Subtotal	LLC	Totals	etc.		Inc. Consolidated
	(from pg I - 4)					(Carried to
						Pg H - 4)

Balance at January 1, 2001	3,327	0	3,327	0		3,327

Add:
Net income (loss)	2,555	0	2,555	0		2,555

Balance at December 31, 2001	5,882	0	5,882	0		5,882

OTHER PAID - IN CAPITAL

Balance at January 1, 2001	39,211	0	39,211	0		39,211

Add:
Capital Contributions from Parent	27,828	0	27,828	0		27,828

Balance at December 31, 2001	67,039	0	67,039	0		67,039

MEMBERS EQUITY

Balance at January 1, 2001	0	0	0	0		0

Add:
Capital Contributions from Parent	568	0	568	(568)	(1)	0

Balance at December 31, 2001	568	0	568	(568)		0
	I - 5
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
		Allegheny	Allegheny
		Comunications	Comunications
	Allegheny	Connect	Connect
	Comunications	of Virginia	of Pennsylvania,	Subtotal
	Connect, Inc.	Inc.	LLC	(Carried to
				Pg I - 5a)
Cash Flows from Operations:
Net income (loss)	2,555	0	0	2,555
Cumulative effect of accounting change, net of taxes	0	0	0	0
Income before accounting change	2,555	0	0	2,555
Depreciation and amortization	1,053	0	0	1,053
Deferred investment credit and income taxes, net	108	0	0	108
Changes in certain current assets and liabilities:
Accounts receivable, net	(3,698)	0	0	(3,698)
Account receivable from affiliates	(7,038)	0	0	(7,038)
Materials and supplies	0	0	(4,675)	(4,675)
Accounts payable	251	0	0	251
Accounts payable to affiliates	0	0	4,107	4,107
Prepayment	(342)	0	0	(342)
Taxes accrued	(575)	0	0	(575)
Interest accrued	0	0	0	0
Other, net	711	1	0	712
Total Cash Flows from Operations	(6,975)	1	(568)	(7,542)

Cash Flows used in Investing:
Other construction expenditures and investments	(16,678)	0	0	(16,678)
Unregulated investments	(5,260)	0	0	(5,260)
Total Cash Flows used in Investing	(21,938)	0	0	(21,938)

Cash Flows from (used in) Financing:
Issuance of long-term debt	0	0	0	0
Parent company contribution	27,827	0	568	28,395
Total Cash Flows from (used in) Financing	27,827	0	568	28,395

Net Change in Cash
Cash Investments*	(1,086)	1	0	(1,085)
Cash at January 1	1,173	0	0	1,173
Cash at December 31	87	1	0	88

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	0	0	0
Income taxes	2,776	0	0	2,776

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
	I - 5a
	ALLEGHENY COMMUNICATION CONNECT, INC AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2001
	(000's)
					Allegheny
		AFN Finance			Communications
		Company No. 2	Combined	Eliminations,	Connect,
	Subtotal	LLC	Totals	etc.	Inc. Consolidated
	(from pg I - 5)				(Carried to
					Pg H - 5)
Cash Flows from Operations:
Net income (loss)	2,555	0	2,555	0	2,555
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	2,555	0	2,555	0	2,555
Depreciation and amortization	1,053	0	1,053	0	1,053
Deferred investment credit and income taxes, net	108	0	108	0	108
Changes in certain current assets and liabilities:
Accounts receivable, net	(3,698)	(1)	(3,699)	0	(3,699)
Account receivable from affiliates	(7,038)	0	(7,038)	4,107	(2,931)
Materials and supplies	(4,675)	0	(4,675)	0	(4,675)
Accounts payable	251	0	251	0	251
Accounts payable to affiliates	4,107	0	4,107	(4,107)	0
Prepayment	(342)	0	(342)	0	(342)
Taxes accrued	(575)	0	(575)	0	(575)
Interest accrued	0	50	50	0	50
Other, net	712	(49)	663	568	1,231
Total Cash Flows from Operations	(7,542)	0	(7,542)	568	(6,974)

Cash Flows used in Investing:
Other construction expenditures and investments	(16,678)	0	(16,678)	0	(16,678)
Unregulated investments	(5,260)	(10,500)	(15,760)	0	(15,760)
Total Cash Flows used in Investing	(21,938)	(10,500)	(32,438)	0	(32,438)

Cash Flows from (used in) Financing:
Issuance of long-term debt	0	10,500	10,500	0	10,500
Parent company contribution	28,395	0	28,395	(568)	27,827
Total Cash Flows from (used in) Financing	28,395	10,500	38,895	(568)	38,327

Net Change in Cash
Cash Investments*	(1,085)	0	(1,085)	0	(1,085)
Cash at January 1	1,173	0	1,173	0	1,173
Cash at December 31	88	0	88	0	88

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	307	307	0	307
Income taxes	2,776	0	2,776	0	2,776

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.
J - 1
INDIANA - KENTUCKY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2001
UNAUDITED
(000's)

Assets

Electric plant - at original cost, including $43,629
construction work in progress	462,871
Less - Accumulated provisions for depreciation and amortization	388,217
74,654

Current assets:
Cash and cash equivalents	11
Accounts receivable	126
Coal in storage, at average cost	18,273
Materials and supplies, at average cost	7,594
Prepaid expenses and other	533
26,537

Deferred charges and other:
Future federal income tax benefits	54,046
Unrecognized pension expense	3,285
Unrecognized postretirement benefits	23,409
Unrecognized post employment benefits	1,128
Deferred termination charges	4,374
Deferred depreciation	3,477
Other	9
89,728

TOTAL ASSETS	190,919

J - 1a
INDIANA - KENTUCKY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2001
UNAUDITED
(000's)

Capitalization and Liabilities

Capitalization:
Common stock, without par value, stated at $200
per share -
Authorized - 100,000 shares
Outstanding - 17,000 shares	3,400

Current liabilities:
Accounts payable	18,951
Intercompany payable	8,147
Sponsor advances for construction	3,012
Accrued taxes	3,094
Accrued interest and other	2,970
36,174

Deferred credits:
Accrued pension liability	3,285
Subsidiary advances for construction	66,673
Net antitrust settlement	2,594
Deferred liability - tax benefits	54,046
Postretirement benefits obligation	23,409
Postemployment benefits obligation	1,128
Deferred credit - other	210
151,345

TOTAL CAPITALIZATION AND LIABILITIES	190,919

J - 2
INDIANA - KENTUCKY ELECTRIC CORPORATION
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2001
UNAUDITED
(000's)

Operating revenues:
Sale of electric energy	164,331
Other operating revenues	67

Total operating revenues	164,398

Operating expenses:
Fuel consumed in operation	102,312
Other operation	18,042
Maintenance	18,705
Depreciation	20,763
Taxes, other than federal income taxes	4,571

Total operating expenses	164,393

Operating income (Loss)	5

Other income	(5)

Income before interest charges	0

Interest charges
Interest expense, net	0

Total interest charges	0

Net income	0

J - 3
INDIANA - KENTUCKY ELECTRIC CORPORATION
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2001
UNAUDITED
(000's)

Cash From Operations:
Net Income	0
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation	20,763
Changes in assets and liabilities:
Accounts receivable	(117)
Coal in storage	(1,651)
Materials and supplies	855
Prepaid expenses and other	15
Accounts payable	12,093
Accrued taxes	(102)
Accrued interest and other	117
Change in intercompany receivable / payable	(14,025)
Other	1,347

Net cash provided by operations	19,295

Investing Activities:
Net electric plant additions	(45,209)
Advances from sponsoring companies	3,012
Advances from parent	22,903

Net cash provided by (used in) investing activities	(19,294)

Financing Activities	0

Net increase in cash and cash equivalents	1

Cash and cash equivalents, beginning of year	10

Cash and cash equivalents, end of year	11

Supplemental Disclosures
Interest paid during the year	0
Federal income taxes paid during the year	0

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.

J - 4
OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2001
UNAUDITED
(000's)

Assets

Electric plant - at original cost, including $34,084
construction work in progress	347,062
Less - Accumulated provisions for depreciation and amortization	302,400
44,662
Investments and other:
Investment in subsidiary company	3,400
Advances to subsidiary - construction	66,673
70,073
Current assets:
Cash and cash equivalents	13,794
Investments held by trustee	194,735
Accounts receivable	17,492
Intercompany receivable	8,148
Coal in storage, at average cost	8,269
Materials and supplies, at average cost	9,473
Property taxes applicable to subsequent years	1,332
SO2 Allowances	1,455
Prepaid expenses and other	417
255,115
Deferred charges and Other:
Unamortized debt expense	10,952
Future federal income tax benefits	27,127
Unrecognized postemployment benefits expense	1,093
Unrecognized pension expense	3,639
Unrecognized postretirement benefits expense	25,030
SO2 Allowances	819
Deferred termination charges	3,367
Other deferred expenses	503
72,530

TOTAL ASSETS	442,380

J - 4a
OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2001
UNAUDITED
(000's)

Capitalization and Liabilities

Capitalization:
Common stock, $100 par value -
Authorized - 300,000 shares
Outstanding - 100,000 shares	10,000
Senior secured notes	332,734
Retained earnings	1,920
344,654
Currents liabilities:
Current portion - long term debt	8,369
Accounts payable	20,526
Sponsor advances for construction	198
Accrued taxes	2,960
Accrued Federal income taxes	3,308
Accrued interest and other	3,051
38,412
Deferred credits:
Investment tax credits	10,610
Accrued pension liability	3,639
Net antitrust settlement	1,517
Deferred liability - tax benefits	17,263
Postretirement benefits obligation	25,030
Postemployment benefits obligation	1,093
Deferred credit - other	162
59,314

TOTAL CAPITALIZATION AND LIABILITIES	442,380
J - 5
OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF INCOME AND RETAINED EARNINGS
FOR YEAR ENDED DECEMBER 31, 2001
UNAUDITED
(000's)

Operating revenues:
Sale of electric energy	317,244
Other operating revenues	887

Total operating revenues	318,131

Operating expenses:
Fuel consumed in operation	81,311
Purchased power	170,344
Other operation	24,498
Maintenance	20,527
Depreciation	11,034
Taxes, other than federal income taxes	2,857
Federal income taxes	657

Total operating expenses	311,228

Operating income (loss)	6,903

Other income	308

Income before interest charges	7,211

Interest charges
Amortization of debt expense	137
Interest expense, net	4,887

Total interest charges	5,024

Net Income	2,187

Retained earnings, beginning of year	1,933

Cash dividends on common stock	2,200

Retained earnings, end of year	1,920
J - 6
OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF CASH FLOWS
FOR YEAR ENDED DECEMBER 31, 2001
UNAUDITED
(000's)

Cash From Operations:
Net Income	2,187
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation	11,034
Debt expense Amortization	137
Future income tax benefits	(5,273)
Changes in assets and liabilities:
Accounts receivable	181
Coal in storage	(4,063)
Materials and supplies	819
Property taxes applicable to subsequent years	2,628
SO2 allowances	1609
Prepaid expenses and other	22
Accounts payable	11,238
Accrued taxes	(4,858)
Accrued interest and other	14
Change in intercompany receivable / payable	14,025
Other	(3901)

Net cash provided by (used in) operations	25,799

Investing Activities:
Net electric plant additions	(36,272)
Purchase of investments	(194,735)
Advances from sponsoring companies	197
Advances in subsidiary	(22,903)

Net cash provided by investing activities	(253,713)

Financing Activities:
Notes payable maturing in one year, repayments	(6,100)
Senior secured notes	(7,846)
Senior secured note borrowings	305,000
Unamortized debt expense	(10,893)
Lines-of-Credit repayments	(40,000)
Dividends-common stock	(2,200)

Net cash provided by financing activities	237,961

Net increase in cash and cash equivalents	10,047

Cash and cash equivalents, beginning of year	3,747

Cash and cash equivalents, end of year	13,794

Supplemental Disclosures
Interest paid during the year	6,522
Federal income taxes paid during the year	5,672

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.